    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 2000

                                            REGISTRATION STATEMENT NO. 333-43386
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                            BEACON POWER CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                   491102                                  04-3372365
    (State or Other Jurisdiction of             (Primary Standard Industrial                     (IRS Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                         ------------------------------

                                 6D GILL STREET
                                WOBURN, MA 01801
                                 (781) 938-9400
              (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive office)
                         ------------------------------

                               WILLIAM E. STANTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            BEACON POWER CORPORATION
                                 6D GILL STREET
                                WOBURN, MA 01801
                                 (781) 938-9400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

              LAURA N. WILKINSON, ESQ.                            WILLIAM P. ROGERS, JR., ESQ.
               Edwards & Angell, LLP                                Cravath, Swaine & Moore
               2800 BankBoston Plaza                                   825 Eighth Avenue
           Providence, Rhode Island 02903                           New York, New York 10019
                  (401) 274-9200                                        (212) 474-1270

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 25, 2000


PROSPECTUS

                                8,000,000 SHARES

                                     [LOGO]

                            BEACON POWER CORPORATION

                                  COMMON STOCK
                                   ---------

    We are selling 8,000,000 shares of our common stock. The underwriters named in this prospectus may purchase up to 1,200,000 additional shares of common stock from us to cover over-allotments.

    This is an initial public offering of our common stock. We currently expect the initial public offering price to be between $11.00 and $13.00 per share. We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "BCON."

                                 --------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

                                                               PER SHARE              TOTAL
                                                              ------------         ------------
Initial Public Offering Price                                 $                    $
Underwriting Discount                                         $                    $
Proceeds to Beacon (before expenses)                          $                    $

    The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about
            , 2000.

                                 --------------

SALOMON SMITH BARNEY

                         BANC OF AMERICA SECURITIES LLC

                                                              CIBC WORLD MARKETS

          , 2000

    [The figure consists of a cutaway of the Beacon flywheel in the center and surrounded by potential market applications of Communications, Industrial Manufacturing, Commercial Facilities, Distributed Generation, and Computer Networks. Communications is the initial market and the other applications are future markets.]

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

                                 --------------

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      5
Special Note Regarding Forward-Looking Statements...........     13
Use of Proceeds.............................................     14
Dividend Policy.............................................     14
Capitalization..............................................     15
Dilution....................................................     16
Selected Financial Data.....................................     18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     19
Business....................................................     24
Management..................................................     36
Certain Relationships and Related Transactions..............     44
Principal Stockholders......................................     50
Description of Capital Stock................................     53
Shares Eligible for Future Sale.............................     58
Underwriting................................................     60
Legal Matters...............................................     63
Experts.....................................................     63
Where You Can Find More Information.........................     63
Index to Financial Statements...............................    F-1


                                 --------------

    In this prospectus, "Beacon," the "company," "we," "us" and "our" each refers to Beacon Power Corporation and its subsidiaries.

    Until          , 2000, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS."

                            BEACON POWER CORPORATION

OVERVIEW

    We design and develop flywheel energy storage systems that we believe will provide highly reliable, high-quality, uninterruptible electric power for communications networks, computers, the Internet, industrial manufacturing, commercial facilities and distributed generation products that allow the user to bypass the electric utility grid by generating power locally.

    Flywheel systems draw electrical energy from a primary power source such as the electric grid or a fuel cell, store that energy, and then convert that energy to immediately provide uninterruptible electric power when the primary power source fails or is disrupted. We believe our flywheels will offer significant advantages over conventional back-up power systems that primarily use lead-acid batteries. The expected advantages include higher reliability, longer life, lower life-cycle cost, improved recharging capability, reduced maintenance, more reliable monitoring, and environmental friendliness. We also believe that our flywheel systems will be used in conjunction with distributed power products such as gasoline or diesel generators, fuel cells, microturbines and other distributed power generators to provide benefits that are not available from these products alone, such as an instant-on capability and the ability to manage sudden changes in power.

OUR PRODUCTS

    We have designed our initial products to specifically address the back-up powering needs of the communications markets. We believe we are the only company to have developed a proprietary composite flywheel that can store and deliver the requisite energy demanded by communications customers and can efficiently provide back-up power for long periods of time. In addition, our flywheel systems can be installed in the ground to address cost, permit, environmental and aesthetic concerns and our commercial product will have a built-in, long-life, low-cost vacuum system that will automatically restart if power is lost.


    Bell Atlantic, now part of Verizon Communications, WinDBreak Cable and Telcordia Technologies Inc. have provided us with application requirements that have helped us with the definition, development and testing of our 2 kilowatt-hour (kWh) product. Our field trials have provided back-up power for operating sites at Verizon Communications, Century Communications Corporation, now part of Adelphia Communications, and WinDBreak Cable, and we have demonstrated our product at our plant to AT&T Broadband, Cox
Communications, Inc., Asea Brown Boveri, Kobe Steel and GTE, now part of Verizon Communications, among others. We have not entered into any agreements with, or sold any units to, any of these parties. We have sales commitments for 117 of our 2kWh commercial units, with deliveries expected to begin in early 2001, and expect that our product demonstrations will lead to additional, significant orders. We are a development stage company that has not yet begun to manufacture flywheels in large quantities and to date have not received any revenue from our existing sales commitments.


INDUSTRY DYNAMICS

    The growing use of digital electronics and computers and the proliferation of telecommunications networks is causing a dramatic increase in the demand for more reliable, higher quality power. For example, Internet related power requires a much higher level of reliability than that provided by the electric grid. At the same time, deregulation and aging transmission and distribution lines are leading to reduced reliability in electric power that is supplied through the grid. Lead-acid battery and generator back-up power is proving to be inadequate to meet the high power quality and reliability needs of technology-oriented applications. In addition to deregulation of the utility industry, we expect these trends to accelerate the adoption of alternative power technology products such as flywheels.

MARKET OPPORTUNITIES FOR OUR FLYWHEEL PRODUCTS


    The Electric Power Research Institute estimated that electric power reliability problems cost the U.S. more than $50 billion annually. Approximately $12 billion was spent worldwide in 1999 on power quality and reliability equipment to address these problems. Mark Mills, one of the authors of THE HUBER MILLS POWER REPORT, has estimated that sales of power reliability products will expand at a market growth rate of approximately 30% per year for the next
15 years. We believe that significant growth in demand for our flywheels will come from our targeted markets, including:



    COMMUNICATIONS MARKETS. The SKYLINE MARKETING GROUP estimated that power quality and reliability equipment sold into the communications markets in 1999 totaled $4 billion globally. If flywheels completely displaced batteries in the North American communications powering market, that market would require approximately 2 million 2kWh-flywheels per year.


    OTHER MARKET OPPORTUNITIES. Over the longer term, we intend to capitalize on our strengths in the communications market to expand into other markets. These markets include products that would be designed to:

    - address the high-quality power and reliability needs of the growing Internet and computer markets;

    - be used in industrial manufacturing facilities to protect against downtime caused by power quality and reliability problems;

    - provide higher quality and more reliable and cost-effective back-up power at commercial facilities such as data processing centers, call centers, telecommunications switching facilities, emergency services, hospitals, hotels and universities; and

    - be used in conjunction with distributed generation products such as diesel generators, fuel cells and microturbines to provide operational advantages that cannot be delivered by these products alone.

OUR STRATEGY

    Our goal is to become the leading provider of flywheel energy storage systems. To accomplish our objective, we are pursuing the following key strategies:

    - initially target communications markets with superior product offerings;

    - over the longer term, expand into other segments of the power quality and reliability markets;


    - leverage key customer and strategic relationships with General Electric and others to enhance our product development and reduce product costs;


    - establish key strategic relationships to aid in our marketing and distribution efforts; and

    - protect our intellectual property.

                                  THE OFFERING


Common stock offered.........................  8,000,000 shares
Common stock to be outstanding after the
  offering...................................  38,545,974 shares
Use of proceeds..............................  For general corporate purposes, including research and product development, sales and
                                               marketing expenses, working capital, capital
                                               expenditures and potential acquisitions. See
                                               "Use of Proceeds."
Proposed Nasdaq National Market symbol.......  BCON


                            ------------------------


Unless otherwise indicated, all information in this prospectus, including the outstanding share information above, is based on the number of shares outstanding as of October 24, 2000 and:


    - assumes no exercise of the underwriters' option to purchase up to 1,200,000 additional shares of common stock to cover over-allotments;


    - excludes 4,769,540 shares of common stock which may be issued at a weighted average exercise price of $2.57 per share upon exercise of options outstanding as of October 24, 2000 under our stock incentive plan;



    - excludes 5,366,070 shares of common stock which may be issued at a weighted average exercise price of $2.21 per share upon exercise of outstanding warrants and 70,000 shares of common stock which may be issued at an exercise price equal to the initial offering price upon exercise of outstanding warrants;


    - excludes a number of shares of common stock which may be issued at an exercise price of 37.5% of the initial public offering price upon exercise of warrants issued as part of our class F financing equal to $14,250,000 divided by 37.5% of the initial public offering price, or 3,166,666 shares assuming a $12.00 initial public offering price;

    - reflects the automatic conversion of all of our outstanding preferred stock into 29,359,530 shares of common stock upon the completion of the offering;

    - reflects the issuance of 820,162 shares of common stock upon consummation of the offering as a dividend on our class D preferred stock;

    - reflects the issuance of 39,168 shares of common stock upon consummation of the offering as a dividend on our class E preferred stock;


    - reflects the issuance of 100,000 shares of common stock to be issued on the closing date of the offering as payment of consulting fees accrued through October 31, 2000; and


    - gives effect to a 1.125-for-1 stock split of our common stock effective in October 1998 and a 2-for-1 stock split to be effective immediately prior to consummation of this offering.

                             CORPORATE INFORMATION

    We are incorporated in Delaware. Our executive offices are located at 6D Gill Street, Woburn, Massachusetts and our telephone number is (781) 938-9400.

                             SUMMARY FINANCIAL DATA


    The following tables set forth our summary financial data. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 of this prospectus, the information under "Capitalization," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The pro forma basic and diluted net loss per share gives effect to the conversion at the beginning of the period of each share of class A, C and D preferred stock into two shares of common stock for all periods presented and the conversion into two shares of common stock on January 1, 2000 of each share of class E and F preferred stock for the period ended September 30, 2000, including in each case shares payable for consulting services, as though they were common stock in all periods for which such shares were outstanding, the issuance upon conversion of our class D preferred stock of 820,162 shares of common stock as payment of accrued dividends on the class D preferred stock and the issuance of 39,168 shares of common stock upon consummation of the offering as a dividend on the class E preferred stock.



                                    PERIOD FROM DATE                                NINE MONTHS ENDED
                                      OF INCEPTION      YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                    (MAY 8, 1997) TO    -----------------------   ----------------------
                                    DECEMBER 31, 1997     1998         1999          1999         2000
                                    -----------------   ---------   -----------   -----------   --------
                                                                                  (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..........................      $    232        $     --    $      269      $     66    $     --
Loss from operations..............        (3,228)         (4,790)       (5,340)       (3,559)     (9,772)
Net loss..........................      $ (3,111)       $ (4,793)   $   (5,672)     $ (3,787)   $ (9,793)
                                        ========        ========    ==========      ========    ========
Loss to common shareholders.......      $ (3,111)       $ (4,912)   $   (6,630)     $ (4,241)   $(12,297)
                                        ========        ========    ==========      ========    ========
Pro forma net loss per share,
  basic and diluted...............                                  $    (0.42)                 $  (0.45)
                                                                    ==========                  ========
Shares used in computing pro forma
  net loss per share, basic and
  diluted.........................                                      13,492                    22,017


    The balance sheet data on a pro forma as adjusted basis reflect the conversion of our preferred stock upon consummation of this offering, the issuance upon conversion of our class D preferred stock of 820,162 shares of common stock as a dividend payable on the class D preferred stock, the issuance of 39,168 shares of common stock to be issued upon consummation of the offering as a dividend on the class E preferred stock, issuance of shares payable for consulting services, and the sale of 8,000,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.


                                                       AS OF SEPTEMBER 30, 2000
                                                     ----------------------------
                                                      ACTUAL          AS ADJUSTED
                                                     --------         -----------
                                                                      (UNAUDITED)
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..........................  $ 21,347          $109,451
Working capital....................................    18,721           106,825
Total assets.......................................    24,059           112,263
Redeemable convertible preferred stock.............    36,682                --
Total stockholders' (deficit) equity...............   (18,400)          107,472

                                  RISK FACTORS

    INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING RISKS OCCUR, THE MARKET PRICE OF OUR SHARES OF COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

BECAUSE OUR SHORT OPERATING HISTORY MAKES YOUR BASIS FOR EVALUATING US LIMITED, OUR FUTURE FINANCIAL PERFORMANCE MAY DISAPPOINT INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE.

    We have a limited operating history and you should not rely on our recent results as an indication of our future results in making your investment decision. We were formed in May 1997 to commercialize electrical power systems based on flywheel energy storage. We are a development stage company making the transition to the manufacturing of new products in a new and developing sector. We have only recently begun to market our products. Unless we can achieve significant increases in market acceptance of our product, we may never advance beyond our start-up phase. In light of the foregoing, it is difficult or impossible for us to predict future results and you should not expect future revenue growth based on our recent results. Our future results may disappoint investors and cause our stock price to decline. See "Business," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION AND ANTICIPATE CONTINUED LOSSES THROUGH AT LEAST 2002.


    We have incurred operating losses and negative cash flows since our inception in May 1997. We had net losses of $4,793,398 in 1998, $5,671,493 in 1999 and $9,792,715 for the first nine months of 2000. We expect to continue to incur net losses through at least 2002. We also anticipate that our expenses will continue to increase substantially in the foreseeable future as we expand our sales and marketing, research and development and general and administrative operations. Our efforts may prove even more expensive than we currently anticipate. Our revenue must grow substantially if we are to offset these higher expenses and become profitable. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


WE HAVE LIMITED EXPERIENCE MANUFACTURING FLYWHEEL ENERGY STORAGE SYSTEMS ON A COMMERCIAL BASIS, AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY.

    We may not achieve profitability if we cannot develop efficient, low-cost manufacturing capability, processes and suppliers that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to timely meet our product commercialization schedule or to satisfy the requirements of our distributors or customers. To date, we have focused primarily on research and development and have limited experience manufacturing flywheel energy storage systems on a commercial basis. See "Business--Our Products," "--Our Technology" and "--Manufacturing."

IF WE ARE UNABLE TO MEET OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION MILESTONES, WE COULD LOSE SALES.

    Failure to meet product development and commercialization milestones could impair our relationships with our potential customers, cause us to lose business and/or cause the capital markets to devalue our common stock. We have established internal product development and commercialization milestones and dates for achieving our goals. If we experience delays in meeting our goals or if our systems exhibit technical defects or are unable to meet cost or performance goals, including energy output, useful life and reliability, our commercialization schedule could be delayed. In that event, potential purchasers of our commercial systems may choose competing products or alternative technologies. We cannot guarantee that we will successfully achieve our future milestones. See "Business--Product Milestones."

WE CANNOT ASSURE COMMERCIAL VIABILITY OF OUR PRODUCTS, AND IF THEY ARE NOT ACCEPTED COMMERCIALLY, OUR COMPETITIVE POSITION AND PROFITABILITY WOULD DECLINE.


    Our future success is dependent upon our ability to develop and market a commercially acceptable product. The market for highly reliable, uninterruptible electric power is rapidly evolving and it is difficult to predict its potential size or future growth rate. We cannot assure you that our flywheel energy storage based products will achieve market acceptance, that they will meet the technical demands of our potential communications customers or that they will offer cost-effective advantages over competing technologies. Most of the organizations that may purchase our products have invested substantial resources in their existing power systems and, as a result, may be reluctant or slow to adopt a new approach. Moreover, our products are alternatives to existing power back-up systems and may not be accepted by our potential customers. To date we have only had field trials of our products in commercial applications. We have received only 117 commercial orders for our products and have made no commercial deliveries to date. See "Business--Sales and Marketing" and "--Competition."


OUR FAILURE TO MEET THE SIGNIFICANT TECHNOLOGICAL CHALLENGES TO DEVELOP A COMMERCIALLY VIABLE PRODUCT COULD CAUSE US TO LOSE REVENUES.

    The successful development of a commercially viable flywheel energy storage system for an uninterruptible power supply involves significant technological challenges including:

    - reducing manufacturing costs for the wheel shaft, hub and rim, and bearings to achieve commercial viability for our current products; and

    - developing new products with increased energy storage capacity to expand our market share.

    We cannot assure you that our technologies will be suitable for specific commercial applications, including communications applications. Design modifications may be required or demanded by our potential customers, and we may be unable to make those adjustments at all or to make them as well or as cost-effectively as our competitors. See "Business--Our Technology" and "Business--Manufacturing."

BECAUSE WE DEPEND ON THIRD PARTY SUPPLIERS FOR THE DEVELOPMENT AND SUPPLY OF KEY COMPONENTS FOR OUR PRODUCTS, AND BECAUSE WE DO NOT HAVE CONTRACTS WITH THESE SUPPLIERS, WE COULD EXPERIENCE DISRUPTIONS IN SUPPLY THAT COULD DELAY OR DECREASE OUR REVENUES.

    Our business, prospects, results of operations, or financial condition could be harmed if we are unable to maintain satisfactory relationships with suppliers. To accelerate development time and reduce capital investment, we rely on third party suppliers for several of our key components. We do not have any contracts with these suppliers. If these suppliers should fail to timely deliver components that meet our quality, quantity, or cost standards, then we could experience production delays or cost increases and our financial performance could be adversely affected. Because the components with limited sources are key components that are complex, difficult to manufacture and require long lead times, we may have difficulty finding alternative suppliers on a timely basis. As a result, we could experience shortages in supply. See "Business--Manufacturing."

WE FACE INTENSE COMPETITION AND OUR REVENUE COULD DECLINE IF WE ARE UNABLE TO COMPETE SUCCESSFULLY.


    The markets for highly reliable, uninterruptible electric power are intensely competitive. There are a number of companies located in the United States, Canada, and abroad that are developing flywheel energy storage technology. We also compete with companies that are developing applications using other types of alternative energy storage. In addition, if large, established companies decide to focus on the development of flywheel energy storage systems for sale to communications service providers, they may have the manufacturing, marketing, and sales capabilities to complete research, development and commercialization of commercially viable alternative energy storage systems that could be more competitive than our systems and could be brought to market more quickly than ours. To the extent they already have name recognition, their products may enjoy greater initial market acceptance among our potential customers. These competitors may also be better able than ourselves to adapt quickly to customers' changing demands and to changes in technology. See "Business--Competition."


    Technological advances in alternative energy products or other alternative energy technologies may render our systems obsolete and could therefore cause your investment in our company to suffer. We do not presently have any products or technologies other than flywheel systems under development, nor do we have any plans to pursue other products or technologies either through internal development or through acquisitions. Our system is, however, only one of a number of alternative energy products being developed by potential competitors as supplements to the electric grid that have potential commercial applications, including microturbines, solar power and wind power, advanced batteries, fuel cells and other types of alternative energy technologies. See "Business--Our Product" and "--Our Technology."

GOVERNMENT REGULATION MAY IMPAIR OUR ABILITY TO MARKET OUR PRODUCT.

    Government regulation of our product, whether at the federal, state or local level, including any regulations relating to installation and servicing of our products, may increase our costs and the price of our systems, and may have a negative impact on our revenue and profitability. We cannot assure you that our products will not be subject to existing or future federal and state regulations governing traditional electric utilities and other regulated entities. We expect that our products and their installation will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. We do not know the extent to which any existing or new regulations may impact our ability to distribute, install and service our products. Once our products reach the commercialization stage and we begin distributing our systems to our early target markets, federal, state or local government entities or competitors may seek to impose regulations.

PRODUCT LIABILITY CLAIMS AGAINST US COULD RESULT IN SUBSTANTIAL EXPENSES AND NEGATIVE PUBLICITY WHICH COULD IMPAIR SUCCESSFUL MARKETING OF OUR PRODUCTS.

    Our business exposes us to potential product liability claims that are inherent in the manufacturing, marketing and sale of electro-mechanical products, and as such, we may face substantial liability for damages resulting from the faulty design or manufacture of products or improper use of products by end users. We cannot assure you that our product liability insurance will provide sufficient coverage in the event of a claim. Also, we cannot predict whether we will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect our business, financial condition or the price of our common stock. In addition, negative publicity in connection with the faulty design or manufacture of our products would adversely affect our ability to market and sell our products.

SAFETY FAILURES BY OUR PRODUCTS OR THOSE OF OUR COMPETITORS COULD REDUCE MARKET DEMAND OR ACCEPTANCE FOR FLYWHEELS IN GENERAL.

    A serious accident involving either our flywheels or our competitors' flywheels could be a significant deterrent to customer acceptance and adversely affect our financial performance. With any form of energy storage, including machinery, chemicals, fuel or other means of energy storage, there is the possibility of accident. If a flywheel fails and the energy stored is released, the flywheel could break apart and the pieces could be ejected at a high rate of speed. A consortium of government, academic, and industry representatives has been formed to address containment in the event of this kind of flywheel failure. At this early stage of commercialization, there are differing approaches to containment with disagreement in the community on the most effective means.

IF WE NEED ADDITIONAL FINANCING IT MAY NOT BE AVAILABLE TO US ON ACCEPTABLE TERMS OR AT ALL, WHICH COULD CAUSE US TO FAIL TO REACH OUR FUTURE GOALS.

    We may need to raise additional funds if we are unable to achieve positive cash flow sufficient to fund our business plan. We may also need additional financing for a variety of reasons including:

    - expanding research and development;

    - expanding manufacturing equipment and facilities faster than currently planned;

    - funding additional working capital; or

    - acquiring complementary products, businesses or technologies.

    We cannot assure you that we will be able to raise additional funds on terms acceptable to us, or at all. If future financing is not available or is not available on acceptable terms, our business, results of operations and financial condition would be materially adversely effected. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE IN THE EVENT THAT WE OBTAIN ADDITIONAL FINANCING.

    If we raise additional funds by issuing additional equity securities, our existing stockholders will experience dilution which may dilute the value of the common stock outstanding if the equity is sold at a price less than you paid. Furthermore, the newly issued securities could have rights superior to the rights of the common stock sold in this offering.

WE MAY HAVE DIFFICULTY MANAGING THE EXPANSION OF OUR OPERATIONS AND OUR BUSINESS OPERATIONS COULD BE INTERRUPTED.

    Our business, prospects, results of operations or financial condition could be harmed if we encounter difficulties in effectively managing our rapid expansion. We are undergoing rapid growth in the number of our employees, the size of our physical plant and the scope of our operations. Rapid expansion is difficult to maintain and is likely to place a significant strain on our senior management team and other resources. In addition, if we are successful in obtaining rapid market penetration of our products, we will be required to continue to expand and improve our operational, management and financial systems and controls to meet anticipated growth. See "Business--Employees."

OUR FINANCIAL PERFORMANCE COULD BE ADVERSELY AFFECTED BY OUR NEED TO HIRE AND RETAIN KEY EXECUTIVE OFFICERS AND SKILLED TECHNICAL PERSONNEL.


    Because our future success depends largely on the success of our technology, our competitiveness will depend significantly on whether we can attract and retain skilled technical personnel, especially engineers, and can retain members of our executive team. We currently have employment agreements only with Messrs. Stanton, Spiezio and Lazarewicz and Ms. Lister. Based on our planned expansion, we will require a significant increase in the number of employees, including skilled personnel. Competition for skilled personnel is intense, and we may not be successful in attracting and retaining the personnel or executive managers necessary to develop our product and operate profitably. Because a large portion of our expenses relates to skilled technical personnel that cannot be easily reduced without adversely affecting our business prospects and strategic plan, we may not be able to effectively adjust spending to compensate for revenue shortfalls. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would reduce, and possibly eliminate, operating income and could materially adversely affect our business, operating results and financial condition.

WE WILL RELY ON A LIMITED NUMBER OF LARGE CUSTOMERS AND OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE LOSS OF, OR REDUCED PURCHASES BY, ANY ONE OF THOSE CUSTOMERS.

    Our initial intent is to focus on selling directly to a small number of large communications companies and to original equipment manufacturers that serve the communications markets. If we are successful in this strategy, the loss of, or reduced purchases by, one customer could have a material adverse effect on our operating results. In addition, if we do not perform satisfactorily for a customer, that customer could further harm our future business if the customer communicates its dissatisfaction or does not recommend our services to other communications customers.

IF WE ARE UNABLE TO SUCCESSFULLY MARKET, DISTRIBUTE AND SERVICE OUR PRODUCTS INTERNATIONALLY WE MAY EXPERIENCE A SHORTFALL IN EXPECTED REVENUES AND PROFITABILITY WHICH COULD LEAD TO A REDUCTION IN OUR STOCK PRICE.

    An important part of our business strategy is to expand our customer base by marketing, distributing and servicing our products internationally through distributors. We have limited experience developing, and no experience manufacturing, our products to comply with the commercial and legal requirements of international markets. Our ability to properly service our products internationally will depend on third party service providers. There is no assurance that we will be able to locate service providers in every region or that these providers will effectively service our products. Our success in those markets also will depend, in part, on our ability to secure foreign customers and our ability to manufacture products that meet foreign regulatory and commercial requirements. In addition, our planned international operations are subject to other inherent risks, including potential difficulties in establishing distributorship relationships and enforcing contractual obligations and intellectual property rights in foreign countries, fluctuations in currency exchange rates and entering into satisfactory foreign distributorship arrangements. If we are unable to successfully market, distribute or service our products internationally, we may never experience profitability and our stock price may decline.

ANY FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD SERIOUSLY IMPAIR OUR COMPETITIVE POSITION.

    We cannot assure you that we have or will be able to maintain a significant proprietary position on the basic technologies used in our flywheel systems. Our ability to compete effectively against alternative technologies will depend on our ability to protect our proprietary technology, systems designs and manufacturing processes. We do not know whether any of our pending or future patent applications under which we have rights will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes, or will protect us from competitors. Even if all our patent applications are issued and are sufficiently broad, they may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits, and such suits would divert funds and resources that could be used in our business. We do not know whether we have been or will be completely successful in safeguarding and maintaining our proprietary rights.

    Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing on third party patents, we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our systems.

    We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have and prevent us from being the first company to commercialize highly reliable electrical power products, thereby harming our business prospects. See "Business--Intellectual Property."

OUR EXISTING STOCKHOLDERS WILL CONTROL ALL MATTERS REQUIRING A STOCKHOLDER VOTE, WHICH WILL LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF MATTERS REQUIRING STOCKHOLDER APPROVAL.


    Upon the completion of this offering, our existing stockholders will retain approximately 79.3% of our outstanding stock. If a sufficient number of these stockholders were to vote together as a group, they would have the ability to control our board of directors and its policies. For instance, these stockholders would be able to control the outcome of all stockholder votes, including votes concerning director elections, charter and by-law amendments and possible mergers, corporate control contests and other significant corporate transactions. These stockholders may use their influence to approve actions that are adverse to your interest, which could depress our stock price. See "Certain Relationships and Related Transactions," "Principal Stockholders" and "Description of Capital Stock."


THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK.

    Before this offering, there has been no public market for our common stock. Although we expect our common stock to be quoted on the Nasdaq National Market, an active trading market for our shares may not develop or may not be sustained following this offering. Purchasers in this offering may not be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined through negotiations between us and the underwriters and may not be indicative of the market price for these shares following this offering. See "Underwriting."

THE SHARE PRICES OF COMPANIES IN OUR SECTOR HAVE BEEN HIGHLY VOLATILE AND OUR SHARE PRICE COULD BE SUBJECT TO EXTREME PRICE FLUCTUATIONS.

    The markets for equity securities of high technology companies, including companies in the power reliability and power quality markets, have been highly volatile recently and the market price of our common stock may be subject to significant fluctuations. This could be in response to operating results, announcements of technological innovations or new products by us or our competitors, patent or proprietary rights developments and market conditions for high technology stocks in general. In addition, stock markets, in particular the Nasdaq National Market, in recent years have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of our common stock. There can be no assurance that the trading price of our common stock will remain at or near the initial public offering price.

OUR INITIAL TARGET MARKET, THE COMMUNICATIONS INDUSTRY, MAY NOT BE ABLE TO SUSTAIN ITS CURRENT GROWTH RATE, WHICH MAY AFFECT INVESTORS' EXPECTATIONS REGARDING OUR FINANCIAL PERFORMANCE AND ADVERSELY AFFECT OUR STOCK PRICE.

    We are initially targeting the communications markets for the sale of our products. The communications industry recently has sustained high rates of infrastructure build-out that expands the need for new power technologies such as our flywheel product. We cannot assure you that these rates will be maintained. If the growth rates in these markets are not maintained, the demand for our products could be significantly reduced which would have a material adverse effect on our business, operating results and financial condition.

PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BY-LAWS MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS CONSIDER FAVORABLE.


    Provisions in our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Beginning with our annual meeting in 2001, we will have a staggered board of directors that will make it difficult for stockholders to change the composition of the board of directors in any one year. Additionally, our board of directors may authorize issuances of "blank check" preferred stock that could be used to increase the number of outstanding shares and discourage a takeover attempt. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors. See "Description of Capital Stock."


YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION AND, AS A RESULT, YOU MAY NOT RECEIVE THE FULL AMOUNT OF YOUR INVESTMENT IF WE ARE LIQUIDATED.


    The initial public offering price per share will be substantially higher than the net tangible book value per share immediately after the offering. If you purchase common stock in this offering, you will incur dilution of $10.46 per share from the price per share you would have paid based on our net book value at September 30, 2000. We also have a large number of outstanding warrants and stock options to purchase our common stock with exercise prices significantly below the initial public offering price of our common stock. To the extent these warrants and options are exercised, you will be further diluted. See "Dilution," "Certain Relationships and Related Transactions" and "Principal Stockholders."


FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.


    Substantial sales of our common stock in the public market following this offering, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. After this offering, we will have 38,545,974 shares of common stock outstanding. Of these shares, 7,600,000 of the shares sold in this offering and an additional 13,488 shares owned by seven investors will be freely tradable. The 400,000 shares sold in this offering through the directed share program are subject to 30-day lock-up agreements. 30,346,220 of the remaining shares of common stock are subject to 180-day lock-up agreements with the underwriters. Up to 102,932 and 30,346,220 shares may be available for sale in the public market 90 and 180 days after the date of this prospectus, respectively, subject, in some cases, to the holding period, volume limitations and other requirements of Rule 144 under the Securities Act.



    We have outstanding warrants to purchase 5,436,070 shares of our common stock, plus warrants to purchase a number of shares equal to $14,250,000 divided by 37.5% of the initial offering price, or 3,166,666 shares assuming a $12.00 initial public offering price. The shares purchased upon exercise of these warrants may be sold 180 days after the date of this prospectus, subject to the holding period, volume limitation and other requirements of Rule 144 under the Securities Act.



    Beginning 180 days after the closing of this offering, the holders of approximately 30,346,220 shares of our common stock, warrants to purchase 5,366,070 shares of our common stock and warrants to purchase a number of shares equal to $14,250,000 divided by 37.5% of the initial public offering price, or 3,166,666 shares assuming a $12.00 initial public offering price, or their transferees, will be entitled to cause us to register those shares. In addition, after this offering, we also intend to register 9,000,000 shares of common stock for issuance under our stock incentive plan. As of October 24, 2000, options to purchase 4,769,540 shares of common stock were issued and outstanding, of which options to purchase 1,119,890 shares have vested.

    We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

    See "Shares Eligible for Future Sale" and "Underwriting."

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE AND AS A RESULT STOCKHOLDERS WILL NEED TO SELL SHARES IN ORDER TO REALIZE A RETURN ON THEIR INVESTMENTS IN US.


    We have not paid dividends to the holders of our common stock since our inception and do not anticipate paying cash dividends in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Declaration of dividends on our common stock will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements and general business conditions. See "Dividend Policy" and "Description of Capital Stock."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

    We estimate our net proceeds from the sale of 8,000,000 shares of our common stock in this offering will be $88.1 million, at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $101.5 million.


    The principal purposes of this offering are to increase our equity capital, create a public market for our common stock under market conditions that we believe are favorable, facilitate future access by us to public equity markets and provide us with increased credibility with our customers and suppliers. We will use $39 million of the net proceeds of the offering for product research and development and expanding manufacturing capacity and $17 million for capital expenditures. Although we have no specific plans for the remaining net proceeds of the offering, we expect to use the remainder for general corporate purposes, working capital and potential acquisitions. While we have from time to time engaged in acquisition discussions with other parties, we are not party to any agreement or letter of intent with respect to a potential acquisition.


    Our management will have significant flexibility in applying the net proceeds of this offering. For example, we may use a portion of the net proceeds to acquire businesses, products or technologies that complement our current or future business and product lines.

    Pending their use, we will invest the proceeds in government securities and other short-term, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on shares of our common stock. We expect to retain any future earnings to finance the expansion of our business, and therefore we do not expect to pay cash dividends in the foreseeable future.

    Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of September 30, 2000:


    - on an actual basis (giving effect to the 2-for-1 split of our common stock to be effected immediately prior to the consummation of this offering); and

    - on an as adjusted basis to reflect the conversion of each share of our outstanding preferred stock upon consummation of this offering into two shares of common stock, the issuance upon conversion of our class D preferred stock of 820,162 shares of common stock as a dividend payable on the class D preferred stock, the issuance of 39,168 shares of common stock to be issued upon consummation of the offering as a dividend on the class E preferred stock, a charge of $30,000,000 representing the value of the warrants issued as part of our class F financing assuming a $12.00 initial offering price, the issuance of shares payable for consulting services and the sale of 8,000,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share.


                                                              AS OF SEPTEMBER 30, 2000
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (IN THOUSANDS, EXCEPT
                                                                    SHARE DATA)
Cash and cash equivalents...................................   $ 21,347     $ 109,451
                                                               ========     =========
Dividends payable (1).......................................      1,086            --
Capital lease obligations...................................         51            51
Redeemable convertible preferred stock:
  Class D Preferred Stock, $0.01 par value per share;
    6,000,000 shares authorized, 1,900,000 shares issued and
    outstanding.............................................      4,566            --
  Class E Preferred Stock, $0.01 par value per share;
    2,000,000 shares authorized, 1,226,141 shares issued and
    outstanding.............................................      3,704            --
  Class F Preferred Stock, $0.01 par value per share;
    7,500,000 shares authorized, 6,785,711 shares issued and
    outstanding.............................................     28,412            --
Redeemable preferred stock warrants.........................        344            --
Stockholders' (deficit) equity:
  Class A Preferred Stock, $0.01 par value per share;
    6,000,000 shares authorized, 4,767,907 shares issued and
    outstanding.............................................      5,741            --
  Class C Preferred Stock, $0.01 par value per share; six
    shares authorized, six shares issued and outstanding....         30            --
  Common Stock, $0.01 par value per share; 30,000,000 shares authorized, and 198,182 shares issued and outstanding,
    actual; and 110,000,000 shares authorized and 38,517,050
    shares issued and outstanding, as adjusted..............          2           385
  Deferred prepaid consulting expense, net..................        339           (10)
  Deferred stock compensation...............................     (1,257)       (1,257)
  Paid-in capital...........................................      3,763       165,372
  Deficit accumulated during the development stage..........    (27,018)      (57,018)
                                                               --------     ---------
    Total stockholders' (deficit) equity....................    (18,400)      107,472
                                                               --------     ---------
      Total capitalization..................................   $ 19,763     $ 107,523
                                                               ========     =========


------------------------


(1) Represents dividends payable in shares of class D preferred stock and class E preferred stock accrued through May 23, 2000.

                                    DILUTION


    Dilution per share to new investors represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share as adjusted of our common stock immediately after completion of the offering. Net tangible book value per share, on a pro forma basis, represents the amount of our total assets less total liabilities, divided by 37,415,880 shares of common stock outstanding as of September 30, 2000, determined on a pro forma basis assuming conversion on that date of each share of our outstanding preferred stock into two shares of common stock, giving effect to the issuance upon conversion of our class D preferred stock of 820,162 shares of common stock as a dividend payable on the class D preferred stock, 39,168 shares of common stock to be issued upon consummation of the offering as a dividend on the class E preferred stock, the issuance of 100,000 shares of common stock to be issued on the closing date of the offering as payment of consulting fees accrued through October 31, 2000, the issuance of 4,806,696 shares of common stock issuable to our executive officers, directors and other affiliates upon the exercise of options and warrants exercisable within 60 days of the date of this prospectus and the issuance of a number of shares of common stock issuable upon exercise of warrants issued to our affiliate investors in connection with the class F financing equal to $10,000,000 divided by 37.5% of the initial public offering price, or 2,222,220 shares assuming a $12.00 initial public offering price.



    As of September 30, 2000, on a pro forma basis, we had a net tangible book value of $(18,399,767), or $(0.49) per share of common stock. After giving effect to the sale of the 8,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $12.00 per share, and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, our net tangible book value on a pro forma as adjusted basis, as of September 30, 2000, would have been $69,704,373 million, or $1.54 per share of common stock on a pro forma as adjusted basis. This represents an immediate increase in net tangible book value on a pro forma as adjusted basis of $2.03 per share to our existing stockholders and an immediate dilution of $10.46 per share to new investors in this offering. If the initial public offering price is higher or lower than $12.00 per share, the dilution to new investors will be higher or lower, respectively. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............              $12.00
  Pro forma net tangible book value per share at
    September 30, 2000......................................   $(0.49)
  Increase in pro forma net tangible book value per share
    attributable to this offering...........................     2.03
                                                               ------
Pro forma net tangible book value per share after this
  offering..................................................                1.54
                                                                          ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................              $10.46
                                                                          ======



    The following table sets forth, as of September 30, 2000 after giving effect to the offering, the number of shares of common stock issued by us, the total consideration paid in cash or other consideration for those shares and the average price per share paid in cash or other consideration by existing stockholders and by new investors. The table is presented assuming that all of the transactions described in the first paragraph of this section occurred on September 30, 2000.



                                            SHARES PURCHASED        TOTAL CONSIDERATION
                                          ---------------------   -----------------------   AVERAGE PRICE
                                            NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                          ----------   --------   ------------   --------   -------------
Existing stockholders...................  37,415,880     82.4%    $ 54,119,564     36.1%       $ 1.45
New investors...........................   8,000,000     17.6       96,000,000     63.9         12.00
                                          ----------     ----     ------------     ----
    Total...............................  45,415,880      100%    $150,119,564      100%
                                          ==========     ====     ============     ====

    Each of the above tables excludes:


    - up to 1,200,000 shares that may be issued by us pursuant to the underwriters' over-allotment option;



    - 4,438,206 shares of common stock issuable upon exercise of stock options outstanding as of October 24, 2000 at a weighted average exercise price of $2.69 per share (other than those held by our executive officers that are exercisable within 60 days of the date of this prospectus);



    - an aggregate of 1,905,152 shares of common stock issuable upon exercise of outstanding warrants held by stockholders other than our affiliates which include those held by GE Capital Equity Investments, Inc. that are not exercisable within 60 days of the date of this prospectus; and



    - 4,004,194 shares of common stock available as of October 24, 2000 for future grant under our stock incentive plan.


    To the extent these shares are issued, you will be further diluted. See "Management" and the notes to our financial statements included elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the related notes, found elsewhere in this prospectus.


    The following tables present selected historical financial data for the period from May 8, 1997, the date of our inception, through December 31, 1997, the years ended December 31, 1998 and 1999 and the nine month periods ended September 30, 1999 and 2000. The balance sheet data as of December 31, 1997, 1998 and 1999 and September 30, 2000 and the statement of operations data for the period from inception through December 31, 1997 and for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000 have been derived from our financial statements that have been audited by Deloitte & Touche LLP, our independent auditors, which are included elsewhere in this prospectus. The statement of operations data for the nine month period ended September 30, 1999 is derived from our unaudited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial condition for those periods. Results for any interim period are not necessarily indicative of the results that may be expected for any other interim period or for a full year.



    The pro forma basic and diluted net loss per share gives effect to the conversion at the beginning of the period of all shares of class A, C and D preferred stock into two shares of common stock for all periods presented and the conversion into two shares of common stock on January 1, 2000 of all shares of class E and F preferred stock for the period ended September 30, 2000, including in each case shares payable for dividends and consulting services, as though they were common stock in all periods for which such shares were outstanding.



                                                      PERIOD FROM DATE         YEAR ENDED          NINE MONTHS ENDED
                                                        OF INCEPTION          DECEMBER 31,           SEPTEMBER 30,
                                                      (MAY 8, 1997) TO    ---------------------   -------------------
                                                      DECEMBER 31, 1997     1998        1999        1999       2000
                                                      -----------------   --------   ----------   --------   --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues............................................      $    232        $     --   $      269   $     66   $     --
Operating expenses:
  Selling, general and administrative...............         1,168           1,188        1,559      1,084      2,866
  Research and development..........................         2,292           3,524        3,506      2,386      5,775
  Loss on sales commitments.........................            --              --          325         --        880
  Depreciation and amortization.....................            --              78          219        155        251
                                                          --------        --------   ----------   --------   --------
Total operating expenses............................         3,460           4,790        5,609      3,625      9,772
                                                          --------        --------   ----------   --------   --------
Loss from operations................................        (3,228)         (4,790)      (5,340)    (3,559)    (9,772)
Interest and other income (expense), net............           117              (3)        (331)      (228)       (21)
                                                          --------        --------   ----------   --------   --------
Net loss............................................        (3,111)         (4,793)      (5,671)    (3,787)    (9,793)
Preferred stock dividends...........................            --            (112)        (917)      (422)    (2,452)
Accretion of redeemable convertible preferred
  stock.............................................            --              (7)         (42)       (31)       (52)
                                                          --------        --------   ----------   --------   --------
Loss to common shareholders.........................      $ (3,111)       $ (4,912)  $   (6,630)  $ (4,240)  $(12,297)
                                                          ========        ========   ==========   ========   ========
Net loss per share, basic and diluted...............      $(369.35)       $(583.15)  $  (787.04)  $(251.71)  $(401.09)
                                                          ========        ========   ==========   ========   ========
Shares used in computing net loss per share, basic
  and diluted.......................................            17              17           17         17         31
Pro forma net loss per share, basic and diluted.....                                 $    (0.42)             $  (0.45)
                                                                                     ==========              ========
Shares used in computing pro forma net loss per
  share, basic and diluted..........................                                     13,492                22,017



                                                                    AS OF DECEMBER 31,
                                                              ------------------------------   AS OF SEPTEMBER 30,
                                                                1997       1998       1999            2000
                                                              --------   --------   --------   -------------------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $  30     $ 2,491    $   234         $ 21,347
Working capital.............................................     (29)      1,481       (878)          18,721
Total assets................................................     112       2,992        974           24,159
Redeemable convertible preferred stock......................      --       4,493      4,535           36,682
Total stockholders' (deficit) equity........................      (1)     (2,720)    (8,591)         (18,400)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements, the notes to those financial statements and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking statements that reflect our plans, estimates, intentions, expectations and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See "Special Note Regarding Forward-Looking Statements." Factors that could cause or contribute to such differences include, but are not limited to, those set forth in the "Risk Factors" section and contained elsewhere in this prospectus.

OVERVIEW

    We design and develop flywheel energy storage systems that we believe will provide highly reliable, high-quality, uninterruptible electric power for communications networks, computers, the Internet, industrial manufacturing, commercial facilities and distributed generation products.


    As a former division of SatCon Technology Corporation, we were founded in May 1997. Since our inception, we have raised $41,800,000 in private equity. These investments allowed us to develop and test field-trial flywheel units and to continue development of our first commercial product. These funds, plus the proceeds from this offering of common stock, will allow us to complete our product design, increase manufacturing capacity and begin commercial production.



    From our inception through September 30, 2000 we have incurred losses of approximately $27.0 million. We expect to continue to incur losses as we expand our product development and commercialization program and prepare for the commencement of full manufacturing operations. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial as a result of, among other factors, the number of systems we produce and sell to our customers.


    REVENUES

    To date our revenues have been the result of development contracts with government entities focused on the design of flywheel technologies. We have placed several development prototypes with potential customers and are currently shipping pre-production units. These products have been provided to potential customers without charge to allow us access to field test information and to demonstrate the application of our technologies. We believe that through the performance of these field units we will obtain commercial orders.

    OPERATING EXPENSES

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our sales and marketing expenses consist primarily of compensation and benefits for our sales and marketing personnel and related business development expenses. We are emerging from research and development to introduction of commercial products through manufacturing. To date, our historical sales and marketing expenses have not been material. We have relied on engineering personnel to provide technical specifications and product overviews to our potential customer base. We expect sales and marketing expenses to increase significantly as we continue to grow.

    Our general and administrative expenses consist primarily of compensation and benefits related to our corporate staff, professional fees, and related travel. We expect our general and administrative expenses to increase significantly as we continue to grow.


    RESEARCH AND DEVELOPMENT. Our cost of research and development consists primarily of the cost of compensation and benefits for research and development, manufacturing and support staff, as well as materials and supplies used in the engineering design process. We expect our cost of research and development to continue to increase as we develop additional product designs, refine existing products and expand our analytic capabilities. We will be significantly expanding our research and manufacturing capacity as we begin our relocation to a new facility during the fourth quarter of 2000.


    LOSS ON SALES COMMITMENTS. We have sales commitments for a limited number of units. We have established reserves for anticipated loss on these commitments when our cost estimates indicate a loss will be incurred. We expect our losses to continue until we are able to expand unit volumes and achieve planned product cost reductions. We expect to decrease our cost per unit through engineering design changes, operating efficiencies, and volume purchasing discounts.

    DEPRECIATION AND AMORTIZATION. Our depreciation and amortization is primarily related to depreciation on capital expenditures and the amortization of lease and leasehold costs related to our facilities.

    INTEREST AND OTHER INCOME/EXPENSE, NET

    Our non-operating income and expenses are primarily attributable to interest income attributable to cash on hand from our private financings and interest expense associated with our notes payable to investors.

RESULTS OF OPERATIONS


COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 2000


    REVENUE


    We recorded no revenues for the nine months ended September 30, 2000 compared to approximately $66,000 for the nine months ended September 30, 1999. In the first nine months of 1999 we recorded revenues for work performed on research contracts to demonstrate applications of our technologies.


    OPERATING EXPENSES


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the nine months ended September 30, 2000 were approximately $2,866,000, compared to approximately $1,084,000 for the nine months ended September 30, 1999. This increase of $1,782,000 is primarily the result of increased compensation and benefit costs.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for the nine months ended September 30, 2000 were approximately $5,775,000, compared to approximately $2,386,000 for the nine months ended September 30, 1999. This increase of $3,389,000 is primarily the result of increased compensation and benefit costs related to an increase in the number of engineering personnel and the amount of materials used for product development.



    LOSS ON SALES COMMITMENTS. Loss on sales commitments for the nine months ended September 30, 2000 was approximately $880,000 compared to no sales commitment losses for the nine months ended September 30, 1999. We have accrued these losses based on our estimated costs to complete delivery commitments entered into during the first two quarters of this fiscal year.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the nine months ended September 30, 2000 were approximately $251,000 compared to approximately $155,000 for the nine months ended September 30, 1999. This increase of $96,000 is attributable to increases in capital lease costs and capital equipment expenditures.

    INTEREST AND OTHER INCOME/EXPENSE, NET


    Our net non-operating expenses for the nine months ended September 30, 2000 were approximately $21,000, compared to net non-operating expense of approximately $228,000 for the nine months ended September 30, 1999. This decrease of $207,000 is attributable to interest income associated with cash balances resulting from our class F preferred stock financing.


COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1999

    REVENUE

    Revenues were approximately $269,000 in 1999 while we did not record revenues in the prior year. These revenues resulted from work performed on research contracts to demonstrate applications of our technologies.

    OPERATING EXPENSES

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were approximately $1,559,000 in 1999 compared to approximately $1,188,000 for 1998. This increase of approximately $371,000 reflects the expansion of our infrastructure to support sales growth and the commercialization of our products.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses in 1999 were approximately $3,506,000, compared to approximately $3,524,000 in 1998. Research and development expenses, while essentially flat over the two-year period, is indicative of our ongoing efforts to develop and improve our technologies and product potentials.

    LOSS ON SALES COMMITMENTS. Loss on sales commitments of approximately $325,000 were recorded in 1999 compared to no sales commitment losses in 1998. We accrued these losses in 1999 based on estimates of costs to complete these delivery commitments.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization were approximately $219,000 in 1999 compared to approximately $78,000 in 1998. This increase of approximately $141,000 reflects increased capital expenditures for development and production equipment as well as increased facilities related lease costs.

    INTEREST AND OTHER INCOME/EXPENSE, NET

    Other expenses were approximately $332,000 for 1999 compared to approximately $3,000 in 1998. This increase is related to a higher level of indebtedness in 1999.

COMPARISON OF PERIOD FROM MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998

    REVENUE

    We recorded no revenues in 1998 compared to approximately $232,000 in 1997. The 1997 revenues resulted from a contract to demonstrate applications of our technologies.

    OPERATING EXPENSES

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses of $1,188,000 and $1,168,000 in 1998 and 1997, respectively were essentially equal as we focused our expenditures on furthering our technology development efforts.

    RESEARCH AND DEVELOPMENT. Research and development expenses were approximately $3,524,000 in 1998, compared to approximately $2,292,000 in 1997. The increase in expenditures of approximately $1,232,000 reflects our increased developmental effort on our emerging flywheel technologies.

    LOSS ON SALES COMMITMENTS.  There were no sales commitments in 1998 or 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization were approximately $78,000 in 1998 compared to zero in 1997. This was primarily attributable to lease expenditures as we established our own facilities in 1998. In 1997, we were located in SatCon's facilities.

    INTEREST AND OTHER INCOME/EXPENSE, NET

    Interest and other income/expenses in 1998 totaled approximately $3,000 of expense compared to approximately $117,000 of interest income in 1997. This decrease was primarily due to lower cash balances in reduced interest income in 1998 and an increase in interest expense related to new capital leases in 1998.

LIQUIDITY AND CAPITAL RESOURCES


    Our cash requirements depend on many factors, including our research and development activities, expansion of our manufacturing facilities and efforts to commercialize our products. Over the next two years we expect to make significant expenditures to develop our technologies and expand manufacturing capabilities. Our total facilities will more than double in the fourth quarter of 2000 and the first quarter of 2001 growing to over 52,000 square feet of space with options to more than double this square footage during the remainder of 2001. During 2001 and 2002 the lease and utilities on this new facility will total approximately $1,200,000 and leasehold improvements will be approximately $1,100,000. We expect to expand our square footage in 2001 by approximately 20,000 square feet to accommodate expanded development activities which will require additional lease and utilities and leasehold improvements of approximately $600,000. Capital investments for equipment and tooling will be approximately $17,000,000. In conjunction with these investments, we expect to incur costs for salaries, benefits, consultants and other overhead for development of our technologies and expanding manufacturing capabilities of approximately $32,000,000. We also expect to spend approximately $7,000,000 on materials and supplies used in the engineering design process. We believe that our current cash balances and the net proceeds from this offering will provide us with sufficient capital to fund our operations through the next 36 months.



    Historically, we have financed our operations primarily through cash from private offerings. We have raised approximately $41.8 million through the sale of our capital stock. Our primary cash requirements have been to fund research and development, establish low rate production capabilities, make capital expenditures and fund infrastructure costs. Net cash used in operating activities was approximately $4,840,000 and $3,722,000 for 1999 and 1998, respectively and approximately $6,434,000 for the nine months ended
September 30, 2000. Net cash used in investing activities was approximately $461,000 and $237,000 for 1999 and 1998, respectively and approximately $1,301,000 for the nine months ended September 30, 2000, and was primarily used for the purchase of property and equipment, the payment of security deposits pursuant to obtaining additional facility space and the payment of costs associated with fund raising activities. Proceeds from the sales of preferred shares are currently held in short-term, interest-bearing investment grade securities to provide liquidity for operations. Our capital requirements will be affected by many factors, including the success of our product offerings, the ability to enhance our products and our ability to develop and introduce new products that keep pace with technological developments in the marketplace. We intend to use the proceeds of this offering for general corporate purposes including continued research and product development, capital expenditures and infrastructure to support our business plan. Additionally, we may use a portion of the net proceeds to fund acquisitions of, or investments in, businesses, products or technologies that expand, complement or are otherwise related to our current business. Pending our use of proceeds as described above, we intend to invest the proceeds of this offering in short-term, interest-bearing investment grade securities.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET IMPLEMENTED


    For United States generally accepted accounting principles reporting purposes we will be required to adopt Statement of Financial Accounting Standards ("SFAS") 133 "Accounting for Derivative Instruments and Hedging Activities" for the 2001 fiscal year. We have not yet determined the impact that the adoption of SFAS 133 will have on our financial reporting. However, as we do not use derivative financial instruments for trading purposes and do not have any current intention to enter into any hedging transactions, we expect that any such impact would not be material.



    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 established guidelines for revenue recognition and is effective for periods beginning no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. We do not expect that the adoption of SAB 101 will have a material impact on our financial condition or results of operations.


DISCLOSURE ABOUT MARKET RISK


    Our cash equivalents and investments, all of which have maturities of less than one year, may expose us to interest rate risk. At the end of our most recent fiscal year, we had approximately $234,000 of cash equivalents which were held in a non-interest bearing checking account. At September 30, 2000, we had approximately $20,845,000 invested in interest-bearing money market accounts. The fair value of these investments approximate their cost. We believe that the effect, if any, of near-term changes in interest rates on our financial position, results of operations and cash flows will not be material.

                                    BUSINESS

OVERVIEW

    We design and develop flywheel energy storage systems that we believe will provide highly reliable, high-quality, uninterruptible electric power for communications networks, computers, the Internet, industrial manufacturing, commercial facilities and distributed generation products that allow the user to generate power locally by converting fuel to electricity. The broad use of digital electronics and computers throughout the information economy is causing a dramatic increase in the demand for more reliable, higher quality power. Alternative powering technologies, including flywheel energy storage, are emerging to meet this need.


    Flywheel systems draw electrical energy from a primary power source such as the electric grid or fuel cells, store that energy, and then convert that energy to immediately provide uninterruptible electric power when the primary power source fails or is disrupted. We believe our flywheels will offer significant advantages over conventional back-up power systems that primarily use lead-acid batteries. The expected advantages include higher reliability, longer life, lower life-cycle cost, improved recharging capability, reduced maintenance, more reliable monitoring, and greater environmental friendliness.


    We have designed our initial products to specifically address the back-up powering needs of the communications markets. Bell Atlantic, now part of Verizon Communications, WinDBreak Cable and Telcordia Technologies Inc. have provided us with application requirements that have helped with the definition, development and testing of our 2kWh product. We have not entered into any agreements with, or sold any units to, any of these parties. We have sales commitments for 117 of our 2kWh commercial units, with deliveries expected to begin in early 2001, and expect that our product demonstrations will lead to additional, significant orders.

    Over the longer term, we intend to capitalize on our strengths in the communications markets to expand into other markets such as back-up power for computers, the Internet, industrial manufacturing and commercial facilities. We will also target our future products toward enhancing the performance of distributed generation products, such as gasoline or diesel generators, fuel cells and microturbines. We believe that our flywheel systems will be used in conjunction with these generators to provide benefits that are not available from these products alone, such as an instant-on capability and the ability to manage sudden changes in power.


    Since our inception, we have raised $41,800,000 in cash from third-party investors, including GE Capital Equity Investments, Inc., Penske Corporation, Mechanical Technology Incorporated, SatCon Technology Corporation, DQE Enterprises, Inc., Perseus Capital, L.L.C., Micro-Generation Technology Fund, LLC and The Beacon Group Energy Investment Fund II, L.P. Through these relationships, we expect to improve our technology, operations and manufacturing practices, as well as our marketing, sales and distribution capabilities. As part of the investment by GE Equity, we have entered into an agreement with GE Corporate Research and Development under which GE CR&D will provide us with technical expertise in controls and materials.


INDUSTRY DYNAMICS

    INCREASING DEMANDS FOR MORE RELIABLE, HIGHER QUALITY POWER


    Decentralized communications networks, the Internet and the information economy are driving the increased demand for electricity, particularly the need for electricity that is of higher quality, meaning fewer variations in voltage and current, and reliability. THE HUBER MILLS POWER REPORT describes this kind of power as that requiring reliability of 99.99999999%, or ten nines, which is equivalent to outages of 3/1000 of a second per year. To put this into perspective, the electric grid provides power at roughly 99.9%, or three nines, of reliability, or equivalent to outages of about eight hours per year. The traditional approach to providing high reliability power is to use batteries to provide back-up powering when the utility power is lost either partially (brown-outs) or completely (black-outs). For many applications, particularly outdoor uses by communications providers, this approach does not meet the reliability requirements, is costly, and is subject to the environmental hazards of lead and acid contamination of soil and water.


    DISADVANTAGES OF CONVENTIONAL LEAD-ACID BATTERY-BASED SYSTEMS

    Lead-acid batteries provide back-up energy for most high reliability power applications, including those in communications, and are viewed as the weakest component of conventional power quality and reliability products. Lead-acid batteries have numerous problems, including:

    LIMITED BATTERY LIFE AND CAPACITY

    - TEMPERATURE SENSITIVITY: Battery life rapidly degrades when batteries are exposed to extreme cold or heat. Batteries used for communications applications typically are not placed in climate-controlled environments and are therefore subject to extreme temperatures.

    - USAGE AND ENVIRONMENTAL SENSITIVITY: The capacity of a battery to store and supply energy is reduced by frequent discharging and recharging and exposure to hot and cold temperatures.

    LOW RELIABILITY

    - RELATIVELY HIGH FAILURE RATE: Batteries exposed to the environment, particularly hot climates, are prone to high failure rates.

    - INCREASED UNCERTAINTY BASED ON USAGE: When batteries are repeatedly discharged, their energy capacity can rapidly decrease, increasing the uncertainty that batteries can provide power when needed.

    HIGHER COST

    - HIGH MAINTENANCE: Batteries require regular inspections and periodic testing to determine problems and power output capacity, which lessens over time. Remote and decentralized powering has made the performance of maintenance and inspection very difficult, if not impossible.

    - FREQUENT REPLACEMENT REQUIRED: Batteries have a limited useful life and must be replaced every two to six years, on average, regardless of usage. Batteries that are used in non-controlled environments may need to be replaced more frequently. For example, in southern regions, where batteries are exposed to extreme, prolonged heat, some communications companies replace batteries within a year.

    ENVIRONMENTAL ISSUES

    - TOXICITY: Batteries contain chemicals of varying degrees of toxicity.

    - DISPOSAL: Disposal of dead batteries is governed by state and federal environmental regulations which are becoming increasingly rigorous and costly.

    - PERMITTING: State and local governments are increasingly requiring distributed equipment to be installed in the ground. However, most state and local governments do not permit in-ground installation of batteries because of concerns about spills of toxic substances.

MARKET OPPORTUNITIES FOR OUR FLYWHEEL PRODUCTS


    The Electric Power Research Institute estimated that electric power reliability problems cost the U.S. more than $50 billion annually. Approximately $12 billion was spent worldwide in 1999 on power quality and reliability equipment to address these problems. Mark Mills, one of the authors of THE HUBER MILLS POWER REPORT, has estimated that sales of power reliability products will expand at a market growth rate of approximately 30% per year for the next
15 years. We believe that significant growth in demand for power quality and reliability equipment will come from our targeted markets, including:


    COMMUNICATIONS MARKETS

    Communications systems, which include telephony, broadband, cable and wireless networks, must remain functional even during power outages or disruptions. Most wire-line telephony providers design and equip their systems to meet a goal of 100% reliability. Until recently, power was often provided from central stations where lead-acid batteries typically provided back-up power until a generator could be engaged. With the onset of the Internet and the increased demand for telephone lines came an expanding demand for communications bandwidth by customers. Recently, as fiber cables were used to provide the increased bandwidth, powering began to be decentralized into suburban and rural areas where the batteries are unattended and exposed to the environment. Because batteries are less reliable and have a dramatically reduced life when used in a non-climate controlled environment, the large-scale deployment of lead-acid batteries in these areas is proving to be unsatisfactory.

    The SKYLINE MARKETING GROUP estimated that power quality and reliability equipment sold into the North American communications markets in 1999 totaled $1.6 billion. They further estimated that the North American market is 40% of the global market. According to the SKYLINE MARKETING GROUP, the North American communications powering market grew at a 19% annual rate in 1999 and is projected to grow at a 13% to 14% compound annual rate over the next five years.

    According to THE ADVANCED LEAD-ACID BATTERY CONSORTIUM, in excess of
4 billion watt-hours of valve-regulated lead-acid batteries were sold to the communications markets in the U.S. in 1997. At this rate, if flywheels displaced these batteries, the U.S. communications powering market would require at least 2 million 2kWh-flywheels per year.

    COMPUTERS AND THE INTERNET MARKET

    To support the growth in the Internet economy, Internet service providers, or ISPs, are building new computer and communication system facilities. As 24-hour operations have become a necessity, ISPs must be able to provide their customers with continuous, uninterrupted operations. To meet this goal, ISPs are adding power quality and power reliability equipment to protect these systems. We will develop products to address the high power quality and reliability needs of the new technology economy.

    INDUSTRIAL MANUFACTURING

    The growing reliance on automation equipment means that even a split-second deviation in the voltage of electricity serving a manufacturing plant can cause sensitive equipment to fail. This downtime can damage equipment and cause missed deliveries and lost production, which can result in significant costs.

    COMMERCIAL FACILITIES

    Power instabilities are a threat to data processing centers, call centers, telecommunication switching facilities, emergency services, hospitals and other mission critical commercial facilities. Also, many commercial facilities such as office buildings, hotels and universities have extensive computer, server and data center operations to maintain corporate records and information. Flywheel storage systems create the opportunity to provide more reliable and cost-effective back-up power at these facilities.

    DISTRIBUTED GENERATION

    The combination of the reduction in the reliability of grid-provided electricity, the need for higher reliability electrical power for the information economy, and the demand for off-grid powering is expected to result in a significant market for distributed generation products, including gasoline or diesel generators, fuel cells and microturbines. Whether distributed generation technologies are connected to the grid or are used off-grid, we believe these technologies represent a significant potential market for our next-generation flywheel energy storage products. For grid connected systems, our flywheel systems will be designed to eliminate the inherent lag in transferring a customer from utility power to fuel cell or microturbine stand-by power in the event of a utility outage. For off-grid applications, our systems will be designed to maintain power and voltage constancy.

OUR STRATEGY

    Our goal is to become the leading provider of flywheel energy storage systems. To accomplish our objective, we are pursuing the following key strategies:

    INITIALLY TARGET COMMUNICATIONS MARKETS WITH SUPERIOR PRODUCT OFFERINGS. We believe we are the only company to have designed, demonstrated and received orders for a flywheel product for distributed communications sites. Our products are specifically designed for the needs of the communications markets because they store and deliver larger amounts of energy than other available flywheel systems, have integrated low-cost vacuum systems, have bearings designed for long life without maintenance, can be buried in the ground, and have reliable, easy monitoring. We will similarly design our future products and solutions for specific market applications.

    OVER THE LONGER TERM, EXPAND INTO OTHER SEGMENTS OF THE POWER QUALITY AND RELIABILITY MARKETS. We believe we can leverage our design, development and manufacturing expertise in the communications markets to expand into other markets, including back-up power flywheel systems for computers, the Internet, industrial manufacturing, commercial facilities and distributed generation products.


    LEVERAGE KEY CUSTOMER AND STRATEGIC RELATIONSHIPS WITH GENERAL ELECTRIC AND OTHERS TO ENHANCE OUR PRODUCT DEVELOPMENT AND REDUCE PRODUCT COSTS. We intend to leverage the relationships we developed with potential customers including Bell Atlantic, now part of Verizon Communications, WinDBreak Cable and Telcordia, during the definition, development and testing of our 2kWh product. As a result of the investment in our company by GE Capital Equity Investments, Inc., an affiliate of General Electric Company, we have entered into an agreement with GE Corporate Research and Development under which GE CR&D will provide us with technical expertise in controls and materials.


    ESTABLISH KEY STRATEGIC RELATIONSHIPS TO AID IN OUR MARKETING AND DISTRIBUTION EFFORTS. We intend to expand our alliances with potential distributors for installation and support throughout North America and the rest of the world. We have an agreement with DQE Enterprises, Inc., one of our investors, to act as a distributor of our flywheel products in certain mid-Atlantic states. DQE Enterprises, Inc. is a subsidiary of DQE, Inc., one of the leading utilities engaged in the development and commercialization of new energy technologies. We intend to explore possible relationships with other potential strategic partners.

    PROTECT OUR INTELLECTUAL PROPERTY. We hold a perpetual, exclusive, royalty-free, worldwide right and license to use SatCon's existing flywheel technologies and patents for stationary terrestrial flywheel applications. Those rights include 8 issued U.S. patents and 13 U.S. and foreign patent applications that expire on various dates between 2012 and 2018. We also have one pending U.S. patent application and

10 other applications being prepared for filing. Our patent and trade secret rights are of material importance to us, and to our future prospects. We are actively pursuing both national and foreign patent protection. At the direction of our board of directors, our management has formed a patent committee that is charged with identifying and seeking patent protection for our intellectual property. We also aggressively protect our trade secrets and technical know-how.

OUR COMPETITIVE ADVANTAGES

    We intend to capitalize on our competitive advantages, including:

    PRODUCTS UNIQUELY DESIGNED FOR THE COMMUNICATIONS MARKETS. We believe that we are the only flywheel energy storage company focusing on the needs of communications customers, particularly for remote and distributed applications. We believe that our flywheel products are a unique fit to be used for back-up powering for distributed locations in the communications markets for a number of reasons, including:

    - We believe that we are the only company to have developed a product with an adequate level of energy storage to meet the needs for back-up powering of communications sites. Our composite flywheels provide a minimum of 2kWh of energy. Most communications sites require at least that level of energy.

    - Our flywheels have very low operating power losses which make it possible to efficiently provide back-up power for long periods of time.


    - Our flywheel units can be installed in the ground. State and local governments, as well as customers, increasingly are requiring communications and other equipment to be installed in the ground for cost, environmental and aesthetic reasons. However, most governmental entities do not permit in-ground installation of batteries because of the potentially harmful releases of substances into the environment.


    - Our systems have a built-in, long-life, low-cost vacuum system that automatically restarts if the power is completely lost.

    - We expect our units to operate for many years, possibly for more than a decade, without planned maintenance.

    SUCCESSFUL PRODUCT DEMONSTRATIONS. We believe that our field trial demonstrations at Verizon Communications, Century Communications, now part of Adelphia Communications, WinDBreak Cable and Telcordia were the first to demonstrate the potential effectiveness of flywheel energy storage systems as an alternative to lead-acid batteries in the communications industry. We expect that these and future on-site demonstrations will lead to additional, significant commercial orders from those and other customers.

    TECHNOLOGICAL LEADER. We believe that our flywheels store and deliver more energy than those of other flywheel companies. Compared to other flywheel systems, our flywheel systems also have integrated vacuum systems, very low stand-by operating losses, and bearing systems designed for long life without maintenance. We believe that we have assembled a superior engineering team that will expand our technical know-how, patents, and trade secrets that in turn will provide us with the following significant advantages over our competition:


    - expertise in the design of high-speed rotating machinery, in the analysis and synthesis of structural and rotational mechanical components, and in the design and manufacture of composite technology that we believe will lead to low-cost flywheels;



    - unique bearing technology that we believe will result in very low-cost, long-life bearing systems;

    - applications for patents on our vacuum apparatus that our test results indicate will provide a vacuum life of up to 20 years;



    - engineering and manufacturing team skilled in aircraft engine safety design which we utilize in development of our flywheels; and



    - our composite flywheels have significant advantages over flywheels made of other materials such as steel.


    EXPERTISE IN DESIGN AND MANUFACTURING PROCESSES. We have recruited and attracted experienced, top quality manufacturing management and engineering personnel to develop low-cost, high quality manufacturing processes. In addition, we have supply relationships with established companies and are working closely with them to provide design drawings and processes in order to maintain tight control over the manufacturing process.

    STRONG AND EXPERIENCED MANAGEMENT TEAM. We have a very capable and experienced management team. Our management and engineering personnel collectively have extensive experience working for high technology companies, including The Charles Stark Draper Laboratory, Inc., General Electric Company, International Business Machines Corporation, Textron Inc. and United Technologies Corporation. We believe that this managerial and technical knowledge and expertise gives us advantages over our competition.

    WE DESIGN AND TEST OUR SYSTEMS WITH SAFETY IN MIND. All storage of energy and the operation of any machinery involves some risk. In order to efficiently store energy, a flywheel rotates at high speeds. To assure safe operation of our flywheels, we have developed proprietary technology designed to ensure that the flywheel will never spin faster than intended. In addition, we take special design and manufacturing precautions to assure that failure of the composite rim within operating speed is very improbable. In the very unlikely event of a rotating metal component failure, we have designed our flywheel system to slowly release energy in rotation in a manner analogous to the crumpling of a car in an accident. We use a design, fabricate, test and redesign program to assure that our flywheels meet the most stringent safety criteria. Our flywheel safety concept has been successfully demonstrated in failure testing. In addition, during the early years of installation, our flywheels will be installed in the ground. There, even the extremely low probability of failure of the rotating elements will be contained by the earth.


    OUR FLYWHEEL SYSTEMS HAVE ADVANTAGES OVER OTHER TECHNOLOGIES. We believe our flywheels will offer significant advantages over conventional back-up power systems used by communications service providers, such as those with lead-acid batteries. We expect these technological advantages to include higher reliability, longer life, lower life-cycle cost, improved recharging capability, reduced maintenance, more reliable monitoring and greater environmental friendliness. We also believe that our flywheel systems will be used in conjunction with gasoline and diesel generators, fuel cells, microturbines and other distributed power generators to provide benefits that are not available from these products alone, such as an instant-on capability and the ability to manage sudden changes in power.


OUR PRODUCTS


    Our initial product will provide 2kWh of energy at up to 1 kW of power. Our 2kWh flywheel would provide back-up power for 10 hours to a telecommunications site that requires 200 watts of power. For a site using the full 1 kW capacity of the conversion electronics, the flywheel would back-up a site for two hours. At Verizon Communications, Century Communications, now part of Adelphia Communications, and WinDBreak Cable, we have successfully maintained power during loss of utility power with no degradation of service in planned and unplanned tests. The amount of power and time can be increased by paralleling flywheels as was done at the Verizon Communications site.

    To meet a broad set of applications, we intend to build a set of powering modules ranging from 20W to 250kW of power and a set of flywheel modules ranging from 200W to 20kWh of energy. By combining a relatively small set of powering modules with a similarly small set of energy modules, we intend to create a broad set of products to meet a variety of application requirements. We are currently developing a 4kWh flywheel product and intend to deliver our first demonstration units in 2001. Beyond that we intend to produce an 8kWh flywheel and then a 20kWh flywheel. We developed a laboratory version of a 30kW system for the U.S. Marine Corps on our 2kWh flywheel that provides four minutes of back-up power. The intended future application of that product is to maintain power until the diesel generator starts and to meet peak power requirements that exceed the capability of the generator. Our product vision also includes a 200 watt-hour unit to maintain the powering interface device for fiber or wireless to the home and a 250kW, 2kWh device that will provide power for generator starts and short-term transient protection. The following table indicates the expected characteristics and the potential applications for each of these products:

-----------------------------------------------------------------------------------------------------------------
                              POWER RELIABILITY AND POWER QUALITY FLYWHEEL PRODUCTS

-------------------------------------------------------------------------------------------------------------------
                             MAXIMUM
ENERGY OUTPUT              POWER OUTPUT      MINIMUM BACK-UP TIME                     TARGET MARKETS
-------------------------------------------------------------------------------------------------------------------
    2kWh                    1kW                  2 hours               Communications

-------------------------------------------------------------------------------------------------------------------
    4kWh                    1kW                  4 hours               Communications

-------------------------------------------------------------------------------------------------------------------
    8kWh                    1kW                  8 hours               Communications

-------------------------------------------------------------------------------------------------------------------
    20kWh                   10kW                 2 hours               Communications
                                                                       Computers and the Internet
                                                                       Commercial Facilities
                                                                       Industrial Manufacturing
                                                                       Distributed Generation

-------------------------------------------------------------------------------------------------------------------
    200 watt-               25 watts             8 hours               Communications
      hours

-------------------------------------------------------------------------------------------------------------------
    2kWh                    30kW                 4 minutes             Computers and the Internet
                                                                       Industrial Manufacturing
                                                                       Commercial Facilities
                                                                       Distributed Generation
                                                                       Communications

-------------------------------------------------------------------------------------------------------------------
    2kWh                    250kW                30 seconds            Computers and the Internet
                                                                       Industrial Manufacturing
                                                                       Commercial Facilities
                                                                       Communications

-------------------------------------------------------------------------------------------------------------------

PRODUCT MILESTONES


    We plan to continue to refine our product design and assembly processes over the remainder of 2000. To do this, we intend to produce and test approximately 25 of our 2kWh flywheel energy storage systems during 2000. We have achieved and intend to achieve the following major milestones:



DATE                                   MILESTONE
----                                   ---------
June 1997............................  Began developing 2kWh demonstration units

September 1997.......................  Received first order for two demonstration units from San
                                       Diego Gas & Electric Company

September 1998.......................  Installed first demonstration unit at WinDBreak Cable

December 1998........................  Operated a demonstration unit via the Internet at Century
                                       Communications, now part of Adelphia Communications, for the
                                       Western Cable show

January 1999.........................  Installed two units at Verizon Communications

December 1999-June 2000..............  Received orders from TLER Associates, Ltd., Cox, and
                                       Electric Power Research Institute for 115 commercial units

June 2000............................  Began development of 4kWh system

Fourth quarter of 2000...............  Begin relocation to new facility

2001.................................  Begin production in new facility

                                       Begin deliveries to TLER and other customers

                                       Deliver prototype 4kWh systems


    As discussed under "Our Products" on the prior pages, our business plan contemplates the development of higher and lower energy products and of higher power products. We may experience delays in the development and commercialization of those products if our systems exhibit technical defects or are unable to meet cost or performance goals, which could have a material adverse effect on the success of our business.

OUR TECHNOLOGY

    Since our formation, we have been developing a flywheel energy storage system to offer customers superior reliability and performance at a lower life cycle cost. The flywheel is a rotating wheel on magnetic bearings that operates in a near frictionless vacuum environment. Energy is stored as mechanical or kinetic energy in the rotating flywheel rim. The flywheel is powered up to its operational speed, like a motor, using electricity from a power source. The flywheel is able to spin for extended periods with great efficiency, because the friction and drag are virtually eliminated by employing magnetic bearings and a vacuum in the container. Because it has very low friction, little power is required to maintain the flywheel's operating speed. When the power source is eliminated, the spinning flywheel drives a motor or generator, and its bi-directional inverter converts the kinetic energy into electrical energy, providing it to an end-user just as a battery back-up system would do. This conversion continues, and the flywheel slows, until the electricity is discharged.

[This figure shows how a flywheel fits into the process of delivering electricity from a power source to an end-user. Specifically, the figure shows electricity being generated by a power source, the elimination of the power source due to a catastrophic environmental event, the immediate conversion of kinetic energy into electrical energy by the flywheel and the continuous delivery of electricity to an end user.]

    Flywheels have been used in commercial applications since the industrial revolution. Recent attempts at commercializing flywheel systems have been based on technology developed for aerospace applications that attempt to maximize the amount of stored energy with the minimum system weight. Compact high-energy flywheels that can be commercially cost competitive are a recent development. We are using new enabling materials and products such as high-strength fiber, efficient electric drives, and high performance magnetic bearings to create new generations of flywheel products. Our flywheels are fabricated from high-strength, lightweight fiber composites, such as graphite and fiberglass, which allow the flywheel to rotate at high speeds and store large amounts of energy relative to similar size and weight machines made from metals. For example, a 600-pound steel flywheel running at 8,000 revolutions per minute, or RPM, will store approximately 900 watt-hours of energy. In contrast, our 150-pound, composite flywheel running at 22,500 RPM stores 2,700 watt-hours of energy and delivers 2,000 watt-hours of energy to the load. On a per pound basis, storing more energy with steel flywheels is difficult. We believe we can, over time, nearly double the speed of our composite flywheel product. Composites, which already have superior energy storage per pound to steel, have the potential for significant increases in energy storage per pound.

RESEARCH AND DEVELOPMENT


    We believe that our research and development efforts are essential to our ability to successfully deliver our products to our targeted communications customers, as well as our next generation of products to customers in the computer, Internet, industrial manufacturing, commercial facilities and distributed generation markets. Our research and development team has worked closely with potential communications customers to define product features and performance to address specific needs. Our research and development expenses, including engineering expenses, were $3,523,572 in 1998, $3,506,031 in 1999 and $5,774,505 in the first nine months of 2000. We anticipate maintaining significant levels of research and development expenditures in the future. At September 30, 2000, we employed 40 engineers and technicians who were engaged in research and development.


MANUFACTURING

    We will initially have most components of our flywheel systems contract manufactured to our design drawings and processes in order to facilitate more rapid growth by taking advantage of installed manufacturing capacity. For a limited number of non-proprietary components, we will generate performance specifications and obtain either standard or custom components. We will perform the final assembly and testing. Many of our manufacturing staff have been trained in and are skilled in six sigma quality control techniques. Six sigma is a strategic implementation of total quality management principles. We expect to make these skills a key element of our manufacturing strategy to develop and maintain production processes that result in high-quality, low-cost products.

    The energy storage portion of our flywheels, the rim, is made from composites, a combination of fibers and resins, as an alternative to conventional metals. The rim is the most expensive component in our system. While we outsource the manufacture of the composite rims, we will continuously evaluate whether to continue this outsourcing or to manufacture the rims ourselves. To this end, we are building a state-of-the-art composite flywheel-manufacturing laboratory to:

    - accelerate the rate of cost reduction;

    - assume increased control over composites, intellectual property and the associated manufacturing processes; and

    - enable us to manufacture the rim if that proves to be the most efficient course.

    To manage cost and supplier risk, we are positioning ourselves so that we will be able to manufacture composite rims beginning in 2002. To accomplish this, we have hired personnel skilled in business management, design, and the manufacturing of composites. These people, using our composite laboratory and suppliers, are evaluating manufacturing processes and developing both the equipment and personnel skills required to manufacture the rims ourselves.

    We currently rely on outside suppliers for the supply of several of the key components for our products, including the composite rim, the electronics and housing. We have not entered into any formal or informal agreements with any of our suppliers. While the loss of supply from any one of our suppliers could impact our ability to produce and sell our systems and thus our financial results, we believe that we can replace any supplier with a new supplier. As timing and volume merit, we will develop long-term supply contracts with certain of our suppliers.

SALES AND MARKETING

    We intend to market our products as highly reliable power systems that exceed our customers' requirements. By combining superior products with excellent customer service, we intend to become the market leader in the communications markets for flywheel energy storage products.


    In the communications markets, we expect to sell directly to our customers. Our initial sales and marketing strategy is to identify key prospects in the communications markets, and to work with those companies to formulate our product plan, pricing, initial installation and service strategies. We have conducted on-site demonstration testing at four of these companies, Verizon Communications, Century Communications, now part of Adelphia Communications, WinDBreak Cable and Telcordia, in order to begin the buying cycle and to accelerate sales volume. We plan to expand these activities with other potential customers beginning in the fourth quarter of 2000. We have sold 100 units to TLER, 10 units to Cox Communications, five units to Electric Power Research Institute and two units to San Diego Gas & Electric Company.

    Since the communications markets consist of a relatively small number of customers, initial sales will be made directly by means of our sales force. As sales volume expands, this sales force will be expanded as appropriate. We will also consider the use of manufacturer's representative organizations and strategic alliances with original equipment manufacturers.

CUSTOMER SERVICE

    We intend to use customer service to meet and exceed our customers' requirements. We will intensively support installation and operation of our flywheel systems. We intend to develop superior installation, operation, and maintenance manuals for our customers and to provide them with excellent training in all aspects of using flywheel systems. During the first few years we will perform monitoring and diagnostics on our installed systems.

COMPETITION

    Back-up power is provided today by lead-acid batteries or generators. We may compete with:

    - manufacturers and developers of battery technologies, such as Exide Corporation, C&D Technologies Inc., Yuasa, Inc. and Fiamm;

    - developers of flywheel technology such as Active Power, Inc., Trinity Flywheel Power, U.S. Flywheel Systems and Acumentrics;

    - developers of fuel cell products such as Ballard Power Systems, Inc., Plug Power, Inc., Hydrogenics Corporation, H Power Corporation and Proton Energy Systems, Inc.;

    - manufacturers of internal combustion generators such as Caterpillar, Inc., Cummins, Inc. and Generac Power Systems, Inc.; and

    - developers of microturbine products such as Capstone Turbine Corporation and Honeywell Inc.

    The power quality and power reliability markets are intensely competitive, with the principal bases for competition being system reliability and quality, price, including the initial cost of the system to the customer and the total cost of ownership, and brand recognition.

INTELLECTUAL PROPERTY

    Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright law and contract restrictions to protect the proprietary aspects of our technology. We seek to limit disclosure of our intellectual property by requiring employees, consultants, and any third parties with access to our proprietary information to execute confidentiality agreements and by restricting access to that information. These legal protections afford only limited protection for our technology.


    We hold a perpetual, exclusive, royalty-free, worldwide right and license to use SatCon's flywheel technologies and patents for stationary terrestrial flywheel applications. Those rights include eight issued U.S. patents and 13 U.S. and foreign patent applications that expire on various dates between 2012 and 2018. This license covers SatCon's technologies and patents and all improvements made by SatCon through the date of this offering. We will not be entitled to any future improvements to its flywheel technology that SatCon develops after the offering. We own all technology improvements that are based on the technology licensed by us to SatCon. We have granted SatCon a perpetual, worldwide, royalty-free, exclusive right and license to use any improvements upon the flywheel energy storage technology for any applications made by us other than stationary terrestrial applications. SatCon's rights to further improvements made by us in our flywheel technology terminate upon the consummation of this offering. We also have one pending U.S. patent application, and 10 other applications being prepared for filing. Our patent and trade secret rights are of material importance to us, and to our future prospects. We are actively pursuing both national and foreign patent protection. At the direction of our board of directors, management has established a patent committee that is charged with pursuing the protection of intellectual property.


GOVERNMENT REGULATION

    We do not believe that we will be subject to existing federal and state regulatory commissions governing traditional electric utilities and other regulated entities. We do believe that our products and their installation will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. We intend to encourage the standardization of industry codes to avoid having to comply with differing regulations on a state-by-state or locality-by-locality basis.

FACILITIES


    Our principal executive offices, laboratory and manufacturing facilities are located at a single location in Woburn, Massachusetts. These three facilities, that in combination are approximately 20,000 square feet, operate under leases that expire on January 31, 2001. We have signed a lease and expect to begin relocation to a larger, approximately 52,000-square foot facility in the Wilmington, Massachusetts area in the fourth quarter of 2000 in order to house our growing engineering, research and development, sales and marketing, and management personnel and to provide adequate space for manufacturing and the composites laboratory. If our production growth meets our expectations, we will not require additional space until 2003. At that time, we could require an additional 50,000 to 70,000 square feet in order to expand our production capacity for assembly and testing of units.


EMPLOYEES


    As of September 30, 2000, we had a total staff of 80 full-time employees and one independent contractor, of which approximately 60 were engineers, scientists, and other degreed professionals. Our plan is to add another 20 to 30 employees by the end of 2000. None of our employees are represented by a union. We consider our relations with our employees to be excellent.


LEGAL PROCEEDINGS

    We may from time to time be involved in legal proceedings in the ordinary course of our business. We have not been and are not currently involved in any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    Our executive officers and directors, their positions and their ages as of September 30, 2000, are as follows:


NAME                                     AGE      POSITION
----                                   --------   --------
William E. Stanton...................     57      President and Chief Executive Officer, Director
Matthew L. Lazarewicz................     50      Vice President of Engineering
Maureen A. Lister....................     38      Vice President of Operations Management and Chief
                                                  Administrative Officer
Robert D. French.....................     60      Vice President of Manufacturing
James M. Spiezio.....................     52      Vice President of Finance and Chief Financial Officer
Kenneth M. Socha(1)..................     54      Director
Philip J. Deutch.....................     35      Director
David B. Eisenhaure..................     54      Director
Eric R. Stoltz(1)....................     42      Director
Hans Kobler(2).......................     35      Director
Alan P. Goldberg(2)..................     55      Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

EXECUTIVE OFFICERS


    WILLIAM E. STANTON. Mr. Stanton has served as our President and Chief Executive Officer since January 1998 and a director since 1997. Prior to January 1998, he served as our general manager. Prior to joining Beacon, Mr. Stanton was the Chief Operating Officer of SatCon from September 1995 to May 1997, where he managed operations and the strategy development to convert SatCon from a contract research and development company to a commercial product organization. This strategy included the formation of Beacon Power. Prior to joining SatCon, Mr. Stanton was one of two Vice Presidents of Operations at the Charles Stark Draper Laboratory where he managed between $50,000,000 and $75,000,000 of contract research and development annually. At Draper, he had also served as the Vice President of Corporate Development, where he led strategic planning, developed and managed a $25,000,000 annual corporate research and development program, and helped create new business units that were generating over $30,000,000 in software and avionics products annually. Mr. Stanton received a Bachelor's Degree in Electrical Engineering from the University of Maine, a Master's Degree in Instrumentation and Control from the Massachusetts Institute of Technology, and an Master's in Business Administration from the Harvard Business School. Mr. Stanton's term of office as director expires in 2001.


    MATTHEW L. LAZAREWICZ. Mr. Lazarewicz has served as our Vice President of Engineering since February 1999. Prior to joining us, Mr. Lazarewicz worked for General Electric Company in various capacities. He started his 25-year career with the General Electric Company in the gas turbine division as a design engineer. After a transfer to GE Aircraft Engines, he progressed through a variety of positions in design, manufacturing, quality, marketing, and product support in both military and commercial applications. Most recently he served as a manager of program independent analysis from 1996 to 1999, and he was the mechanical design manager for the F414 engine used in the Navy front line F/A18 fighter using concurrent engineering practices from 1991 to 1996. This included the development through production phases. He won the GE Aircraft Engines "Engineer of the Year" and the Department of Defense "Excellence in Acquisition" Awards for his leadership of this project.

Mr. Lazarewicz is a Registered Professional Engineer in the Commonwealth of Massachusetts and received both Bachelor's and Master's Degrees in Mechanical Engineering from the Massachusetts Institute of Technology. Mr. Lazarewicz also completed his Master's Degree in Management at the Massachusetts Institute of Technology Sloan School of Management.

    MAUREEN A. LISTER. Ms. Lister serves as our Vice President of Operations Management and Chief Administrative Officer. She joined us as Vice President, Chief Financial Officer, Treasurer and Secretary, in March 1998 responsible for all aspects of finance including fund raising and investor relations. Prior to joining us, Ms. Lister was Vice President and Chief Financial Officer at Priscilla of Boston, Inc., a manufacturing and retail operation with $10,000,000 in annual revenues, from November 1996 to February 1998, where she was responsible for all aspects of financial and treasury management. Prior to joining Priscilla of Boston, Inc., Ms. Lister served as Chief Financial Officer at Cahners Direct Marketing Systems, a $35,000,000 direct mail business, from August 1995 to November 1996, where she was responsible for all aspects of the business including financial reporting and mergers and acquisitions. Prior to Cahners, she held the position of Vice President of Finance and Operations with Rigby, a $32,000,000 publisher and distributor, from August 1991 to August 1995, where Ms. Lister was responsible for joint venture activity, warehouse and distribution as well as the establishment of an employee run retail store.
Ms. Lister holds a Bachelor of Science in Finance (with Honors) from Northeastern University and an Master's of Business Administration from DePaul University.

    ROBERT D. FRENCH. Mr. French joined us in April 2000 as Vice President of Manufacturing at Beacon and is responsible for the definition and growth of all phases of production. His most recent position was with General Electric Aircraft Engines, where he worked from 1995 to 2000, and involved transitioning the U.S. Navy's newest fighter engine, the F414, from development to full production. Prior to this, Mr. French was part of GE Aircraft Engines in the building and operating of an automated factory for jet engine components and held positions as Manager of Engine Assembly and Flight Support and as Manufacturing Program Manager for several engine product lines. His professional career began with the U.S. Army Materials and Mechanics Research Center, progressing from Metallurgist to Director of the Metals and Ceramics Laboratory and transitioning technology from basic research through manufacturing process development. Dr. French received his Bachelor's and Master's Degrees in Mechanical Engineering from Northeastern University and his Ph.D. in Engineering, with a major in Materials Science, from Brown University.

    JAMES M. SPIEZIO. Mr. Spiezio joined us in May 2000. He has served as our Vice President of Finance and Chief Financial Officer since July 2000 and our corporate controller from May 2000 to July 2000. He worked as a financial consultant from November 1999 to May 2000. He has over twenty-five years of diversified manufacturing and financial management experience. Prior to acting as an independent financial consultant, Mr. Spiezio was the Chief Financial Officer at Starmet Corporation, a diversified metallurgical manufacturing company, from January 1993 to November 1999. While at Starmet he also served as President of a wholly-owned manufacturing facility for five years and held additional financial management positions including Corporate Controller and Manager Planning and Analysis. Prior to joining Starmet, Mr. Spiezio held financial management positions with United Technologies Corporation, Pratt & Whitney Aircraft Group in accounting, cost and business analysis. Prior to Pratt & Whitney, Mr. Spiezio held financial management positions with General Electric Company in both the Power Systems and Apparatus Services business groups. Mr. Spiezio is a graduate of the Indiana University School of Business.

NON-MANAGEMENT DIRECTORS


    KENNETH M. SOCHA. Mr. Socha has served as Senior Managing Director of Perseus Capital since 1992. He practiced corporate and securities law from 1970 to 1992, and was one of the founders of The Clarion Securities Group Incorporated, a registered broker-dealer and a NASD member. He resigned as President of Clarion Securities in 1985 to return to the practice of law full time as a partner of the New York office of Lane & Edson, and became a partner of Dewey Ballantine LLP in New York City in 1988. Mr. Socha left Dewey Ballantine LLP in February 1992 to devote additional time to Rappahannock Investment Company, which he had joined in May 1991 as Executive Vice President. Mr. Socha serves on the board of directors of MGI Software. Mr. Socha is a graduate of the University of Notre Dame and the Duke University School of Law. Mr. Socha has served as a director since October 1998 and serves as Chairman of our compensation committee. Mr. Socha's term of office expires in 2001.



    PHILIP J. DEUTCH. Mr. Deutch has served as a Managing Director of Perseus since 1997. In this position, Mr. Deutch has led Perseus' investments in numerous energy technology companies. From 1991 to 1997, Mr. Deutch was an attorney at Williams & Connolly LLP. Mr. Deutch worked in the Mergers and Acquisitions Department of Morgan Stanley Dean Witter & Co. in New York City. In this position, Mr. Deutch was a member of execution teams for acquisitions, divestitures, and leveraged buyouts. Mr. Deutch is a graduate, with distinction, of Stanford Law School and of Amherst College where he was elected a member of Phi Beta Kappa. Mr. Deutch is a term member of the Council of Foreign Relations and a Trustee of the Washington Performing Arts Society. Mr. Deutch has served as a director since October 1998. Mr. Deutch's term of office expires in 2001.


    DAVID B. EISENHAURE. Mr. Eisenhaure has served as President, Chief Executive Officer, and Chairman of the board of directors of SatCon since 1985. Prior to founding SatCon, Mr. Eisenhaure was associated with the Charles Stark Draper Laboratory from 1974 to 1985, and with its predecessor, the Massachusetts Institute of Technology's Instrumentation Laboratory, from 1967 to 1974.
Mr. Eisenhaure holds S.B. and S.M. degrees in Mechanical Engineering, as well as a Mechanical Engineering degree, from the Massachusetts Institute of Technology. In addition to his duties at SatCon, Mr. Eisenhaure holds an academic position at M.I.T., serving as a lecturer in the Department of Mechanical Engineering. Mr. Eisenhaure also has served on the board of directors of Mechanical Technology, Incorporated since 1997. Mr. Eisenhaure has served as a director since our inception in May 1997. Mr. Eisenhaure's term of office expires in 2001.


    ERIC R. STOLTZ. Mr. Stoltz serves as a Vice President and as Treasurer of DQE Enterprises, Inc., a wholly owned subsidiary of DQE, Inc., which acquires and develops businesses involved in energy services and technologies, communications and electronic commerce. Mr. Stoltz is responsible for identifying and managing strategic investment opportunities. Mr. Stoltz has served in various management positions within DQE since 1988, including business development, marketing and real estate. Mr. Stoltz has served as Vice President of DQE Enterprises, Inc. since February 1999 and as Treasurer of DQE Enterprises, Inc. since July 1999. He has also served as President of Property Ventures Ltd., a wholly owned subsidiary of DQE Enterprises, Inc., since February 1999. Previously, he had served as Vice President of Property Ventures Ltd. and as a Director of DQE Enterprises, Inc. from January 1998 to January 1999. He also served as a Director of Property Ventures Ltd. from January 1994 to December 1997. Mr. Stoltz holds a Master's in Business Administration from Carnegie Mellon University. Mr. Stoltz has served as a director since
October 1999 and currently serves as a member of the compensation committee.
Mr. Stoltz's term of office expires in 2001.



    HANS KOBLER. Mr. Kobler has served as Vice President at GE Equity since February 1999. As head of the Energy Technology Group, he oversees GE Equity's investment efforts in New Energy Technologies. Before that, Mr. Kobler served as Chief Quality Officer for GE Equity from July 1997 to January 1999. From July 1993 to July 1997 Mr. Kobler was a strategy consultant with Bain & Company in their Boston, Munich and Sydney offices. Mr. Kobler holds a Master's degree in Aerospace Engineering from the Technical University of Munich as well as a Master's in Business Administration from the University of Texas at Austin and the I.N.S.E.A.D. in Fontainebleau. Mr. Kobler has served as a director since June 2000 and currently serves as a member of the audit committee. Mr. Kobler's term of office expires in 2001.



    ALAN P. GOLDBERG.  Mr. Goldberg joined us as a director in June 2000.
Mr. Goldberg has served as President and Co-Chief Executive Officer of First Albany Companies Inc., an investment bank, since 1993 and as a Director of First Albany Companies Inc. since 1985. Mr. Goldberg also has served on the board of directors of Mechanical Technology, Incorporated since 1996 and of SatCon since 1999. Mr. Goldberg is active in industry and civic organizations and serves on the board of several non-profit institutions. He received a B.A. degree in Government from Tufts University. Mr. Goldberg has served as a director since June 2000 and currently serves as a member of the audit committee.
Mr. Goldberg's term of office expires in 2001.


BOARD COMPOSITION


    Our board of directors currently consists of seven members, six of whom are outside directors. By agreement of our stockholders, two members are currently designated by Perseus Capital, one member is designated by DQE Enterprises, one member is designated by SatCon, one member is designated by GE Equity and one member is designated by Mechanical Technology. The seventh member of our board of directors is Mr. Stanton, our President and Chief Executive Officer. The agreement among stockholders to vote for these directors terminates upon consummation of the offering.



    Beginning with the annual meeting in 2001, our directors will be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 2002 annual meeting of our stockholders, the term of office of the second class to expire at the 2003 annual meeting of our stockholders and the term of office of the third class to expire at the 2004 annual meeting of our stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier removal or resignation. At each annual meeting of our stockholders, commencing with the 2002 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of our stockholders after their election.


    There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES


    The members of the audit committee are responsible for recommending to the board of directors the engagement of our independent auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The current members of the audit committee are Messrs. Kobler and Goldberg.


    The compensation committee is responsible for reviewing and recommending to the board of directors the amount and type of non-stock and stock compensation to be paid to senior management and establishing and reviewing general policies relating to compensation and benefits of employees. The current members of the compensation committee are Messrs. Socha and Stoltz.

DIRECTOR COMPENSATION


    We have adopted a compensation package to be effective as of the initial public offering that consists of stock options and cash designed to compensate board members who are not our employees ("non-employee directors"). Existing non-employee directors serving on our board of directors will receive options to purchase 10,000 shares of our common stock. These options will be fully vested with an exercise price equal to the initial public offering price. Non-employee directors who join our board of directors after September 22, 2000 will receive options to purchase 10,000 shares of our common stock that vest monthly over a 12-month period and have an exercise price equal to the fair market value of the common stock on the date of grant. On the anniversary date of each particular non-employee director's appointment to our board, each non-employee director will receive options to purchase 10,000 shares of our common stock that vest monthly over a 12-month period and have an exercise price equal to the fair market value of the common stock on the date of grant.



    Non-employee directors will also receive an annual retainer of $10,000, payable quarterly, plus $2,000 for each board of directors meeting attended and $500 for each telephonic meeting attended. Committee members receive $500 per meeting. We also reimburse members of our board of directors for reasonable out-of-pocket expenses.


LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation limits the liability of our directors, officers and various other parties whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities to us or our stockholders for any liability arising from an action to which such persons were party by reason of the fact that they were serving us or at our request to the fullest extent not prohibited by the Delaware General Corporation Law.


    We intend to enter into indemnification agreements with our directors and officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent not prohibited by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers. We also maintain liability insurance for our directors and officers in order to limit our exposure to liability for indemnification of our directors and officers.



TERM OF OFFICE FOR OUR EXECUTIVE OFFICERS



    Our officers serve until their successors are appointed by our board of directors.


EXECUTIVE COMPENSATION


    The following table sets forth the total compensation paid in the years ended December 31, 1999 and 1998 and for the period beginning on the date of our inception through December 31, 1997 to our chief executive officer and our other executive officers whose aggregate compensation exceeded $100,000 in 1999.


                         SUMMARY COMPENSATION TABLE (1)


                                                               ANNUAL COMPENSATION
                                                               --------------------       SECURITIES
NAME AND PRINCIPAL POSITION                           YEAR     SALARY($)   BONUS($)   UNDERLYING OPTIONS
---------------------------                         --------   ---------   --------   ------------------
William E. Stanton................................    1999     $157,769      $ --           190,000
  President and Chief Executive Officer               1998      157,500        --               -0-
                                                      1997      105,000        --           180,000
Matthew L. Lazarewicz(2)..........................    1999     $113,723      $ --           250,000
  Vice President of Engineering


------------------------

(1) Columns required by the rules and regulations of the Securities and Exchange Commission that contain no entries have been omitted.


(2) We hired Mr. Lazarewicz in February 1999.

EMPLOYMENT AGREEMENTS


    We have entered into employment agreements with Messrs. Stanton, Spiezio and Lazarewicz and Ms. Lister for, in the case of our chief executive officer, three years, and, in the case of all other executive officers, two years, at a base salary of $210,000 in the case of Mr. Stanton; $135,000 in the case of Mr. Spiezio; $125,000 in the case of Ms. Lister; and $150,000 in the case of Mr. Lazarewicz. In the event of the termination of an employment agreement by us without cause or resignation by the executive for good reason, we must pay the executive a severance payment equal to between one and two years of the executive's base salary depending on the duration of the executive's employment. Additionally, in the event of such a termination or resignation, we are obligated to continue to provide benefits to the executive for one year, pay the executive a prorated bonus to the date of termination and accelerate the executive's vesting of his or her stock options by up to 66% depending on the duration of the executive's employment. In the event that the executive's employment is terminated as a result of death or disability, we are obligated to pay the executive or his or her estate severance equal to three months salary, provide benefits for one year from the date of termination and accelerate the vesting of the executive's stock options by up to 66%. If, in connection with a payment under an employment agreement, an executive incurs any excise tax liability on the receipt of "excess parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended, the employee agreements provide for gross-up payments to return them to the after-tax position they would have been in if no excise tax had been imposed. As used in the employment agreements, "cause" means an act constituting fraud, embezzlement or other felony committed by the executive, a material breach of the executive's obligations to us or of our policies or the engagement by the executive in willful misconduct. As used in the employment agreements, "for good reason" means a material dimunition of the executive's duties, a material breach by us of our obligations to the executive, a breach by us of the requirement that the executive provide primary services in a location that is no more than fifty miles from Wilmington, Massachusetts, a sale of us or, in the case of our chief executive officer, the failure to appoint him as a member of our board of directors or the removal of him from our board of directors without cause.


STOCK INCENTIVE PLAN

    SECOND AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN

    Our Second Amended and Restated 1998 Stock Incentive Plan was adopted by our board of directors and shareholders on June 5, 2000 as an amendment and restatement of our Amended and Restated 1998 Stock Incentive Plan. A total of 9,000,000 shares of our common stock are authorized and reserved for issuance under the stock incentive plan.

    The stock incentive plan was adopted to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate employees, officers, directors, consultants and advisors who make important contributions to us by providing such persons with equity ownership. The plan permits our board of directors or a committee of the board of directors to make various long-term incentive awards as described below, generally equity-based, to eligible persons.

    Our board of directors or a committee of our board of directors administers the stock incentive plan. The administrator has the authority, consistent with the terms of the plan, to determine the persons to whom awards are granted and all the terms and conditions of those awards. The administrator has the authority to construe and interpret the terms of the plan and the awards granted under it, and has the power to amend and terminate the plan at any time without shareholder approval except to the extent that the law requires shareholder approval. Unless terminated sooner by the board of directors, the stock incentive plan will terminate automatically in 2008, on the tenth anniversary of its adoption by our shareholders.

    The stock incentive plan authorizes the administrator to grant awards in the form of incentive stock options, within the meaning of Section 422 of the United States tax code, nonstatutory stock options, restricted stock purchase rights and other awards of our common stock having such terms and conditions as the board of directors determines, including grants of shares of our common stock upon certain conditions, grants of securities convertible into shares of common stock and grants of stock appreciation rights. While incentive stock options may be granted only to employees, including officers and employee directors, all other awards may be granted to employees, consultants and non-employee directors. No participant will be granted an award to purchase more than 900,000 shares of common stock per calendar year.


    The exercise price per share of incentive stock options granted under the stock incentive plan must be at least equal to the fair market value of a share of our common stock on the date of grant, while the exercise price per share of non-qualified stock options will be determined by our board of directors. However, the exercise price per share of an incentive stock option granted to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock or that of any subsidiary corporation must equal at least 110% of the fair market value of a share of our common stock on the grant date, and the term of that incentive stock option must not exceed five years. The terms of all other options granted under the stock incentive plan may not exceed ten years. The aggregate fair market value (determined as of the date of grant) of our common stock for which incentive stock options may become exercisable for the first time by any optionee may not exceed $100,000 in any calendar year. The administrator has the discretion to determine the vesting provisions and exercise requirements, if any, of all options granted under the plan.


    Unless longer periods are authorized by the administrator, options granted under the equity incentive plan generally must be exercised, if at all, within one year after an optionee's termination of service due to death or disability and otherwise within three months after an optionee's termination of service, but in no event later than the expiration of the option's term. Options granted under the plan generally are not transferable by an optionee other than by will or the laws of descent and distribution, except that, with the consent of the administrator, an optionee may transfer a nonstatutory stock option to certain entities established for the benefit of family members.

    In the case of restricted stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable in the event that the conditions specified in the award are not satisfied prior to the end of the restriction period. Awards of restricted stock may be made subject to vesting restrictions and other conditions as established by the administrator and are not transferable by the participant until vested.

    The stock incentive plan provides that in the event of our merger or consolidation with or into another entity, a sale of all or substantially all of our assets or our complete liquidation, the board of directors may take any one or more of the following actions with respect to the options, restricted stock purchase rights and other awards:


    - provide that all outstanding options, restricted stock purchase rights and other stock based awards will be assumed, or equivalent options be substituted for, by the successor corporation;



    - provide, with written notice to participants, that all unexercised options will become exercisable in full as of a specified time and will terminate immediately prior to the consummation of the merger, consolidation, sale of assets or liquidation unless otherwise exercised by the participant;



    - provide that, in the event of a merger, consolidation, sale of assets or liquidation in which holders of our common stock will receive a cash payment for each share of our common stock surrendered ("Acquisition Price"), all options will terminate and each participant will receive, in exchange, a cash payment equal to the amount (if any) by which (1) the Acquisition Price multiplied by the number of shares of our common stock subject to such outstanding options (whether or not exercisable) exceeds (2) the aggregate exercise price of such options; and



    - provide that all restricted stock purchase rights become free of all restrictions and that all other stock-based awards shall become exercisable, realizable or vested in full, or be free of all conditions or restrictions.


OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding stock options granted during 1999 to our executive officers listed in the Summary Compensation Table. During 1999, we granted options to purchase an aggregate of 1,305,000 shares of common stock to employees and 162,000 shares of common stock to consultants. The exercise price per share for these options was equal to the fair market value of the common stock as of the grant date as determined by our board of directors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                      ------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                         NUMBER OF                                                               RATES OF STOCK PRICE
                         SECURITIES    PERCENT OF TOTAL                                        APPRECIATION FOR OPTION
                         UNDERLYING   OPTIONS GRANTED TO                                               TERM(1)
                          OPTIONS     EMPLOYEES IN FISCAL   EXERCISE PRICE                     ------------------------
NAME                      GRANTED            YEAR             ($/SHARE)      EXPIRATION DATE     5%($)        10%($)
----                     ----------   -------------------   --------------   ---------------   ----------   -----------
William E. Stanton.....   190,000            14.6%               $0.89          10/19/09        $275,446     $438,601
Matthew L.
  Lazarewicz...........   250,000            19.1                 0.89          10/19/09         362,429      577,108

------------------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant assuming that the market value of our stock appreciates from the date of grant to the expiration of the option at annualized rated of 5% and 10%. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to forecast future financial performance or possible future appreciation in the price of our stock. The actual amount the executive officer may realize will depend on the extent to which the stock price exceeds the exercise price of the options on the date the option is exercised.

FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value of unexercised options to purchase common stock held as of December 31, 1999 by our executive officers listed in the Summary Compensation Table. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the values of the unexercised in-the-money options have been calculated on the basis of an assumed initial public offering price of $12.00 per share less the applicable exercise price multiplied by the number of shares that may be acquired on exercise. None of the executive officers listed in the Summary Compensation Table exercised any stock options in 1999.

                         FISCAL YEAR-END OPTION VALUES

                                       NUMBER OF SECURITIES UNDERLYING
                                           UNEXERCISED OPTIONS AT        VALUE OF UNEXERCISED IN-THE-MONEY
                                             FISCAL YEAR-END(#)            OPTIONS AT FISCAL YEAR-END($)
                                       -------------------------------   ----------------------------------
                                        EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
                                       -------------   ---------------   ---------------   ----------------
William E. Stanton...................     120,000          250,000         $1,333,200         $2,777,500
Matthew L. Lazarewicz................           0          250,000                  0          2,777,500

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

    We intend to effect a 2-for-1 stock split of our common stock immediately prior to the consummation of this offering. Each outstanding share of our preferred stock will be converted simultaneously with the consummation of this offering into two shares of common stock as a result of this split. The issued and outstanding preferred stock referred to in this section is not adjusted for this conversion.


AGREEMENT WITH GE CORPORATE RESEARCH AND DEVELOPMENT



    As a result of the investment in our company by GE Capital Equity Investments, Inc., we have entered into an agreement with GE Corporate Research and Development, under which GE CR&D will provide us with technical expertise in controls and materials. Under the terms of that agreement, GE CR&D has agreed to make available to us up to $2,000,000 of its services at cost and we have issued GE Equity a warrant to purchase 240,000 shares of our common stock at an exercise price of $2.10 per share. Of these warrants, 120,000 will vest immediately and 120,000 will vest ratably to the extent to which we use GE CR&D's services. This agreement terminates, and any unvested options are forfeited, on November 1, 2003. GE Equity is a shareholder in our company. Hans Kobler, a Vice President of GE Equity, serves as a member of our board of directors.


DQE ENTERPRISES DISTRIBUTION AGREEMENT


    In connection with our May 1997 formation, DQE Enterprises, a subsidiary of DQE, Inc., entered into a letter agreement with us pursuant to which, among other things, we have agreed to appoint DQE Enterprises or one of its affiliates as our exclusive distributor of our flywheel products for stationary energy storage applications in the states of Pennsylvania, New York, Ohio, West Virginia, Maryland, Delaware, Virginia and the District of Columbia. Under this agreement, we retained the right to make sales in this territory to cable and telephone companies and to electric utilities for their internal use. DQE Enterprises also has a nonexclusive right to distribute the products outside this territory, which we have the right to terminate at any time. The distribution rights have a term of 20 years from the commencement of commercial production of our products, provided that the rights may be terminated earlier if DQE Enterprises does not meet sales targets to be agreed upon in the future. We have agreed to sell our products to DQE Enterprises at the lower of (i) cost of goods sold (including certain overhead expenses) plus 30% and (ii) the lowest price at which the products are sold to others. DQE Enterprises is a shareholder in our company. Eric Stoltz, a Vice-President of DQE Enterprises, serves as a member of our board of directors. The terms of the license agreement were determined on the basis of arms-length negotiations.


LICENSES WITH SATCON

    SatCon has granted us a perpetual, exclusive, royalty-free, worldwide right and license to all patents, patent applications, technical knowledge, information and know-how in existence in May 1997 and any improvements on that intellectual property developed by SatCon prior to the completion of this offering which relate to the field of flywheel energy storage products, systems and processes for stationary terrestrial (in or on ground or affixed to structures on ground) applications, but not for satellite or other non-terrestrial, stationary applications. We do not have the right to sublicense this technology other than in connection with our manufacturing and distribution operations. We will not have any rights to future improvements to its flywheel technology that SatCon develops after the offering. We have granted SatCon a perpetual, worldwide, royalty-free, exclusive right and license to use any improvements upon the flywheel energy storage technology for any applications made by us other than stationary terrestrial applications. SatCon's rights to further improvements made by us in our flywheel technology terminate upon the consummation of this offering. The license from SatCon is terminable by SatCon in certain limited circumstances, including our bankruptcy, upon the material breach of our obligations under the license, the exercise of certain put rights granted by SatCon to certain of our investors and upon notice by SatCon that the license agreement infringes upon the rights of a third party. SatCon is a shareholder in our company. David Eisenhaure, SatCon's president, serves as a member of our board of directors. See "Risk Factors--Any failure to protect our intellectual property could seriously impair our competitive position."

INITIAL FORMATION

    SatCon formed us on May 8, 1997 and funded our initial operations on May 28, 1997, using an investment in SatCon of $5,000,000 made by DQE Enterprises. Pursuant to the terms of a securities purchase agreement dated
May 28, 1997 among us, SatCon and DQE Enterprises, DQE Enterprises made an initial investment in SatCon totaling $5,000,000 in cash to fund flywheel product development and received a warrant to purchase 1,125,500 shares of our common stock, at a purchase price of $2.67 per share. These warrants expired unexercised on May 28, 1999. We granted DQE Enterprises registration rights which were terminated by the registration rights agreement entered into in connection with the class E preferred stock financing described below. As part of the agreement, SatCon invested $5,000,000 in cash in us and received 6,750,000 shares of our common stock and 1,125,000 shares of our class A preferred stock and granted us the perpetual, exclusive, royalty-free right and license described above.

1997 RECAPITALIZATION


    On December 19, 1997, we issued 13,476 shares of our common stock and six shares of our class C preferred stock to six individuals, none of whom were or are affiliates of our company. In connection with this investment, SatCon exchanged 6,746,626 shares of our common stock for 3,373,313 shares of our class A preferred stock.


    In connection with that transaction, the six investors and SatCon entered into a voting agreement under which the stockholders agreed to vote to elect designated directors and as to certain other matters. This agreement, as amended, will terminate upon consummation of this offering.

CLASS D PREFERRED STOCK SECURITIES PURCHASE AGREEMENT

    Pursuant to the terms of a securities purchase agreement dated October 23, 1998, among us, Perseus Capital, DQE Enterprises, Micro-Generation and SatCon:

    - the purchasers purchased from us 1,900,000 shares of our class D preferred stock at a purchase price of $2.50 per share; and

    - we were contractually obligated to issue to the purchasers warrants to purchase in the aggregate 4,455,000 shares of our common stock if we did not meet certain financing goals by October 23, 1999 and April 23, 2000.

    The aggregate consideration we received was $4,750,000. The terms of the securities purchase agreement were determined on the basis of arms-length negotiations. Prior to the execution of the securities purchase agreement, neither we nor SatCon had any material relationship with Perseus Capital or Micro-Generation. Perseus Capital and Micro-Generation are shareholders in our company. Philip Deutch, a Managing Director of Perseus Capital, and Kenneth Socha, Senior Managing Partner of Perseus, serve as members of our board of directors.

CLASS E BRIDGE LOANS

    On June 22, 1999, SatCon, Perseus Capital, DQE Enterprises and Micro-Generation made bridge loans to us in the respective principal amounts of $250,000, $250,000, $50,000 and $50,000. These loans accrued interest at a rate of 12.5% per annum increasing to 15% per annum in the event the loans went into default or were not paid in full by September 23, 1999.

    On August 2, 1999, SatCon, Perseus Capital, DQE Enterprises and Micro-Generation committed to make, and on or subsequent to that date made, bridge loans to us in the respective principal amounts of $1,000,000, $1,350,000, $500,000 and $300,000. As consideration for these loans, we received $2,550,000 in cash and cancelled the loans in the principal amount of $600,000 made to us on June 22, 1999 by the same participants. These loans accrued interest at a rate of 12.5% per annum, increasing to 15% per annum in the event we had not sold $5,000,000 or more of our class E preferred stock by February 2, 2000.

    On January 7, 2000, SatCon, Perseus Capital, DQE Enterprises and Micro Generation made similar bridge loans to us in the respective principal amounts of $200,000, $250,000, $90,000 and $60,000. These loans accrued interest at a rate of 12.5% per annum, increasing to 15% per annum in the event we had not sold $5,000,000 or more of our class E preferred stock by May 7, 2000. The principal and interest on these loans was payable in cash or, in the event the bridge loans were converted into shares of class E preferred stock, in shares of class E preferred stock at the price per share at which the class E preferred stock was issued.

    As part of these transactions, SatCon, Perseus Capital, DQE Enterprises and Micro-Generation received warrants to purchase shares of our class E preferred stock. In the August bridge financing, these investors received warrants to purchase shares in an aggregate amount equal to $787,500 divided by the per share price equal to the price we sold at least $5,000,000 of our class E preferred stock, or, if such transaction was not consummated within 6 months, $2.50 per share. No such transaction was consummated and as a result these warrants were exercisable for an aggregate of 315,000 shares of our class E preferred stock at an exercise price of $2.50 per share. In the January bridge financing, these investors received the right to be issued a warrant under their notes in the event there was a sale of at least $5,000,000 of our class E preferred stock by February 2, 2000 and the investors demanded that either the notes be paid in full or the investors purchased class E preferred stock. No such sale occurred and these warrants were never issued.

    All of these bridge loans and warrants were converted into the class E preferred stock and class E warrants described below, except for the principal and interest accrued on the SatCon $200,000 loan made on January 7, 2000 which was repaid in full prior to the consummation of the class E preferred stock financing.

    The terms of the bridge loan agreements were determined on the basis of arms-length negotiations.

CLASS E PREFERRED STOCK SECURITIES PURCHASE AGREEMENT

    Pursuant to the terms of a securities purchase agreement, dated April 7, 2000, by and among us, SatCon, Perseus Capital, DQE Enterprises and Micro-Generation:

    - the purchasers purchased from us 1,226,141 shares of our class E preferred stock at a purchase price of $3.12 per share; and

    - we issued warrants to purchase 306,535 shares of our class E preferred stock at an exercise price of $2.50 per share.

    The class E preferred stock and these warrants were issued in consideration of the cancellation of $3,550,000 principal amount of the bridge loans and $275,559 accrued interest on those bridge loans and cancellation of the warrants issued in connection with the bridge loans. The terms of the securities purchase agreement were determined on the basis of arms-length negotiations.

FEBRUARY AND MARCH, 2000 INTERIM FINANCINGS

    During February and March, 2000 we borrowed $600,000 from Perseus Capital, $300,000 from SatCon, $300,000 from DQE Enterprises and $200,000 from Micro-Generation under demand promissory notes convertible into our class F preferred stock. The loans accrued interest at a rate of 6% per annum.

    The principal on the Perseus Capital, DQE Enterprises and Micro-Generation notes was converted into class F preferred stock upon consummation of the class F preferred stock financing and accrued interest paid in cash. The principal and interest accrued on the SatCon note was repaid in full prior to the consummation of the class F preferred stock financing.

    The terms of these interim financings were determined on the basis of arms-length negotiations.

CLASS F BRIDGE LOAN

    On April 21, 2000, Perseus Capital, Micro-Generation, Mechanical Technology Incorporated, The Beacon Group, Energy Investment Fund II, L.P. and Penske Corporation made bridge loans to us in the respective principal amounts of $1,200,000, $400,000, $1,200,000, $900,000 and $400,000. These loans accrued interest at a rate of 6% per annum. The principal and interest on these loans were payable in cash or, in the event the bridge loan was converted into shares of class F preferred stock, in shares of class F preferred stock at the price per share at which the class F preferred stock was issued.

    As part of these transactions, Perseus Capital, Micro-Generation, Mechanical Technology, Beacon Group and Penske Corporation received warrants to purchase in the aggregate 82,000 shares of our common stock. These bridge warrants expire on April 21, 2005 and have an exercise price of $2.10 per share.


    The principal and interest accrued on these bridge loans were converted into the class F preferred stock described below. Mechanical Technology and Penske Company LLC, an affiliate of Penske Corporation, are shareholders of our company. Alan Goldberg, a representative of Mechanical Technology, serves as a member of our board of directors.


    The terms of the class F bridge loan were determined on the basis of arms-length negotiations.

CLASS F PREFERRED STOCK SECURITIES PURCHASE AGREEMENT

    Pursuant to the terms of a securities purchase agreement, dated May 23, 2000, by and among us, Perseus Capital, DQE Enterprises, Micro-Generation, Mechanical Technology, Beacon Group, Penske Corporation and GE Capital Equity Investments, Inc.:

    - the purchasers purchased from us 6,785,711 shares of our class F preferred stock at a purchase price of $4.20 per share; and

    - we issued warrants to purchase a number of shares of our common stock equal to $14,250,000 divided by 37.5% of the initial offering price at an exercise price of 37.5% of the initial offering price.

    The class F preferred stock and these warrants were issued in consideration of an aggregate of $23,300,000 in cash and the cancellation of $5,200,000 principal amount of the bridge loans. We also repaid the interest on the bridge loans at the closing of the class F preferred stock financing. The terms of the securities purchase agreement were determined on the basis of arms-length negotiations.

    In connection with the class F preferred stock financing, we entered into an investors rights agreement. Also as part of this financing, we granted the purchasers and SatCon rights to demand registration of their shares of our capital stock under certain circumstances and to participate as selling stockholders in any offering registered by us. See "Description of Capital Stock--Registration Rights

Agreement." The shareholders have waived the right to participate as selling stockholders in this offering.

CONSULTING AGREEMENTS

    We are party to Amended/Restated Consulting Agreements with each of DQE Enterprises, Micro-Generation and Perseus, each dated as of November 1, 1999 under which they act as independent contractors and provide us with consulting and advisory services with respect to:

    - Flywheel applications in utility and related markets;

    - Economic analysis of product opportunities in utility and related markets;

    - Energy market trends and developments; and

    - Other matters relating to our business that we shall reasonably request.

    The terms of these consulting agreements were determined on the basis of arms-length negotiations.

    DQE ENTERPRISES CONSULTING AGREEMENT. Our Amended/Restated Consulting Agreement with DQE Enterprises replaced a consulting agreement with them entered into in 1997.


    Under this agreement, we issued DQE Enterprises 60,000 shares of our class A preferred stock as of May 1998, 60,000 shares of our class A preferred stock as of May 1999 and 25,000 shares of our class A preferred stock as of November 1999. In addition, if not terminated prior to issuance, we would be obligated to issue 60,000 shares of class A preferred stock on October 31 of each year, commencing October 31, 2000. This agreement terminates by its terms immediately prior to the effective date of this offering. Under this agreement, we would be required to issue DQE Enterprises 50,000 shares of our class A preferred stock representing the amount due and owing under the agreement prorated to October 31, 2000. These shares will convert into 100,000 shares of common stock upon consummation of this offering.


    MICRO-GENERATION CONSULTING AGREEMENT. Our Amended/Restated Consulting Agreement with Micro-Generation replaced a consulting agreement with them entered into in 1998.

    Under this agreement, we issued Micro-Generation 24,000 shares of our class A preferred stock in November 1999 in replacement of common stock to which they were entitled as of October 1998 and October 1999. In addition, if not terminated prior to issuance, we would be obligated to issue 12,000 shares of class A preferred stock on October 31 of each year, commencing October 31, 2001. This agreement terminates by its terms immediately prior to the effective date of this offering. Upon termination, we will not be required to issue Micro-Generation any additional shares of our class A preferred stock. Each of these shares will convert into two shares of common stock upon consummation of this offering.

    PERSEUS CAPITAL CONSULTING AGREEMENT. Our Amended/Restated Consulting Agreement with Perseus replaced a consulting agreement with them entered into in 1998.

    Under this agreement, we issued Perseus 96,000 shares of our class A preferred stock in November 1999 in replacement of common stock to which they were entitled as of October 1998 and October 1999. In addition, if not terminated prior to issuance, we would be obligated to issue 48,000 shares of class A preferred stock on October 31 of each year, commencing October 31, 2001. This agreement terminates by its terms immediately prior to the effective date of this offering. Upon termination, we will not be required to issue Perseus Capital any additional shares of our class A preferred stock. Each of these shares will convert into two shares of common stock upon consummation of this offering.

SATCON SERVICES


    During 1997, 1998, 1999 and 2000, SatCon performed research and development, administrative and other services on our behalf. Amounts paid to SatCon for these services amounted to approximately $1,351,000, $443,000, $59,000 and $478,000 during the period from inception to December 31, 1997, the year ended December 31, 1998, the year ended December 31, 1999 and to September 30, 2000, respectively.


INDEMNIFICATION AND INSURANCE

    We intend to enter into indemnification agreements with all of our directors and executive officers and have purchased directors' and officers' liability insurance. In addition, our certificate of incorporation limits the personal liability of our directors, officers and various other parties with whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities to us or our stockholders for any liability arising from an action to which such persons were party by reason of the fact that they were serving us or at our request to the fullest extent not prohibited by the Delaware General Corporation Law.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information regarding the beneficial ownership of our common stock (1) prior to the offering, assuming the issuance of 29,359,530 shares of common stock upon consummation of this offering upon conversion of our preferred stock, and (2) after the offering, assuming the issuance of 820,162 shares of common stock to be issued upon consummation of this offering as a dividend on the class D preferred stock, 39,168 shares of common stock to be issued upon consummation of this offering as a dividend on the class E preferred stock, 100,000 shares accrued as of October 31, 2000 to be issued on the closing date of this offering under a consulting agreement, and the sale of 8,000,000 shares of common stock in this offering, by:


    - our institutional stockholders and all other persons known by us to own beneficially 5% or more of our voting securities;

    - each of our directors;

    - the executive officers listed in the Summary Compensation Table; and

    - all directors and executive officers as a group.

    Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the voting securities beneficially owned by the stockholder.


                                                                        PERCENTAGE OF COMMON STOCK
                                                         NUMBER OF      BENEFICIALLY OWNED(2)(3)(4)
                                                           SHARES       ---------------------------
                                                        BENEFICIALLY      PRIOR TO        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                OWNED(2)(3)(4)     OFFERING       OFFERING
---------------------------------------                --------------   ------------   ------------
William E. Stanton...................................       243,334            *              *
Matthew L. Lazarewicz................................        83,334            *              *
Philip J. Deutch(5)..................................    10,941,694         32.2%          25.8%
David B. Eisenhaure(6)...............................     9,889,614         33.2%          25.5%
Alan P. Goldberg(7)..................................     3,557,808         11.8%           9.1%
Hans Kobler(8).......................................     3,653,808         12.0%           9.3%
Kenneth M. Socha(9)..................................    10,941,694         32.2%          25.8%
Eric R. Stoltz(10)...................................     3,974,990         12.8%          10.0%
SatCon Technology Corporation(11)....................     9,879,614         33.2%          25.5%
Perseus Capital, L.L.C.(12)..........................    10,931,694         32.2%          25.8%
DQE Enterprises, Inc.(13)............................     3,964,990         12.8%          10.0%
Mechanical Technology, Incorporated(14)..............     3,547,808         11.7%           9.0%
GE Capital Equity Investments, Inc.(15)..............     3,643,808         12.0%           9.3%
Micro-Generation Technology Fund, L.L.C.(16).........     2,947,582          9.6%           7.5%
The Beacon Group Energy Investment Fund II,
  L.P.(17)...........................................     2,660,856          8.8%           6.8%
Penske Company LLC(18)...............................     1,182,602          4.0%           3.1%
All directors and executive officers as a group
  (12 persons).......................................    32,359,248         86.3%          70.9%


------------------------

*   Less than 1%.

(1) The address for all executive officers and directors is c/o Beacon Power Corporation, 6D Gill Street, Woburn, Massachusetts 01801.


(2) The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to those securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after October 24, 2000 through the exercise of any warrant, stock option or other right. The inclusion in this prospectus of these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants, options or convertible preferred stock held by that person that are exercisable or convertible within 60 days of October 24, 2000, but excludes shares of common stock underlying warrants, options or convertible preferred stock held by any other person. Percentage of beneficial ownership prior to the offering is based on 29,586,644 shares of common stock outstanding as of October 24, 2000 after giving effect to the conversion of our preferred stock, plus, after the offering, 820,162 shares of common stock to be issued upon consummation of this offering as a dividend on the class D preferred stock, 39,168 shares of common stock to be issued upon consummation of this offering as a dividend on the class E preferred stock, 100,000 shares accrued as of October 31, 2000 to be issued on the closing date of the offering as common stock under a consulting agreement, and the 8,000,000 shares of common stock being sold in this offering assuming no exercise of the underwriters' overallotment option.



(3) Includes the following number of shares of common stock issuable upon the exercise of stock options which may be exercised on or before December 23, 2000: Mr. Stanton, 243,334; Mr. Lazarewicz, 0; Ms. Lister, 88,000;
    Mr. French, 0; Mr. Spiezio, 0; Mr. Deutch, 10,000; Mr. Eisenhaure, 10,000; Mr. Goldberg, 10,000; Mr. Kobler, 10,000; Mr. Socha, 10,000; and
    Mr. Stoltz, 10,000.


(4) Assumes conversion of all shares of preferred stock into common stock upon consummation of this offering. The percentage of common stock beneficially owned after the offering also assumes that the underwriters have not exercised their over-allotment option.

(5) Mr. Deutch is a Director of Beacon. Includes the shares and warrants held by Perseus Capital of which Mr. Deutch is a Managing Director. Mr. Deutch disclaims beneficial ownership of these shares.

(6) Mr. Eisenhaure is a Director of Beacon. Includes the shares and warrants held by SatCon of which Mr. Eisenhaure is the President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Eisenhaure disclaims beneficial ownership of these shares.

(7) Mr. Goldberg is a Director of Beacon. Includes the shares and warrants held by Mechanical Technology of which Mr. Goldberg is a member of the Board of Directors. Mr. Goldberg disclaims beneficial ownership of these shares.


(8) Mr. Kobler is a Director of Beacon. Includes the shares and warrants held by GE Equity of which Mr. Kobler is Vice President and that are exercisable within 60 days of October 24, 2000. Mr. Kobler disclaims beneficial ownership of these shares.


(9) Mr. Socha is a Director of Beacon. Includes the shares and warrants held by Perseus Capital of which Mr. Socha is the Senior Managing Director.
    Mr. Socha disclaims beneficial ownership of these shares.

(10) Mr. Stoltz is a Director of Beacon. Includes the shares and warrants held by DQE Enterprises, Inc. of which Mr. Stoltz is a Vice President.
    Mr. Stoltz disclaims beneficial ownership of these shares.

(11) Includes shares of common stock issuable upon exercise of warrants to purchase 173,704 shares of common stock. SatCon's address is 161 First Street, Cambridge, MA 02142.

(12) Includes shares of common stock issuable upon exercise of warrants to purchase 3,179,260 shares of common stock and 535,586 shares of common stock to be issued upon consummation of this offering as dividends on the class D and E preferred stock. Also includes shares of common stock issuable upon exercise of warrants issued in connection with the class F financing to purchase a number of shares of common stock equal to $3,000,000 divided by 37.5% of the initial offering price, or 666,666 shares assuming a $12.00 initial public offering price. Perseus Capital's address is The Army and Navy Club Building, 1627 I Street, N.W., Suite 610, Washington, DC 20006.


(13) Includes shares of common stock issuable upon exercise of warrants to purchase 1,002,398 shares of common stock, 179,208 shares of common stock to be issued upon consummation of this offering as dividends on the class D and E preferred stock and 100,000 shares accrued through October 31, 2000 to be issued in payment of consulting fees. Also includes shares of common stock issuable upon exercise of warrants issued in connection with the class F financing to purchase a number of shares of common stock equal to $1,000,000 divided by 37.5% of the initial offering price, or 222,222 shares assuming a $12.00 initial public offering price. DQE Enterprises' address is One Northshore Center, Suite 100, 12 Federal Street, Pittsburgh, PA 15212.



(14) Includes shares of common stock issuable upon exercise of warrants issued in connection with the class F financing equal to $3,000,000 divided by 37.5% of the initial offering price, or 666,666 shares assuming a $12.00 initial public offering price. Mechanical Technology's address is 30 South Pearl Street, Albany, NY 12207.



(15) Includes shares of common stock issuable upon exercise of warrants to purchase 120,000 shares of common stock which may be exercised on or before December 23, 2000. Also includes shares of common stock issuable upon exercise of warrants issued in connection with the class F financing equal to $3,000,000 divided by 37.5% of the initial offering price, or 666,666 shares assuming a $12.00 initial public offering price. GE Equity's address is 120 Long Ridge Road, Stamford, CT 06927.


(16) Includes shares of common stock issuable upon exercise of warrants to purchase 744,708 shares of common stock and 133,438 shares of common stock to be issued upon consummation of this offering as dividends on the class D and E preferred stock. Also includes shares of common stock issuable upon exercise of warrants issued in connection with the class F financing to purchase a number of shares of common stock equal to $1,000,000 divided by 37.5% of the initial offering price, or 222,222 shares assuming a $12.00 initial public offering price. Micro-Generation's address is c/o Arete Corporation, P.O. Box 1299, Center Harbor, NH 03226.

(17) Includes shares of common stock issuable upon exercise of warrants to purchase 18,000 shares of common stock. Also includes shares of common stock issuable upon exercise of warrants issued in connection with the class F financing equal to $2,250,000 divided by 37.5% of the initial offering price, or 500,000 shares assuming a $12.00 initial public offering price. Beacon Group's address is 399 Park Avenue, New York, NY 10022.

(18) Includes shares of common stock issuable upon exercise of warrants to purchase 8,000 shares of common stock. Also includes shares of common stock issuable upon exercise of warrants issued in connection with the class F financing equal to $1,000,000 divided by 37.5% of the initial offering price, or 222,222 shares assuming a $12.00 initial public offering price. Penske's address is 13400 Outer Drive West, B41, Detroit, MI 48239.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


    Immediately prior to the consummation of this offering, we will increase our authorized common stock to 110,000,000. As of October 24, 2000, 227,114 shares were issued and outstanding. The following summary description of the common stock is qualified in its entirety by reference to our certificate of incorporation.


    VOTING RIGHTS

    The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

    DIVIDENDS


    Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.


    OTHER RIGHTS

    All holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock upon our liquidation, dissolution or winding up. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock. The outstanding common stock is, and the common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

WARRANTS


    We have outstanding five series of warrants to purchase our common stock that were issued in connection with our class D and F preferred stock financings, to GE Capital Equity Investments, Inc. and to certain of our consultants. We also issued a series of warrants to purchase our class E preferred stock in connection with our class E preferred stock financing. Upon consummation of this offering, these warrants will be exercisable for shares of our common stock.


    The exercise price and the number of shares of common stock to be issued upon exercise of the warrants will be adjusted under certain circumstances, including:

    - subdivisions, stock dividends or combinations of our common stock;

    - reclassifications, exchanges, substitutions, or in-kind distributions that results in a change in the number and/or class of the securities issuable upon exercise of the warrants;

    - reorganizations, mergers and similar transactions; and

    - the issuance of additional common stock or securities convertible into common stock at a price per share less than the exercise price in effect immediately prior to the issuance of the additional securities.

    Holders of the warrants are not entitled to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right as stockholders.

    CLASS D PREFERRED STOCK FINANCING WARRANTS. Of the 4,455,000 warrants issued in connection with the class D preferred stock financing, one-third have an exercise price of $1.67, one-third have an exercise price of $2.25 and one-third have an exercise price of $3.00. Holders of these warrants may exercise their warrants at any time prior to their expiration on December 31, 2004.

    CLASS E PREFERRED STOCK FINANCING WARRANTS. The warrants issued in connection with the class E preferred stock financing are exercisable for 306,535 shares of our class E preferred stock at an exercise price of $2.50 per share. The warrants will convert upon consummation of this offering into warrants to receive shares of our common stock on a 2-for-1 basis. Holders of these warrants may exercise their warrants at any time prior to their expiration on April 7, 2005.


    CLASS F PREFERRED STOCK BRIDGE LOAN WARRANTS. The warrants issued in connection with the class F preferred stock bridge loan are exercisable for 58,000 shares of our common stock at an exercise price of $2.10 per share. Holders of these warrants may exercise their warrants at any time prior to their expiration on April 21, 2005.


    CLASS F PREFERRED STOCK WARRANTS. The warrants issued in connection with the class F preferred stock financing are exercisable for a number of shares of our common stock equal to $14,250,000 divided by 37.5% of the initial public offering price, or 3,166,666 shares assuming a $12.00 initial public offering price. The exercise price is 37.5% of the initial public offering price, or $4.50, assuming a $12.00 initial public offering price. Holders of these warrants may exercise their warrants at any time after this offering prior to their expiration on May 23, 2005.


    CORPORATE RESEARCH AND DEVELOPMENT WARRANTS. As a result of the investment in our company by GE Capital Equity Investments, Inc., we have entered into an agreement with GE Corporate Research and Development, under which GE CR&D will provide us with technical expertise in controls and materials. Under the terms of that agreement, GE CR&D has agreed to make available to us up to $2,000,000 of its services at cost and we have issued GE Equity a warrant to purchase 240,000 shares of our common stock at an exercise price of $2.10 per share. Of these warrants, 120,000 will vest immediately and 120,000 will vest ratably to the extent to which we use GE CR&D's services. This agreement terminates, and any unvested options are forfeited, on November 1, 2003.


    CONSULTANT WARRANTS. The warrants issued to two of our consultants are exercisable for an aggregate of 70,000 shares of our common stock at an exercise price equal to the initial public offering price. The holder of one of these warrants exercisable for 50,000 shares of common stock may exercise its warrant at any time prior to January 31, 2001. The holder of the other warrant exercisable for 20,000 shares of common stock may exercise its warrant at any time prior to August 2, 2005.

PREFERRED STOCK

    We are authorized to issue 21,500,007 shares of preferred stock. No description of any of our outstanding classes of preferred stock is included because all outstanding shares of preferred stock will automatically convert into shares of common stock upon consummation of this offering and our certificate of incorporation will be amended to remove these classes of stock.

    As of the date of consummation of this offering, we will authorize a new class of preferred stock consisting of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more classes, the terms of which may be determined at the time of issuance by our board of directors, without further action by stockholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights. The issuance of preferred stock could reduce the rights, including voting rights, of the holders of common stock, and, therefore, reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving the control of us by our existing stockholders.

REGISTRATION RIGHTS AGREEMENT


    Beginning 180 days after the closing of this offering, Perseus Capital, DQE Enterprises, Micro-Generation, Mechanical Technology, Beacon Group, Penske, SatCon and GE Capital Equity Investments, Inc., who will hold in the aggregate approximately 30,346,220 shares of our common stock and outstanding warrants to purchase 5,366,070 shares of common stock and warrants to purchase a number of shares of common stock equal to $14,250,000 divided by 37.5% of the initial public offering price, or 3,166,666 shares of common stock assuming a $12.00 initial offering price, or their transferees, will have the right to demand that we register their shares on up to two occasions, provided the anticipated aggregate offering is at least $500,000. In addition, these holders may require us to file additional registration statements on Form S-3. These holders will also have the right to include the shares of common stock they hold or acquire upon the exercise of the warrants in any registration statements we file with the Securities Exchange Commission, other than registration statements filed with respect to employee benefit plans or in connection with an acquisition. We are not required to file more than one registration statement in any six-month period. We are required to bear the costs of the exercise of these registration rights.


LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation limits the liability of our directors, officers and various other parties whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities to us or our stockholders for any liability arising from an action to which such persons were party by reason of the fact that they were serving us or at our request to the fullest extent not prohibited by the Delaware General Corporation Law.

    We intend to enter into indemnification agreements with our directors and officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent not prohibited by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers. We also maintain liability insurance for our directors and officers in order to limit our exposure to liability for indemnification of our directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS WHICH MAY HAVE
  ANTI-TAKEOVER EFFECT

    A number of provisions of our certificate of incorporation and by-laws which will be effective upon completion of this offering concern matters of corporate governance and the rights of stockholders. These provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with our staggered board of directors and the ability of our board of directors to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and those of our stockholders. Our board of directors has no present plans to adopt any further measures or devices which may be deemed to have an "anti-takeover effect."

MEETINGS OF STOCKHOLDERS


    Our by-laws provide that a special meeting of stockholders may be called only by our President or our board of directors unless otherwise required by law. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our by-laws include notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.


DIRECTOR VACANCIES AND REMOVAL

    Our by-laws provide that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. Our by-laws provide that directors may be removed from office with or without cause and only by the affirmative vote of holders of a majority of the shares then entitled to vote at an election of directors.

ABILITY TO ADOPT STOCKHOLDER RIGHTS PLAN


    Our board of directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares in order to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of our company by means of a merger, tender offer, proxy contest or otherwise if our board of directors determines that such change in control is not in our best interests and our stockholders. Our board of directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to effect a change in control of our company.


AMENDMENT OF BY-LAWS

    Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

STATUTORY BUSINESS COMBINATION PROVISION

    Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

    - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

    - upon the closing of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

    - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

    The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of a least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contains any such exclusion.

TRADING ON THE NASDAQ NATIONAL MARKET SYSTEM

    We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "BCON."

TRANSFER AGENT AND REGISTRAR

    The name and address of the transfer agent and registrar for our common stock is EquiServe Trust Company, 150 Royall Street, Canton, Massachusetts 02021.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock prevailing from time to time. Nonetheless, substantial sales of common stock in the public market following this offering, or the perception that sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity capital in the future.

SALES OF RESTRICTED SHARES


    Following this offering, there will be 38,545,974 shares of our common stock outstanding. Of these shares, the 8,000,000 shares which are being sold in this offering generally will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates" as defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below.


    All of the remaining shares of common stock which will be outstanding after the offering will be "restricted securities" as defined in Rule 144, and may be sold in the future without registration under the Securities Act subject to compliance with the provisions of Rule 144 or any other applicable exemption under the Securities Act. Generally, restricted securities that have been owned for a period of at least two years may be sold immediately after the completion of this offering, and restricted securities that have been owned for at least one year may be sold immediately after the completion of this offering but subject to the volume limitations of Rule 144.

    At our request, the underwriters have reserved up to 5% of the shares of common stock in the offering for sale at the initial public offering price to our directors, officers and employees as well as to clients and vendors who have advised us of their desire to purchase the shares. All of the shares purchased through the directed share program will be subject to lock-up agreements for a period of 30 days from the date of this prospectus and for a period of 180 days from the date of this prospectus if they are purchased by shareholders subject to the lock-up agreements described separately below.

    In connection with this offering, our existing officers, directors, and certain stockholders who will own an aggregate of 30,346,220 shares of common stock after this offering, have agreed with the underwriters that, subject to exceptions, they will not sell or dispose of any of their shares for 180 days after the date of this prospectus. Salomon Smith Barney, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such restrictions. Subject to these lock-up agreements, the shares of common stock outstanding upon the closing of the offering will be available for sale in the public market as follows:


        APPROXIMATE
      NUMBER OF SHARES                                 DESCRIPTION
----------------------------                           -----------
                     13,488    These shares will be immediately saleable under Rule 144.
                  7,600,000    After the date of this prospectus, freely tradable shares
                               sold in the offering.
                    400,000    After 30 days from the date of this prospectus, these shares will be freely tradable, unless purchased by shareholders
                               who are subject to 180-day lock-up agreements.
                    102,932    After 90 days from the date of this prospectus, these shares will be saleable under Rule 701.
                     83,334    After 180 days from the date of this prospectus, the lock-up period will expire and these shares will be saleable under
                               Rule 701.
                 12,929,186    After 180 days from the date of this prospectus, the lock-up period will expire and these shares will be saleable under
                               Rule 144 without regard to holding period limitations but
                               subject, in some cases, to volume limitations.
                 17,417,034    After 180 days from the date of this prospectus, the lock-up period will expire and these shares will be saleable under
                               Rule 144, subject to holding period and volume limitations.

    In general, under Rule 144 as currently in effect, assuming we are current in our public filings with the Securities Exchange Commission, a person or persons whose shares are required to be aggregated, including an affiliate of ours, and who has beneficially owned shares for at least one year is entitled to sell through a broker's transaction or in a transaction directly with a market maker, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, which is expected to be 385,460 shares upon the completion of this offering, or the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, that person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.


WARRANTS


    We have outstanding warrants to purchase 5,436,070 shares of our common stock, plus outstanding warrants to purchase a number of shares equal to $14,250,000 divided by 37.5% of the initial offering price, or 3,166,666 shares assuming a $12.00 initial public offering price. The shares purchased upon exercise of these warrants may be sold 180 days after the date of this prospectus, subject to the holding period, volume limitation and other requirements of Rule 144 under the Securities Act.


STOCK INCENTIVE PLAN


    Under our stock incentive plan, as of October 24, 2000, options to purchase 4,769,540 shares of common stock were issued and outstanding, of which options to purchase 1,119,890 shares have vested. We intend to file a registration statement on Form S-8 with respect to the aggregate of shares of common stock issuable under our stock incentive plan promptly following the consummation of this offering. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.


ISSUANCE OF ADDITIONAL SHARES

    We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under our stock incentive plan.

REGISTRATION RIGHTS


    After this offering, holders of 30,346,220 shares of our common stock and the common stock issuable upon exercise of outstanding warrants to purchase 5,366,070 shares of common stock and warrants to purchase a number of shares of common stock equal to $14,250,000 divided by 37.5% of the initial public offering price, or 3,166,666 shares of common stock assuming a $12.00 initial offering price will be entitled to cause us to register those shares. See "Description of Capital Stock--Registration Rights." Registration of these shares would result in them becoming freely tradable without restriction under the Securities Act of 1933.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares set forth opposite the name of that underwriter.


NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Salomon Smith Barney Inc....................................
Banc of America Securities LLC..............................
CIBC World Markets Corp.....................................
                                                                 ---------
    Total...................................................     8,000,000
                                                                 =========


    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to the approval of particular legal matters by the underwriters' counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by their over-allotment option described below, if they purchase any of the shares.

    The underwriters, for whom Salomon Smith Barney Inc., Banc of America Securities LLC, and CIBC World Markets Corp. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to particular dealers at the public offering price less a concession not
in excess of $           per share. The underwriters may allow, and such dealers
may reallow, a concession not in excess of $           per share on sales to
other dealers. If all the shares are not sold at the initial offering price, the underwriters may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

    We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,200,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

    At our request, the underwriters have reserved up to 5% of the shares of common stock in the offering for sale at the initial public offering price to our directors, officers and employees and certain of their friends and family members as well as to clients and vendors who have advised us of their desire to purchase the shares. All of the shares purchased through the directed share program will be subject to lock-up agreements for a period of 30 days from the date of this prospectus and for a period of 180 days from the date of this prospectus if they are purchased by shareholders subject to the lock-up agreements described separately below. The number of shares of common stock available for sale to the general public will be reduced to the extent that these individuals purchase reserved shares. Any reserved shares that are not purchased through this directed share program will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with the sales of the directed shares.

    We and our officers, directors and major shareholders have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering for the shares was determined by negotiation between us and the representatives. Among the factors considered in determining the initial public offering price were:

    - our record of operations;

    - our current financial condition;

    - our future prospects;

    - our markets;

    - the economic conditions in and future prospects for the industry in which we compete;

    - our management; and

    - currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us.

The prices at which the shares will sell in the public market after this offering may, however, be lower than the price at which they are sold by the underwriters. Additionally, an active trading market in our common stock may not develop and continue after this offering.

    We intend to apply to have our common stock included for quotation on the Nasdaq National Market under the symbol "BCON".

    The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per share............................................     $              $
Total................................................     $              $

    In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

    The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member while Salomon Smith Barney Inc., in covering a syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.



    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations.


    We estimate that our total expenses for this offering, excluding the underwriting discount, will be $1,175,860.

    We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Edwards & Angell, LLP, Boston, Massachusetts. Various legal matters related to this offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS


    The financial statements as of December 31, 1998 and 1999 and for the years then ended and the period from May 8, 1997 (date of inception) to December 31, 1997 and the period from May 8, 1997 (date of inception) to December 31, 1999 and the financial statements as of September 30, 2000 and for the nine months then ended and the period from May 8, 1997 (date of inception) to September 30, 2000 included in this prospectus, and from which certain Selected Financial Data included in this prospectus have been derived, and have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein. Such financial statements and Selected Financial Data have been included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted certain parts of the registration statement as permitted by the Securities and Exchange Commission's rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are necessarily summaries of these documents and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement.

    You can inspect and copy all or any portion of the registration statements or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the Securities and Exchange Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

    We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                            BEACON POWER CORPORATION

                         (A DEVELOPMENT STAGE COMPANY)


                         INDEX TO FINANCIAL STATEMENTS



                                                                PAGE
                                                              --------
FINANCIAL STATEMENTS:


AUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997 AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999.



  Independent Auditors' Report..............................     F-2

  Balance Sheets............................................     F-3

  Statements of Operations..................................     F-4

  Statements of Stockholders' Deficiency....................     F-5

  Statements of Cash Flows..................................     F-6

  Notes to Financial Statements.............................     F-7



FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 2000 AND THE PERIOD FROM MAY 8, 1997 (DATE OF INCEPTION) TO SEPTEMBER 30, 2000.




  Independent Auditors' Report..............................    F-21

  Balance Sheet.............................................    F-22

  Statements of Operations..................................    F-23

  Statements of Stockholders' Deficiency....................    F-24

  Statements of Cash Flows..................................    F-25

  Notes to Financial Statements.............................    F-26

    The accompanying financial statements give effect to the completion of a 2-for-1 split of the Company's common stock which will take place on the effective date of the offering. The following report is in the form which will be furnished by Deloitte & Touche LLP upon the completion of the 2-for-1 split of the Company's common stock described in Note 16 to the financial statements and assuming that from October 25, 2000 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or require disclosure therein.



                          INDEPENDENT AUDITORS' REPORT



To the Stockholders and Board of Directors of Beacon Power Corporation:



    We have audited the accompanying balance sheets of Beacon Power Corporation (the "Company")(a development stage company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficiency and cash flows for the years then ended and for the period from May 8, 1997 (date of inception) through December 31, 1997 and the period from May 8, 1997 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beacon Power Corporation as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended and the period from May 8, 1997 (date of inception) through December 31, 1997 and the period from May 8, 1997 (date of inception) through December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.



Boston, Massachusetts
May 25, 2000 (September 22, 2000 as to the last two paragraphs of Note 15 and
October   , 2000 as to Note 16)



/s/ Deloitte & Touche LLP
Boston, Massachusetts
October 25, 2000

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              ----------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $2,491,151   $    234,350
  Prepaid expenses and other current assets.................      20,307         15,987
                                                              ----------   ------------
      Total current assets..................................   2,511,458        250,337
PROPERTY AND EQUIPMENT, Net.................................     433,726        566,013

PREPAID FINANCING COSTS.....................................          --         81,934

DEPOSITS....................................................      42,595         57,150

OTHER ASSETS................................................       4,375         18,066
                                                              ----------   ------------
TOTAL ASSETS................................................  $2,992,154   $    973,500
                                                              ==========   ============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  822,723   $    413,146
  Accrued compensation and benefits.........................      68,183        109,206
  Accrued interest..........................................          --        164,140
  Accrued loss on sales commitments.........................          --        325,000
  Due to related party......................................      18,611             --
  Other accrued expenses....................................      15,622         43,222
  Current portion of capital lease obligations..............     105,406         73,291
                                                              ----------   ------------
      Total current liabilities.............................   1,030,545      1,128,005
                                                              ----------   ------------
DIVIDENDS PAYABLE...........................................     112,153        749,005
                                                              ----------   ------------
NOTES PAYABLE TO INVESTORS..................................          --      3,150,000
                                                              ----------   ------------
CAPITAL LEASE OBLIGATIONS, Net of current portion...........      76,166          2,875
                                                              ----------   ------------
COMMITMENTS (Note 6)

CLASS D REDEEMABLE CONVERTIBLE
PREFERRED STOCK (Liquidation preference of $4,750,000)......   4,493,145      4,534,816
                                                              ----------   ------------
STOCKHOLDERS' (DEFICIENCY) EQUITY:
  Preferred stock:
    Class A Convertible, $.01 par value; 6,000,000, shares
     authorized 4,622,907, and 4,767,907 shares issued and
     outstanding in 1998 and 1999 respectively, (liquidation
     preference, $20,571,936, and $21,217,186,
     respectively)..........................................   5,378,951      5,741,451
    Class B Convertible, $.01 par value; 1 share authorized;
     no shares issued and outstanding.......................          --             --
    Class C Convertible, $.01 par value; 6 shares
     authorized, issued and outstanding.....................      29,866         29,866
    Common stock, $.01 par value; 110,000,000 shares
     authorized; 16,848 shares issued and outstanding.......         168            168
  Deferred consulting expense, net..........................     (37,500)      (100,000)
  Deferred stock compensation...............................          --        (56,648)
  Additional paid-in capital................................          --        515,318
  Deficit accumulated during the development stage..........  (8,091,340)   (14,721,356)
                                                              ----------   ------------
      Total stockholders' deficiency........................  (2,719,855)    (8,591,201)
                                                              ----------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY..............  $2,992,154   $    973,500
                                                              ==========   ============

SEE NOTES TO FINANCIAL STATEMENTS.

                            BEACON POWER CORPORATION

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                               PERIOD FROM                                   CUMULATIVE FROM
                                                               MAY 8, 1997                                     MAY 8, 1997
                                                                (DATE OF                                         (DATE OF
                                                              INCEPTION) TO    YEAR ENDED     YEAR ENDED    INCEPTION) THROUGH
                                                              DECEMBER 31,    DECEMBER 31,   DECEMBER 31,      DECEMBER 31,
                                                                  1997            1998           1999              1999
                                                              -------------   ------------   ------------   ------------------
REVENUE.....................................................   $   232,316    $        --    $   268,868       $    501,184
                                                               -----------    -----------    -----------       ------------

OPERATING EXPENSES:
  Selling, general and administrative.......................     1,168,471      1,188,165      1,558,985          3,915,621
  Research and development..................................     2,291,874      3,523,572      3,506,031          9,321,477
  Loss on sales commitments.................................            --             --        325,000            325,000
  Depreciation and amortization.............................            --         78,208        218,594            296,802
                                                               -----------    -----------    -----------       ------------
    Total operating expenses................................     3,460,345      4,789,945      5,608,610         13,858,900
                                                               -----------    -----------    -----------       ------------

LOSS FROM OPERATIONS........................................    (3,228,029)    (4,789,945)    (5,339,742)       (13,357,716)
                                                               -----------    -----------    -----------       ------------

OTHER INCOME (EXPENSE):
  Interest income...........................................       116,648         11,277         25,118            153,043
  Interest expense..........................................            --        (14,730)      (356,869)          (371,599)
                                                               -----------    -----------    -----------       ------------
    Total other income (expense), net.......................       116,648         (3,453)      (331,751)          (218,556)
                                                               -----------    -----------    -----------       ------------

NET LOSS....................................................    (3,111,381)    (4,793,398)    (5,671,493)       (13,576,272)

PREFERRED STOCK DIVIDENDS...................................            --       (112,153)      (916,852)        (1,029,005)

ACCRETION OF REDEEMABLE CONVERTIBLE PREFERRED STOCK.........            --         (6,908)       (41,671)           (48,579)
                                                               -----------    -----------    -----------       ------------

LOSS TO COMMON SHAREHOLDERS.................................   $(3,111,381)   $(4,912,459)   $(6,630,016)      $(14,653,856)
                                                               ===========    ===========    ===========       ============

LOSS PER SHARE--BASIC AND DILUTED...........................   $   (184.67)   $   (291.58)   $   (393.52)
                                                               ===========    ===========    ===========

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING..................        16,848         16,848         16,848
                                                               ===========    ===========    ===========

PRO FORMA LOSS PER SHARE....................................                                 $     (0.42)
                                                                                             ===========

PRO FORMA WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING--BASIC
  AND DILUTED...............................................                                  13,492,674
                                                                                             ===========


SEE NOTES TO FINANCIAL STATEMENTS.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                                                                CLASS A                  CLASS C
                                                            PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK
                                                         ----------------------   ---------------------   ---------------------
                                                          SHARES       AMOUNT       SHARES      AMOUNT      SHARES      AMOUNT
                                                         ---------   ----------   ----------   --------   ----------   --------
BALANCE AT MAY 8, 1997 (DATE OF INCEPTION).............         --   $       --           --   $    --            --   $     --
  Issuance of founder's shares.........................         --           --           --        --     6,750,000     67,500
  Issuance of Class A preferred stock..................  1,125,000    5,000,000           --        --            --         --
  Recapitalization.....................................  3,373,313       67,466           --        --    (6,746,626)   (67,466)
  Rounding for fractional shares.......................         --           --           --        --            (2)        --
  Issuance of Class C preferred and common stock.......         --           --            6    29,866        13,476        134
  Repayment of subscription receivable.................
  Accrual of consulting expense........................         --           --           --        --            --         --
  Net loss.............................................         --           --           --        --            --         --
                                                         ---------   ----------   ----------   -------    ----------   --------
BALANCE, DECEMBER 31, 1997.............................  4,498,313    5,067,466            6    29,866        16,848        168
  Issuance of Class A preferred stock for services.....    120,000      300,000           --        --            --         --
  Issuance of Class A preferred stock for services and
    interest on loans..................................      4,594       11,485           --        --            --         --
  Dividend on Class D preferred stock..................         --           --           --        --            --         --
  Repayment of subscription receivable.................         --           --           --        --            --         --
  Amortization of deferred consulting expense, net.....         --           --           --        --            --         --
  Accretion of redeemable preferred stock to redemption
    value..............................................         --           --           --        --            --         --
  Net loss.............................................         --           --           --        --            --         --
                                                         ---------   ----------   ----------   -------    ----------   --------
BALANCE, DECEMBER 31, 1998.............................  4,622,907    5,378,951            6    29,866        16,848        168
  Issuance of Class A preferred stock for services.....    145,000      362,500           --        --            --         --
  Dividend on Class D preferred stock..................         --           --           --        --            --         --
  Deferred stock compensation..........................         --           --           --        --            --         --
  Amortization of deferred stock compensation..........         --           --           --        --            --         --
  Amortization of deferred consulting expense, net.....         --           --           --        --            --         --
  Issuance of warrants to holders of Class D shares....         --           --           --        --            --         --
  Issuance of warrants for bridge loans................         --           --           --        --            --         --
  Accretion of redeemable preferred stock to redemption
    value..............................................         --           --           --        --            --         --
  Net loss.............................................         --           --           --        --            --         --
                                                         ---------   ----------   ----------   -------    ----------   --------
BALANCE, DECEMBER 31, 1999.............................  4,767,907   $5,741,451            6   $29,866        16,848   $    168
                                                         =========   ==========   ==========   =======    ==========   ========

                                                                                                                    DEFICIT
                                                          DEFERRED                                                ACCUMULATED
                                                         CONSULTING     DEFERRED      ADDITIONAL      STOCK        DURING THE
                                                          EXPENSE,        STOCK        PAID-IN     SUBSCRIPTION   DEVELOPMENT
                                                            NET       COMPENSATION     CAPITAL      RECEIVABLE       STAGE
                                                         ----------   -------------   ----------   ------------   ------------
BALANCE AT MAY 8, 1997 (DATE OF INCEPTION).............  $      --      $     --      $      --    $        --    $        --
  Issuance of founder's shares.........................         --            --             --             --        (67,500)
  Issuance of Class A preferred stock..................         --            --             --     (5,000,000)            --
  Recapitalization.....................................         --            --             --             --             --
  Rounding for fractional shares.......................         --            --             --             --             --
  Issuance of Class C preferred and common stock.......         --            --             --             --             --
  Repayment of subscription receivable.................                                              2,992,492             --
  Accrual of consulting expense........................     87,500            --             --             --             --
  Net loss.............................................         --            --             --             --     (3,111,381)
                                                         ---------      --------      ----------   -----------    ------------
BALANCE, DECEMBER 31, 1997.............................     87,500            --             --     (2,007,508)    (3,178,881)
  Issuance of Class A preferred stock for services.....   (150,000)           --             --             --             --
  Issuance of Class A preferred stock for services and
    interest on loans..................................         --            --             --             --             --
  Dividend on Class D preferred stock..................         --            --             --             --       (112,153)
  Repayment of subscription receivable.................         --            --             --      2,007,508             --
  Amortization of deferred consulting expense, net.....     25,000            --             --             --             --
  Accretion of redeemable preferred stock to redemption
    value..............................................         --            --             --             --         (6,908)
  Net loss.............................................         --            --             --             --     (4,793,398)
                                                         ---------      --------      ----------   -----------    ------------
BALANCE, DECEMBER 31, 1998.............................    (37,500)           --             --             --     (8,091,340)
  Issuance of Class A preferred stock for services.....   (125,000)           --             --             --             --
  Dividend on Class D preferred stock..................         --            --             --             --       (636,852)
  Deferred stock compensation..........................         --       (65,318)        65,318             --             --
  Amortization of deferred stock compensation..........         --         8,670             --             --             --
  Amortization of deferred consulting expense, net.....     62,500            --             --             --             --
  Issuance of warrants to holders of Class D shares....         --            --        280,000             --       (280,000)
  Issuance of warrants for bridge loans................         --            --        170,000             --             --
  Accretion of redeemable preferred stock to redemption
    value..............................................         --            --             --             --        (41,671)
  Net loss.............................................         --            --             --             --     (5,671,493)
                                                         ---------      --------      ----------   -----------    ------------
BALANCE, DECEMBER 31, 1999.............................  $(100,000)     $(56,648)     $ 515,318    $        --    $(14,721,356)
                                                         =========      ========      ==========   ===========    ============


                                                             TOTAL
                                                         STOCKHOLDERS'
                                                          DEFICIENCY
                                                         -------------
BALANCE AT MAY 8, 1997 (DATE OF INCEPTION).............  $         --
  Issuance of founder's shares.........................            --
  Issuance of Class A preferred stock..................            --
  Recapitalization.....................................            --
  Rounding for fractional shares.......................            --
  Issuance of Class C preferred and common stock.......        30,000
  Repayment of subscription receivable.................     2,992,492
  Accrual of consulting expense........................        87,500
  Net loss.............................................    (3,111,381)
                                                         ------------
BALANCE, DECEMBER 31, 1997.............................        (1,389)
  Issuance of Class A preferred stock for services.....       150,000
  Issuance of Class A preferred stock for services and
    interest on loans..................................        11,485
  Dividend on Class D preferred stock..................      (112,153)
  Repayment of subscription receivable.................     2,007,508
  Amortization of deferred consulting expense, net.....        25,000
  Accretion of redeemable preferred stock to redemption
    value..............................................        (6,908)
  Net loss.............................................    (4,793,398)
                                                         ------------
BALANCE, DECEMBER 31, 1998.............................    (2,719,855)
  Issuance of Class A preferred stock for services.....       237,500
  Dividend on Class D preferred stock..................      (636,852)
  Deferred stock compensation..........................            --
  Amortization of deferred stock compensation..........         8,670
  Amortization of deferred consulting expense, net.....        62,500
  Issuance of warrants to holders of Class D shares....            --
  Issuance of warrants for bridge loans................       170,000
  Accretion of redeemable preferred stock to redemption
    value..............................................       (41,671)
  Net loss.............................................    (5,671,493)
                                                         ------------
BALANCE, DECEMBER 31, 1999.............................  $ (8,591,201)
                                                         ============

SEE NOTES TO FINANCIAL STATEMENTS.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS


                                                            PERIOD FROM                                   CUMULATIVE FROM
                                                            MAY 8, 1997                                     MAY 8, 1997
                                                             (DATE OF                                         (DATE OF
                                                           INCEPTION) TO    YEAR ENDED     YEAR ENDED    INCEPTION) THROUGH
                                                           DECEMBER 31,    DECEMBER 31,   DECEMBER 31,      DECEMBER 31,
                                                               1997            1998           1999              1999
                                                           -------------   ------------   ------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................   $(3,111,381)   $(4,793,398)   $(5,671,493)      $(13,576,272)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization........................            --         78,208        218,594            296,802
    Interest expense relating to issuance of warrants....            --             --        170,000            170,000
    Amortization of deferred consulting expense, net.....        87,500        175,000        300,000            562,500
    Amortization of deferred stock compensation..........            --             --             --                 --
    Services and interest expense paid in preferred
      stock..............................................            --         11,485             --             11,485
    Accrued loss on sales commitments....................            --             --        325,000            325,000
    Changes in operating assets and liabilities:
      Accounts receivable................................       (14,487)        14,487             --                 --
      Prepaid expenses and other current assets..........            --        (20,307)         4,320            (15,987)
      Accounts payable...................................        50,000        772,723       (409,577)           413,146
      Accrued compensation and benefits..................        31,042         37,141         41,023            109,206
      Accrued interest...................................            --             --        164,140            164,140
      Due to related party...............................            --         18,611        (18,611)                --
      Other accrued expenses and current liabilities.....        31,981        (16,359)        36,270             51,892
                                                            -----------    -----------    -----------       ------------
        Net cash used in operating activities............    (2,925,345)    (3,722,409)    (4,840,334)       (11,488,088)
                                                            -----------    -----------    -----------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in other assets...............................       (27,147)       (19,823)      (110,180)          (157,150)
  Repayment (issuance) of note receivable from officer...       (40,000)        40,000             --                 --
  Purchases of property and equipment....................            --       (257,423)      (350,881)          (608,304)
                                                            -----------    -----------    -----------       ------------
        Net cash used in investing activities............       (67,147)      (237,246)      (461,061)          (765,454)
                                                            -----------    -----------    -----------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of subscription receivable...................     2,992,492      2,007,508             --          5,000,000
  Issuance of Class C preferred stock....................        30,000             --             --             30,000
  Issuance of Class D redeemable preferred stock.........            --      4,486,237             --          4,486,237
  Repayment of capital leases............................            --        (72,939)      (105,406)          (178,345)
  Proceeds from notes payable issued to investors........            --             --      3,150,000          3,150,000
                                                            -----------    -----------    -----------       ------------
  Net cash provided by financing activities..............     3,022,492      6,420,806      3,044,594         12,487,892
                                                            -----------    -----------    -----------       ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........        30,000      2,461,151     (2,256,801)           234,350

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........            --         30,000      2,491,151                 --
                                                            -----------    -----------    -----------       ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................   $    30,000    $ 2,491,151    $   234,350       $    234,350
                                                            ===========    ===========    ===========       ============
SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of Class A preferred stock for subscription
    receivable...........................................   $ 5,000,000    $        --    $        --       $  5,000,000
                                                            ===========    ===========    ===========       ============
  Acquisition of assets with capital leases..............   $        --    $   254,411    $        --       $    254,411
                                                            ===========    ===========    ===========       ============
  Issuance of warrants in conjunction with financing.....   $        --    $        --    $   450,000       $    450,000
                                                            ===========    ===========    ===========       ============
  Issuance of non-qualified stock options to
    consultants..........................................   $        --    $        --    $    65,318       $     65,318
                                                            ===========    ===========    ===========       ============


SEE NOTES TO FINANCIAL STATEMENTS.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

1.  NATURE OF BUSINESS AND OPERATIONS


    NATURE OF BUSINESS--Beacon Power Corporation (the "Company" or "Beacon") (a development stage company) was incorporated on May 8, 1997 as a wholly owned subsidiary of SatCon Technology Corporation ("SatCon"). Since its inception, Beacon has been engaged in the development of flywheel devices for storing and transmitting kinetic energy. As of December 31, 1999, the Company had not yet commenced its planned principal activities of marketing and manufacturing such devices and accordingly is accounted for as a development stage company under Statement of Financial Accounting Standards No. 7. As of December 31, 1999, a majority of the Company's outstanding shares was owned by SatCon. However, in conjunction with the October 1998 Class D preferred stock offering, the Company's minority investors were granted the right to appoint a majority of the members of the Company's Board of Directors.


    The Company has a single operating segment, manufacturing alternative power sources. The Company has no organizational structure dictated by product lines, geography or customer type.

    OPERATIONS--The Company has experienced net losses since its inception and, as of December 31, 1999, had an accumulated deficit of approximately
$14.7 million. The Company is currently facing the challenge of finalizing development of a viable commercial product and raising adequate capital to sustain operations. As discussed in Note 15, during the period during January 1, 2000 to May 25, 2000, the Company secured additional financing of approximately $32 million. Management believes that this funding is sufficient to continue its operations as a going concern through at least December 31, 2000.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    ACCOUNTING PRINCIPLES--The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America.

    RECAPITALIZATION--The accompanying financial statements reflect a recapitalization of the Company in 1997 when one shareholder exchanged shares of common stock for Class A preferred stock.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include demand deposits and highly liquid investments with a maturity of three months or less when acquired. Cash equivalents are stated at cost, which approximates market value.

    PROPERTY AND EQUIPMENT--Property and equipment, including leasehold improvements, are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PREPAID FINANCING COSTS--Prepaid financing costs consist of legal, financing and other related expenses incurred in connection with the Class E financing completed during the year ending December 31, 2000 and will be amortized over the terms of the obligations using the effective interest method.

    OTHER ASSETS--Other assets consist of unamortized legal expenses related to patents.

    LOSSES ON SALES COMMITMENTS--Substantially all of the Company's sales commitments are firm and have fixed-prices. Revenue and cost of revenue on such sales commitments are recorded as deliveries are made. The direct costs to manufacture products covered by the Company's firm sales commitments are in excess of the fixed selling prices. Direct costs consist of materials and direct labor costs. These excess costs have been estimated and accrued as losses on sales commitments in the period in which the sales commitment is made. Estimates of costs to manufacture products are reviewed and revised periodically and accruals for estimated losses from such revisions are recorded in the accounting period in which the revisions are made.


    LONG LIVED ASSETS--In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 long lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The conditions considered include whether or not the asset is in service, has become obsolete, or whether external market circumstances indicate that the carrying amount may not be recoverable. The Company recognizes a loss for the difference between the estimated fair value of the asset and the carrying amount. The fair value of the asset is measured using either available market prices or estimated discounted cash flows. The Company's analyses indicate that there has been no impairment of long lived assets.


    REVENUE RECOGNITION--Revenue relates to work performed under research and development contracts. Revenue is recognized as services are performed.

    STOCK-BASED COMPENSATION--Compensation expense associated with awards of stock or options to employees is measured using the intrinsic-value method. Deferred compensation expense associated with awards to nonemployees is measured using the fair-value method and is amortized over the vesting period of three years.

    INCOME TAXES--Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and tax loss and credit carryforwards using the currently enacted tax rates and laws. A valuation allowance is provided to the extent realization of deferred tax assets is not considered more likely than not.

    RESEARCH AND DEVELOPMENT--Research and development costs are expensed as incurred.

    FINANCIAL INSTRUMENTS--The carrying amount of cash and cash equivalents, accounts payable, accrued expenses, notes payable to investors and capital lease obligations approximate their fair values.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. Substantially all of the Company's cash and cash equivalents are managed by one financial institution. At December 31, 1998 and 1999, the Company had cash balances at a financial institution in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

    COMPREHENSIVE LOSS--Comprehensive loss is the same as net loss for all periods presented.


    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Statement, as amended, is effective for fiscal years beginning after June 15, 2000. Management is currently evaluating the effect of adopting SFAS No. 133 on the financial statements.



    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 established guidelines for revenue recognition and is effective for periods beginning no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Management does not expect that the adoption of SAB 101 will have a material impact on the Company's financial condition or results of operations.


    HISTORICAL LOSS PER SHARE--Historical loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period. Diluted loss per share was computed in the same manner. The impact of the Company's outstanding potential common shares, such as options and warrants (computed using the treasury stock method) and convertible preferred stock, were excluded from the calculation because such items were antidilutive.

    The weighted average number of shares of common stock issuable during the years ended December 31, 1999, and 1998, the period from May 8, 1997 to December 31, 1997 and the period from May 8, 1997 through December 31, 1999 aggregated 16,298,920, 14,495,538, and 3,700,956, and 10,676,036, respectively, upon the exercise of options and warrants and the conversion of preferred stock outstanding.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

3.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at December 31:

                                              ESTIMATED
                                                USEFUL
                                                LIVES        1998       1999
                                              ----------   --------   --------
Machinery and equipment.....................     5 years   $214,635   $298,180
Furniture and fixtures......................     7 years     19,423     41,521
Office equipment............................     3 years     10,904    159,894
Leasehold improvements......................  lease term     12,561    108,809
Equipment under capital lease obligations...  lease term    254,411    254,411
                                                           --------   --------
  Total.....................................                511,934    862,815
Less accumulated depreciation and
  amortization..............................                (78,208)  (296,802)
                                                           --------   --------
  Property and equipment, net...............               $433,726   $566,013
                                                           ========   ========

4.  NOTES PAYABLE TO INVESTORS

    At December 31, 1999, notes payable to investors consists of Senior Secured Convertible Promissory Notes (the "Senior Notes") held by the Company's primary investors. The Senior Notes bear interest, which is payable upon conversion, at an annual rate of 12.5%, increasing to 15% after six months if the Class E redeemable convertible preferred stock ("Class E Stock") funding had not occurred at that time. The notes are secured by substantially all of the assets of the Company. In connection with the issuance of the Senior Notes, the investors received warrants to purchase shares of the Company's common stock (see Note 10).

    On April 7, 2000, the Senior Notes and accrued interest were converted into Class E Stock (see Note 15).

5.  CAPITAL LEASE OBLIGATIONS

    The Company leases equipment under capital lease agreements expiring through 2001. Future obligations under such capital leases as of December 31, 1999 are as follows:

2000........................................................  $77,530
2001........................................................    3,067
                                                              -------
                                                               80,597
Less amount representing interest...........................    4,431
                                                              -------
                                                               76,166
Less current portion of capital lease obligations...........   73,291
                                                              -------
Capital lease obligations, excluding current portion........  $ 2,875
                                                              =======

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

6.  COMMITMENTS

    The Company leases office and light manufacturing space under operating leases expiring through January 30, 2001 and an operating lease for office equipment expiring October 2001.

    Future minimum annual lease payments under noncancelable operating leases as of December 31, 1999 are as follows:

2000........................................................  $241,506
2001........................................................    25,449

    Total rent expense was $146,255 and $199,405, during 1998 and 1999, and $345,660 for the period from inception to December 31, 1999.

7.  PREFERRED STOCK

    CLASS A CONVERTIBLE PREFERRED STOCK--Each share of Class A convertible preferred stock ("Class A Stock") is convertible into two shares of common stock at the option of the holder (see Note 2). The Class A Stock is nonvoting. Upon liquidation, holders of Class A Stock are entitled to receive, out of funds then generally available prior to any payment with respect to the holders of common stock, $4.45 per share, plus any declared and unpaid dividends thereon. Holders of the Class A Stock have the right to receive the same dividends as declared by the Board of Directors on common shares on an "as-if-converted" basis. The
Class A Stock will automatically be converted into shares of common stock upon the closing of a public offering of common stock of the Company, upon a vote of the Board of Directors or upon the automatic conversion of the Class D preferred stock (see Note 8). Class A Stock is subordinate to Class D, E and F preferred stock and has parity with Class B and C preferred stock. The Class A stock does not have redemption features.


    CLASS B AND C CONVERTIBLE PREFERRED STOCK--The Company has authorized both Class B and C convertible preferred stock. Only Class C shares are outstanding. Class B shares were never issued. Class B and C shares have identical conversion and voting rights. Class C convertible preferred stock ("Class C Stock") is convertible into two shares of common stock at the option of the holder (see
Note 2). The holders of the Class C Stock have voting rights equivalent to the number of shares of common stock into which their shares of Class C Stock convert. The Class C Stock has the right to receive the same dividends as declared by the Board of Directors on common shares on an "as-if-converted" basis. The Class C Stock will automatically be converted into shares of common stock upon the closing of a public offering of common stock of the Company, upon a vote of the Board of Directors, upon the automatic conversion of the Class D preferred stock (see Note 8), or upon conversion of the Class A Stock. Class B and C Stock have parity with Class A Stock in liquidation and are subordinate to Class D, E and F preferred stock. The Class B and C Stock do not have redemption features.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

8.  REDEEMABLE PREFERRED STOCK

    CLASS D REDEEMABLE CONVERTIBLE PREFERRED STOCK--The Company has authorized 6,000,000 shares of Class D convertible preferred stock ("Class D Stock") with a par value of $.01 per share. On October 23, 1998, the Company issued 1,900,000 shares of Class D Stock and received net proceeds of approximately $4,486,000. Issuance costs totaled approximately $264,000 and are being accreted to the carrying value of the Class D Stock over the period to the stock's earliest redemption date. Each share of Class D Stock is convertible into two shares of common stock at the option of the holder (see Note 2). The holders of the Class D Stock have voting rights equivalent to the number of shares of common stock into which their shares of Class D Stock convert. Holders of the Class D Stock are also entitled to appoint representatives to the Board of Directors. The Class D Stock earns cumulative dividends at an annual rate of 12.5% through May 23, 2000 and 6% on and after this date, payable quarterly. Dividends can be paid in shares of Class D Stock through May 23, 2000 and after this date, are payable only in cash. Cumulative dividends not paid on Class D Stock total $112,153 and $749,005 as of December 31, 1998 and 1999, respectively. Upon liquidation, holders of Class D Stock are entitled to receive, out of funds then generally available, unpaid dividends previously declared or accrued and a per share amount of $2.50. The Class D Stock is redeemable by the holder at any time after December 31, 2004 for the stated value of $2.50 per share plus accrued, but unpaid, dividends. The Class D Stock will automatically be converted into shares of common stock upon a change in ownership of 50% of the Company's outstanding voting stock, upon a merger or consolidation of the Company or upon the sale of significant assets of the Company, or upon the closing of a qualified public offering.

    Pursuant to the Stock Purchase Agreement related to the Class D Stock (the "Class D Agreement"), the Company is bound by certain covenants. The Class D Stock is senior to the Class A, B and C Stock, subordinate to Class F preferred stock and has parity with Class E preferred Stock (see Note 15).

9.  COMMON STOCK

    DIVIDENDS--Dividends may be declared and paid on the common stock as and when determined by the Board of Directors subject to any preferential dividend rights of any then outstanding shares of preferred stock.

    RESERVED SHARES--At December 31, 1999, 18,260,840 shares of common stock were reserved for issuance under the Company's stock option plan, outstanding warrants and for the potential conversion of preferred stock.

10.  STOCK WARRANTS

    At its inception in 1997, the Company issued a warrant to purchase 1,125,000 shares of common stock to an investor at the price of $2.67 per share (the "1997 warrant"). The warrant expired unexercised on May 28, 1999. Value ascribed to this warrant was not material.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

10.  STOCK WARRANTS (CONTINUED)
    Under the conditions of the Class D Stock offering, the Company issued warrants in October 1999 to three investors to purchase 772,500 shares of common stock at $1.67, 772,500 shares of common stock at $2.25, and 772,500 shares of common stock at $3.00 (the "October 1999 warrants"). The estimated fair value of the warrants at the date of their issuance was $280,000. This amount has been recorded as a dividend to the holders of the Class D Stock and credited to additional paid-in-capital. These warrants expire December 31, 2004. Additional warrants were issued under the Class D agreement during April 2000 (see
Note 15).


    In conjunction with the issuance of the Senior Notes in August 1999, the Company issued warrants to four investors to purchase 315,000 shares of Class E Preferred Stock (see Note 15) at an exercise price of $2.50 per share (the "August 1999 warrants"). The estimated fair value of these warrants at the date of grant was $170,000. This amount has been recorded as a discount on the Senior Notes and was charged to interest expense in 1999 as the Senior Notes are demand notes. These warrants expire on August 2, 2004.


    In conjunction with the Class E conversion in April 2000 (see Note 15), the August 1999 warrants were cancelled.

    All warrants were valued on the date of grant using the Black-Scholes (common stock) or the Binary Option Pricing Model (preferred stock). The assumptions used to value these warrants were as follows:


                                                                            AUGUST      OCTOBER
                                                                 1997         1999         1999
                                                              WARRANT     WARRANTS     WARRANTS
                                                           ----------   ----------   ----------
Risk-free interest rate..................................      6.25%        5.62%        5.86%
Expected life of warrant.................................  24 months    30 months    27 months
Expected dividend payment rate, as a percentage of the
  stock price on the date of grant.......................         0%           0%           0%
Assumed volatility.......................................        48%          60%          60%


11.  STOCK OPTIONS

    The Company's option plans provide for the granting of stock options to purchase up to 9,000,000 shares of the Company's common stock. Options may be granted to employees, officers, directors and consultants of the Company with terms of up to 10 years. Under the terms of the option plans, incentive stock options ("ISOs") are to be granted at fair market value of the Company's stock at the date of grant, and nonqualified stock options ("NSOs") are to be granted at a price determined by the Board of Directors. ISOs and NSOs generally vest ratably over 36 months from the grant date and have contractual lives of up to 10 years.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

11.  STOCK OPTIONS (CONTINUED)
    Stock option activity since inception is as follows:

                                                                           WEIGHTED-   WEIGHTED-
                                                                            AVERAGE     AVERAGE
                                                              NUMBER OF    EXERCISE      FAIR
                                                                SHARES       PRICE       VALUE
                                                              ----------   ---------   ---------
Outstanding at inception....................................          --
  Granted...................................................     647,874     $.89        $0.35
                                                              ----------
Outstanding, December 31, 1997..............................     647,874      .89
  Granted...................................................     199,126      .89         0.38
  Canceled, forfeited or expired............................     (10,000)     .89
                                                              ----------
Outstanding, December 31, 1998..............................     837,000      .89
  Granted...................................................   1,467,000      .89         0.40
  Canceled, forfeited or expired............................    (295,688)     .89
                                                              ----------     ----
Outstanding, December 31, 1999..............................   2,008,312     $.89
                                                              ==========     ====

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                                          VESTED
                                               WEIGHTED-                        --------------------------
                                                AVERAGE         WEIGHTED-                        WEIGHTED-
                              NUMBER           REMAINING         AVERAGE                          AVERAGE
                            OF OPTIONS        CONTRACTUAL       EXERCISE          NUMBER         EXERCISE
EXERCISE PRICE              OUTSTANDING          LIFE             PRICE         OF OPTIONS         PRICE
--------------              -----------       -----------       ---------       ----------       ---------
$.89                         2,008,312            8.64            $.89            378,244          $.89
============                 =========            ====            ====            =======          ====

    Included in the above schedules are grants of 162,000 options made to non-employee consultants in 1999.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

11.  STOCK OPTIONS (CONTINUED)
    As described in Note 2, the Company uses the intrinsic-value method to measure compensation expense associated with grants of stock options to employees. If the Company had used the fair value method to measure compensation, reported net loss would have been as follows:

                                          PERIOD FROM                                       CUMULATIVE FROM
                                          MAY 8, 1997                                         MAY 8, 1997
                                      (DATE OF INCEPTION)                                 (DATE OF INCEPTION)
                                              TO             YEAR ENDED     YEAR ENDED            TO
                                         DECEMBER 31,       DECEMBER 31,   DECEMBER 31,      DECEMBER 31,
                                             1997               1998           1999              1999
                                      -------------------   ------------   ------------   -------------------
Net loss to common shareholders as
  reported..........................      $(3,111,381)      $(4,912,459)   $(6,630,016)       $(14,653,856)
Net loss pro forma..................       (3,336,722)       (4,987,251)    (7,154,362)        (15,478,335)
Loss per share--as reported.........          (184.67)          (291.58)       (393.52)
Loss per share--pro forma...........          (198.05)          (296.01)       (424.64)

    The fair value of the options on their grant date was measured using the Black-Scholes option-pricing model. Key assumptions used to apply this option-pricing model are as follows:

                                                                1997       1998       1999
                                                              --------   --------   --------
Risk-free interest rate.....................................     5.5%      5.75%       6.0%
Expected life of option.....................................  3 years    3 years    3 years
Expected dividend payment rate, as a percentage of the stock
  price on the date of grant................................       0%         0%         0%
Assumed volatility..........................................      50%        58%        60%

    The option-pricing model used was designed to value readily tradable stock options with relatively short lives. However, management believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances (see also
Note 15).

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

12.  INCOME TAXES

    The components of the provision (benefit) for income taxes consisted of the following:

                                          PERIOD FROM                                       CUMULATIVE FROM
                                          MAY 8, 1997                                         MAY 8, 1997
                                      (DATE OF INCEPTION)                                 (DATE OF INCEPTION)
                                              TO             YEAR ENDED     YEAR ENDED            TO
                                         DECEMBER 31,       DECEMBER 31,   DECEMBER 31,      DECEMBER 31,
                                             1997               1998           1999              1999
                                      -------------------   ------------   ------------   -------------------
Federal--deferred...................      $(1,037,870)      $(1,594,955)   $(1,995,158)       $(4,627,983)
State--deferred.....................         (181,683)         (282,933)      (352,087)          (816,703)
Increase in valuation allowance.....        1,219,553         1,877,888      2,347,245          5,444,686
                                          -----------       -----------    -----------        -----------
Provision (benefit) for income
  taxes.............................      $        --       $        --    $        --        $        --
                                          ===========       ===========    ===========        ===========

    Taxes during interim periods are computed using the estimated rate effective for the entire year. Changes to the estimated rate are reflected in periods in which the estimated charge occurs.

    A reconciliation of the statutory federal rate to the effective rate for all periods is as follows:

Statutory federal rate benefit..............................    (34)%
State, net of federal effect................................     (6)
Valuation allowance provided................................     40
                                                                ---
Effective rate..............................................     --%
                                                                ===

    The components of the Company's deferred tax assets and liabilities consisted of the following at December 31:


                                                        1998          1999
                                                     -----------   -----------
Long-term assets:
  Net operating loss carryforwards.................  $ 2,643,962   $ 4,728,408
  Research and development credits.................      444,513       524,958
  Loss on sales commitments........................           --       130,000
  Other............................................        8,966        61,320
                                                     -----------   -----------
Net deferred tax assets before valuation
  allowance........................................    3,097,441     5,444,686
Less valuation allowance...........................   (3,097,441)   (5,444,686)
                                                     -----------   -----------
Net deferred tax assets............................  $        --   $        --
                                                     ===========   ===========


    The valuation allowance increased by $1,877,888 in 1998 and $2,347,245 in 1999, primarily due to the generation of net operating loss carryforwards and credits for which realization is not reasonably assured.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

12.  INCOME TAXES (CONTINUED)
    The Company has available for future periods federal and state tax net operating loss carryforwards for federal and state purposes of approximately $11,850,000 and $11,616,000, respectively, as of December 31, 1999. In addition, the Company has business credits of approximately $524,958 as of December 31, 1999. The net operating loss carryforwards expire beginning in 2012 and 2002 for federal and state tax purposes, respectively. The federal research and development credits begin to expire in 2012. The Company did not pay any income taxes from inception to December 31, 1999.

    Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liabilities. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change.

13.  BENEFIT PLAN

    In 1998, the Company created a 401(k) Profit Sharing Plan (the "Plan") for its full-time employees. Each participant in the Plan may elect to contribute a percentage of his or her annual compensation to the Plan on a pre-tax basis up to the annual limit established by the Internal Revenue Service ($10,200 for 1999). The Company matches employee contributions at a rate of 50% up to the first 6% of the employee's contributions. The Company may also elect to make a profit-sharing contribution based on the discretion of the Board of Directors. Employee contributions are fully vested. Company matching and profit sharing contributions vest 20% after two years of service consisting of at least
1,000 hours per calendar year and 20% annually thereafter. Company contributions were $19,376, $41,963 and $61,339 during 1998, 1999, and the Period from
Inception to December 31, 1999, respectively.

14.  RELATED-PARTY TRANSACTIONS

    CONSULTING AGREEMENTS--The Company entered into consulting agreements with three investors in 1998 and 1997. The contracts are seven-year agreements, renewable annually thereafter, for consulting services to be provided by the investors in exchange for annual issuances of shares of the Company's Class A Stock. During 1997, 1998, 1999 and the period from inception, $87,500, $175,000, $300,000, and $562,500, respectively, was recorded as consulting expense relating to these agreements, and 120,000 and 145,000 shares of Class A Stock in 1998 and 1999, respectively, were issued or issuable as compensation under these contracts. Prepaid and accrued consulting expenses have been recorded annually, based on the terms and dates of the consulting agreements. The services provided by the investors were recorded based upon the value of the securities issued. These contracts all expire immediately upon an initial public offering of the Company's common stock.

    PATENTS--The Company has entered into an agreement with SatCon whereby SatCon granted the Company a perpetual license to use the technology patented by SatCon relating to the field of flywheel energy storage products, systems and processes for stationary terrestrial applications.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

14.  RELATED-PARTY TRANSACTIONS (CONTINUED)
    SERVICES AGREEMENTS--SatCon performs certain research and development, administrative and other services for the Company. Amounts paid to SatCon for such services rendered amounted to approximately $1,351,000, $443,000, $59,000 and $1,853,000 during 1997, 1998, 1999 and the period from inception to December 31, 1999, respectively. As of December 31, 1998, there was $18,611 due to SatCon relating to such services.

    DISTRIBUTION AGREEMENT--In 1997, the Company signed a 20-year agreement which granted an investor (DQE Enterprises, Inc.) exclusive rights to distribute certain of the Company's products in a territory comprised of seven Mid-Atlantic states and the District of Columbia. However, the Company retained the right to distribute products directly to cable television and telephone companies.

15.  SUBSEQUENT EVENTS

    BRIDGE FINANCING--On January 7, 2000, the Company received $600,000 of bridge loans bearing annual interest at a rate of 12.5%; $200,000 of these loans were repaid in February 2000 and the remaining loans were converted into Class E redeemable convertible preferred stock (the "Class E Stock") in conjunction with the Class E conversion (see below).

    In February, March and April 2000, the Company received additional bridge financing of $1,400,000 from previous investors and $4,100,000 from new and previous investors (the "Class F Bridge Loans"). The Class F Bridge Loans bear annual interest at a rate of 6%. $5,200,000 of these loans were converted into Class F redeemable convertible preferred stock ("Class F Stock") in May 2000, (see below). The remaining $300,000 plus interest was repaid in April 2000.

    In conjunction with the April bridge loans, investors were granted warrants to purchase 82,000 shares of the Company's common stock at $2.10 per share. These warrants expire April 21, 2005. The estimated fair value of such warrants is $27,000 based on the Black-Scholes Pricing Model.

    WARRANTS ISSUED UNDER CLASS D AGREEMENT--Under the conditions of the
Class D Stock offering, the Company issued warrants in April 2000 to three investors to purchase 712,500 shares of common stock at $1.67, 712,500 shares of common stock at $2.25, and 712,500 shares of common stock at $3.00. Upon issuance of these warrants the Company recorded a dividend of approximately $1,300,000 for the fair market value of these warrants based on the Black-Scholes Pricing Model. These warrants expire December 31, 2004.

    CLASS E CONVERSION--During April 2000, the Company authorized 2,000,000 shares of $.01 par value per share Class E Stock. On April 7, 2000, the Company converted $3,550,000 of bridge loans plus interest of $275,559 into 1,226,141 shares of Class E Stock (the "Class E conversion"). Each share of Class E Stock is convertible into two shares of common stock at the option of the holder (see
Note 2). Holders of the Class E Stock have voting rights equivalent to the number of shares of common stock into which their shares of Class E Stock convert. Holders of the Class E Stock also share with the Class D Stock shareholders the right to appoint representatives to the Board of Directors. The Class E Stock earns cumulative dividends at an annual rate of 12.5% through May 23, 2000 and 6% on and after this date, payable quarterly. Dividends are payable in shares of Class E Stock through May 23,

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

15.  SUBSEQUENT EVENTS (CONTINUED)
2000 and after this date, are payable in cash. Upon liquidation, holders of Class E Stock are entitled to receive, out of funds then generally available unpaid dividends previously declared or accrued and a per share amount of $3.12. The Class E Stock is redeemable by the holder at any time after December 31, 2004 for the stated value of $3.12 per share plus accrued but unpaid dividends. The Class E Stock will automatically be converted into shares of common stock upon a change in ownership of 50% of the Company's outstanding voting stock, upon a merger or consolidation of the Company, upon the sale of significant assets of the Company, or upon consummation of a qualified public offering.

    Class E Stock is senior to Class A, B and C Stock, on parity with Class D Stock and subordinate to Class F Stock.

    In conjunction with the Class E conversion, warrants totaling 315,000, issued in conjunction with the issuance of the Senior Notes in August 1999 (Note 10), were cancelled. In exchange, warrants to purchase 306,535 shares of Class E Stock at $2.50 per share were issued. These warrants expire April 7, 2005. The estimated fair market value of these warrants is approximately $344,000 based on the Binary Option Pricing Model.

    Pursuant to the stock purchase agreement related to the Class E Stock, the Company is bound by certain covenants.

    CLASS F ISSUANCE--During May 2000 the Company authorized 7,500,000 shares of $.01 par value Class F Stock. On May 23, 2000, the Company sold 6,785,711 shares of Class F Stock for a total of $28.5 million, and accordingly, the outstanding Class F Bridge Loans of $5,200,000 were converted to Class F Stock.

    Each share of Class F Stock is convertible into two shares of common stock at the option of the holder (see Note 2). Holders of the Class F Stock have voting rights equivalent to the number of shares of common stock into which their shares of Class F Stock convert. The Class F Stock earns cumulative dividends at an annual rate of 6%, payable quarterly. Dividends are payable in cash. The Class F Stock will automatically be converted into shares of common stock immediately prior to a merger or consolidation of the Company or upon the sale of significant assets of the Company, or the consummation of a qualified public offering. The Class F shareholders are entitled to appoint representatives to the Board of Directors. The Class F stock is redeemable by the holder at any time after May 23, 2005 at a price per share equal to the sum of the Class F stated value, initially $4.20 per share, multiplied by the number of shares to be redeemed, plus all accrued but unpaid dividends.

    The Class F Stock is senior to all other classes of preferred stock.

    Upon liquidation, holders of the Class F stock are entitled to receive, out of funds then generally available, unpaid dividends previously paid or accrued and a per share amount equal to the Class F stated value.

    Pursuant to the Stock Purchase Agreement related to the Class F Stock (the "Class F Agreement"), the Company is bound by certain covenants.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         AS OF DECEMBER 31, 1998 AND 1999 AND FOR THE YEARS THEN ENDED
    AND FOR THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
      AND THE PERIOD MAY 8, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1999

15.  SUBSEQUENT EVENTS (CONTINUED)
    Under the conditions of the Class F Agreement, the Company has a contingent obligation to issue warrants for shares of common stock equal to $14,250,000 divided by the warrant price. The warrant price is defined as 37.5% of the lower of: (i) the effective price per share of common stock paid by the acquirer in a sale transaction as determined by a nationally recognized banking firm chosen by the Company and approved by a majority of the purchasers that hold a majority of the aggregate preferred shares and conversion shares (shares of common stock issuable upon conversion of the Class F Stock) as of the date of consummation of such sale transaction and (ii) the initial price in the first qualified offering of the Company's common stock. These warrants expire on May 23, 2005 and no warrants have been issued at this time.

    STOCK OPTIONS--During the period from January 1, 2000 to September 22, 2000, the Company issued 1,808,988 ISOs with exercise prices from $.89 to $6.10, 1,157,200 NSOs to employees at exercise prices from $2.10 to $7.50, and 160,000 NSOs to consultants at an exercise price of $4.10.

    AUTHORIZATION OF PREFERRED STOCK--Upon consummation of the Company's initial public offering, the Company will authorize a new class of preferred stock consisting of 10,000,000 shares.

16.  STOCK SPLIT

    STOCK SPLIT--The accompanying financial statements reflect a 2-for-1 split of the Company's common stock which is expected to occur immediately prior to the effectiveness of the Company's proposed public offering. All share and per share information herein has been retroactively restated to reflect this split.

                                  * * * * * *

    The accompanying financial statements give effect to the completion of a 2-for-1 split of the Company's common stock which will take place on the effective date of the offering. The following report is in the form which will be furnished by Deloitte & Touche LLP upon the completion of the 2-for-1 split of the Company's common stock described in Note 17 to the financial statements and assuming that from October , 2000 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or require disclosure therein.



                          INDEPENDENT AUDITORS' REPORT



To the Stockholders and Board of Directors of Beacon Power Corporation:



    We have audited the accompanying balance sheet of Beacon Power Corporation (the "Company")(a development stage company) as of September 30, 2000, and the related statements of operations, stockholders' deficiency and cash flows for the nine-month period then ended and for the period from May 8, 1997 (date of inception) through September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beacon Power Corporation as of September 30, 2000, and the results of its operations and its cash flows for the nine-month period then ended and the period from May 8, 1997 (date of inception) through September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.



Boston, Massachusetts
October 20, 2000 (October , 2000 as to Note 17)
/s/ Deloitte & Touche LLP
Boston, Massachusetts
October  , 2000

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)



                                 BALANCE SHEET



                               SEPTEMBER 30, 2000



                                                                                PRO FORMA
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2000            2000
                                                              -------------   -------------
                                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 21,347,297
  Inventory.................................................       732,700
  Prepaid expenses and other current assets.................       221,796
                                                              ------------
    Total current assets....................................    22,301,793
                                                              ------------
PROPERTY AND EQUIPMENT, Net.................................     1,007,850
                                                              ------------
PREPAID FINANCING COSTS.....................................       706,429
                                                              ------------
DEPOSITS....................................................        86,560
                                                              ------------
OTHER ASSETS................................................        56,583
                                                              ------------
TOTAL ASSETS................................................  $ 24,159,215
                                                              ============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  1,213,190
  Accrued compensation and benefits.........................       109,753
  Accrued loss on sales commitments.........................     1,095,699
  Due to Related Party......................................       331,904
  Other accrued expenses and current liabilities............       733,295
  Current portion of capital lease obligations..............        97,482
                                                              ------------
    Total current liabilities...............................     3,581,323
                                                              ------------
DIVIDENDS PAYABLE...........................................     1,901,384
                                                              ------------
CAPITAL LEASE OBLIGATIONS, Net of current portion...........        50,518
                                                              ------------
REDEEMABLE CONVERTIBLE PREFERRED STOCK
(Liquidation preference of $4,750,000 Class D, $3,825,560
  Class E and $28,499,986 Class F)..........................    36,681,757              --
                                                              ------------    ------------
REDEEMABLE CONVERTIBLE PREFERRED STOCK WARRANTS.............       344,000              --
                                                              ------------    ------------
STOCKHOLDERS' (DEFICIENCY) EQUITY:
  Preferred stock:
    Class A Convertible, $.01 par value; 6,000,000 shares
     authorized; 4,767,907 shares issued and outstanding
     (liquidation preference, $21,217,186)..................     5,741,451              --
                                                              ------------    ------------
    Class B Convertible, $.01 par value; 1 share authorized;
     no shares issued and outstanding.......................            --              --
    Class C Convertible, $.01 par value; 6 shares
     authorized, issued and outstanding.....................        29,866              --
    Common stock, $.01 par value; 110,000,000 shares
     authorized; 198,182 shares issued and outstanding
     (30,517,050 shares pro forma)..........................         1,982         305,171
  Deferred consulting expense, net..........................       339,000         (10,000)
  Deferred stock compensation...............................    (1,256,618)     (1,256,618)
  Additional paid-in capital................................     3,762,526      77,347,718
  Accumulated deficit during the development stage..........   (27,017,974)    (57,017,974)
                                                              ------------    ------------
    Total stockholders' (deficiency) equity.................   (18,399,767)   $ 19,368,297
                                                              ------------    ============
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY..............  $ 24,159,215
                                                              ============



SEE NOTES TO FINANCIAL STATEMENTS.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                                                      CUMULATIVE
                                                                                   FROM MAY 8, 1997
                                                         NINE MONTHS ENDED        (DATE OF INCEPTION)
                                                           SEPTEMBER 30,                THROUGH
                                                     --------------------------      SEPTEMBER 30,
                                                        1999           2000              2000
                                                     -----------   ------------   -------------------
                                                     (UNAUDITED)
REVENUE............................................  $    65,862   $         --      $    501,184
                                                     -----------   ------------      ------------
OPERATING EXPENSES:
  Selling, general and administrative..............    1,084,367      2,866,405         6,782,026
  Research and development.........................    2,386,005      5,774,505        15,095,982
  Loss on sales commitments........................           --        880,000         1,205,000
  Depreciation and amortization....................      154,812        250,692           547,494
                                                     -----------   ------------      ------------
    Total operating expenses.......................    3,625,184      9,771,602        23,630,502
                                                     -----------   ------------      ------------
LOSS FROM OPERATIONS...............................   (3,559,322)    (9,771,602)      (23,129,318)
                                                     -----------   ------------      ------------
OTHER INCOME (EXPENSE):
  Interest income..................................       19,505        344,577           497,620
  Interest expense.................................     (247,675)      (365,690)         (737,289)
                                                     -----------   ------------      ------------
    Total other expense, net.......................     (228,170)       (21,113)         (239,669)
                                                     -----------   ------------      ------------
NET LOSS...........................................   (3,787,492)    (9,792,715)      (23,368,987)

PREFERRED STOCK DIVIDENDS..........................     (422,142)    (2,452,379)       (3,481,384)

ACCRETION OF REDEEMABLE CONVERTIBLE PREFERRED
  STOCK............................................      (31,254)       (51,524)         (100,103)
                                                     -----------   ------------      ------------
LOSS TO COMMON SHAREHOLDERS........................  $(4,240,888)  $(12,296,618)     $(26,950,474)
                                                     ===========   ============      ============
LOSS PER SHARE--BASIC AND DILUTED..................  $   (251.71)  $    (401.09)
                                                     ===========   ============
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING.........       16,848         30,658
                                                     ===========   ============
PRO FORMA LOSS PER SHARE (UNAUDITED)...............                $      (0.45)
                                                                   ============
PRO FORMA WEIGHTED-AVERAGE COMMON SHARES
  OUTSTANDING--BASIC AND
  DILUTED (UNAUDITED)..............................                  22,017,051
                                                                   ============



SEE NOTES TO FINANCIAL STATEMENTS.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)



                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY



                                                                CLASS A                  CLASS C
                                                            PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK
                                                         ----------------------   ---------------------   ---------------------
                                                          SHARES       AMOUNT       SHARES      AMOUNT      SHARES      AMOUNT
                                                         ---------   ----------   ----------   --------   ----------   --------
BALANCE AT MAY 8, 1997 (DATE OF INCEPTION).............         --   $       --           --   $    --            --   $     --
  Issuance of founder's shares.........................         --           --           --        --     6,750,000     67,500
  Issuance of Class A preferred stock..................  1,125,000    5,000,000           --        --            --         --
  Recapitalization.....................................  3,373,313       67,466           --        --    (6,746,626)   (67,466)
  Rounding for fractional shares.......................         --           --           --        --            (2)        --
  Issuance of Class C preferred and common stock.......         --           --            6    29,866        13,476        134
  Repayment of subscription receivable.................
  Accrual of consulting expense........................         --           --           --        --            --         --
  Net loss.............................................         --           --           --        --            --         --
                                                         ---------   ----------   ----------   -------    ----------   --------
BALANCE, DECEMBER 31, 1997.............................  4,498,313    5,067,466            6    29,866        16,848        168
  Issuance of Class A preferred stock for services.....    120,000      300,000           --        --            --         --
  Issuance of Class A preferred stock for services and
    interest on loans..................................      4,594       11,485           --        --            --         --
  Dividend on Class D preferred stock..................         --           --           --        --            --         --
  Repayment of subscription receivable.................         --           --           --        --            --         --
  Amortization of deferred consulting expense, net.....         --           --           --        --            --         --
  Accretion of redeemable preferred stock to redemption
    value..............................................         --           --           --        --            --         --
  Net loss.............................................         --           --           --        --            --         --
                                                         ---------   ----------   ----------   -------    ----------   --------
BALANCE, DECEMBER 31, 1998.............................  4,622,907    5,378,951            6    29,866        16,848        168
  Issuance of Class A preferred stock for services.....    145,000      362,500           --        --            --         --
  Dividend on Class D preferred stock..................         --           --           --        --            --         --
  Deferred stock compensation..........................         --           --           --        --            --         --
  Amortization of deferred stock compensation..........         --           --           --        --            --         --
  Amortization of deferred consulting expense, net.....         --           --           --        --            --         --
  Issuance of warrants to holders of Class D shares....         --           --           --        --            --         --
  Issuance of warrants for bridge loans................         --           --           --        --            --         --
  Accretion of redeemable preferred stock to redemption
    value..............................................         --           --           --        --            --         --
  Net loss.............................................         --           --           --        --            --         --
                                                         ---------   ----------   ----------   -------    ----------   --------
BALANCE, DECEMBER 31, 1999.............................  4,767,907    5,741,451            6    29,866        16,848        168
  Dividend on Class D preferred stock..................         --           --           --        --            --         --
  Dividend on Class E preferred stock..................         --           --           --        --            --         --
  Dividend on Class F preferred stock..................         --           --           --        --            --         --
  Issuance of warrants to holders of Class D shares....         --           --           --        --            --         --
  Issuance of warrants on bridge loans.................         --           --           --        --            --         --
  Cancellation of E warrants...........................         --           --           --        --            --         --
  Deferred stock compensation..........................         --           --           --        --            --         --
  Amortization of deferred stock compensation..........         --           --           --        --            --         --
  Accretion of redeemable preferred stock to redemption
    value..............................................         --           --           --        --            --         --
  Deferred consulting expense..........................         --           --           --        --            --         --
  Exercise of employee stock options and warrants......         --           --           --        --       181,334      1,814

  Net loss.............................................         --           --           --        --            --         --
                                                         ---------   ----------   ----------   -------    ----------   --------
  BALANCE SEPTEMBER 30, 2000...........................  4,767,907   $5,741,451            6   $29,866       198,182   $  1,982
                                                         =========   ==========   ==========   =======    ==========   ========

                                                                                                                    DEFICIT
                                                          DEFERRED                                                ACCUMULATED
                                                         CONSULTING     DEFERRED      ADDITIONAL      STOCK        DURING THE
                                                          EXPENSE,        STOCK        PAID-IN     SUBSCRIPTION   DEVELOPMENT
                                                            NET       COMPENSATION     CAPITAL      RECEIVABLE       STAGE
                                                         ----------   -------------   ----------   ------------   ------------
BALANCE AT MAY 8, 1997 (DATE OF INCEPTION).............  $      --    $         --    $      --    $        --    $        --
  Issuance of founder's shares.........................         --              --           --             --        (67,500)
  Issuance of Class A preferred stock..................         --              --           --     (5,000,000)            --
  Recapitalization.....................................         --              --           --             --             --
  Rounding for fractional shares.......................         --              --           --             --             --
  Issuance of Class C preferred and common stock.......         --              --           --             --             --
  Repayment of subscription receivable.................                                              2,992,492             --
  Accrual of consulting expense........................     87,500              --           --             --             --
  Net loss.............................................         --              --           --             --     (3,111,381)
                                                         ---------    ------------    ----------   -----------    ------------
BALANCE, DECEMBER 31, 1997.............................     87,500              --           --     (2,007,508)    (3,178,881)
  Issuance of Class A preferred stock for services.....   (150,000)             --           --             --             --
  Issuance of Class A preferred stock for services and
    interest on loans..................................         --              --           --             --             --
  Dividend on Class D preferred stock..................         --              --           --             --       (112,153)
  Repayment of subscription receivable.................         --              --           --      2,007,508             --
  Amortization of deferred consulting expense, net.....     25,000              --           --             --             --
  Accretion of redeemable preferred stock to redemption
    value..............................................         --              --           --             --         (6,908)
  Net loss.............................................         --              --           --             --     (4,793,398)
                                                         ---------    ------------    ----------   -----------    ------------
BALANCE, DECEMBER 31, 1998.............................    (37,500)             --           --             --     (8,091,340)
  Issuance of Class A preferred stock for services.....   (125,000)             --           --             --             --
  Dividend on Class D preferred stock..................         --              --           --             --       (636,852)
  Deferred stock compensation..........................         --         (65,318)      65,318             --             --
  Amortization of deferred stock compensation..........         --           8,670           --             --             --
  Amortization of deferred consulting expense, net.....     62,500              --           --             --             --
  Issuance of warrants to holders of Class D shares....         --              --      280,000             --       (280,000)
  Issuance of warrants for bridge loans................         --              --      170,000             --             --
  Accretion of redeemable preferred stock to redemption
    value..............................................         --              --           --             --        (41,671)
  Net loss.............................................         --              --           --             --     (5,671,493)
                                                         ---------    ------------    ----------   -----------    ------------
BALANCE, DECEMBER 31, 1999.............................   (100,000)        (56,648)     515,318             --    (14,721,356)
  Dividend on Class D preferred stock..................         --              --           --             --       (398,323)
  Dividend on Class E preferred stock..................         --              --           --             --       (143,349)
  Dividend on Class F preferred stock..................         --              --           --             --       (610,707)
  Issuance of warrants to holders of Class D shares....         --              --    1,300,000             --     (1,300,000)
  Issuance of warrants on bridge loans.................         --              --       27,000             --             --
  Cancellation of E warrants...........................         --              --     (170,000)            --             --
  Deferred stock compensation..........................         --      (1,901,594)   1,901,594             --             --
  Amortization of deferred stock compensation..........         --         701,624           --             --             --
  Accretion of redeemable preferred stock to redemption
    value..............................................         --              --           --             --        (51,524)
  Deferred consulting expense..........................    439,000              --           --             --             --
  Exercise of employee stock options and warrants......         --              --      188,614             --             --
  Net loss.............................................         --              --           --             --     (9,792,715)
                                                         ---------    ------------    ----------   -----------    ------------
  BALANCE SEPTEMBER 30, 2000...........................  $ 339,000    $ (1,256,618)   $3,762,526            --    $(27,017,974)
                                                         =========    ============    ==========   ===========    ============


                                                             TOTAL
                                                         STOCKHOLDERS'
                                                          DEFICIENCY
                                                         -------------
BALANCE AT MAY 8, 1997 (DATE OF INCEPTION).............  $         --
  Issuance of founder's shares.........................            --
  Issuance of Class A preferred stock..................            --
  Recapitalization.....................................            --
  Rounding for fractional shares.......................            --
  Issuance of Class C preferred and common stock.......        30,000
  Repayment of subscription receivable.................     2,992,492
  Accrual of consulting expense........................        87,500
  Net loss.............................................    (3,111,381)
                                                         ------------
BALANCE, DECEMBER 31, 1997.............................        (1,389)
  Issuance of Class A preferred stock for services.....       150,000
  Issuance of Class A preferred stock for services and
    interest on loans..................................        11,485
  Dividend on Class D preferred stock..................      (112,153)
  Repayment of subscription receivable.................     2,007,508
  Amortization of deferred consulting expense, net.....        25,000
  Accretion of redeemable preferred stock to redemption
    value..............................................        (6,908)
  Net loss.............................................    (4,793,398)
                                                         ------------
BALANCE, DECEMBER 31, 1998.............................    (2,719,855)
  Issuance of Class A preferred stock for services.....       237,500
  Dividend on Class D preferred stock..................      (636,852)
  Deferred stock compensation..........................            --
  Amortization of deferred stock compensation..........         8,670
  Amortization of deferred consulting expense, net.....        62,500
  Issuance of warrants to holders of Class D shares....            --
  Issuance of warrants for bridge loans................       170,000
  Accretion of redeemable preferred stock to redemption
    value..............................................       (41,671)
  Net loss.............................................    (5,671,493)
                                                         ------------
BALANCE, DECEMBER 31, 1999.............................    (8,591,201)
  Dividend on Class D preferred stock..................      (398,323)
  Dividend on Class E preferred stock..................      (143,349)
  Dividend on Class F preferred stock..................      (610,707)
  Issuance of warrants to holders of Class D shares....            --
  Issuance of warrants on bridge loans.................        27,000
  Cancellation of E warrants...........................      (170,000)
  Deferred stock compensation..........................            --
  Amortization of deferred stock compensation..........       701,624
  Accretion of redeemable preferred stock to redemption
    value..............................................       (51,524)
  Deferred consulting expense..........................       439,000
  Exercise of employee stock options and warrants......       190,428
  Net loss.............................................    (9,792,715)
                                                         ------------
  BALANCE SEPTEMBER 30, 2000...........................  $(18,399,767)
                                                         ============


SEE NOTES TO FINANCIAL STATEMENTS.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS


                                                                                           CUMULATIVE FROM
                                                                                             MAY 8, 1997
                                                                                              (DATE OF
                                                                                             INCEPTION)
                                                                  NINE MONTHS ENDED            THROUGH
                                                                    SEPTEMBER 30,           SEPTEMBER 30,
                                                              --------------------------   ---------------
                                                                  1999          2000            2000
                                                              ------------   -----------   ---------------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (3,787,492)  $(9,792,715)   $(23,368,987)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       154,812       250,692         547,494
    Interest expense relating to issuance of warrants.......       170,000       201,000         371,000
    Amortization of deferred consulting expense, net........       225,000       439,000       1,001,500
    Amortization of deferred stock compensation.............            --       701,624         701,624
    Services and interest expense paid in preferred stock...            --            --          11,485
    Accrued loss on sales commitments.......................            --       880,000       1,205,000
    Changes in operating assets and liabilities:
    Inventory...............................................            --      (842,001)       (742,001)
    Prepaid expenses and other current assets...............         7,569      (205,809)       (221,796)
    Accounts payable........................................      (677,236)      800,042       1,213,188
    Accrued compensation and benefits.......................       (38,425)          547         109,753
    Accrued interest........................................        61,439       111,419         275,559
    Due to related party....................................       (13,221)      331,904         231,904
    Other accrued expenses and current liabilities..........       133,822       690,073         741,965
                                                              ------------   -----------    ------------
      Net cash used in operating activities.................    (3,763,732)   (6,434,224)    (17,922,312)
                                                              ------------   -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in other assets..................................       (17,907)     (149,859)       (225,075)
  Purchases of property and equipment.......................      (146,334)     (527,099)     (1,135,403)
                                                              ------------   -----------    ------------
      Net cash used in investing activities.................      (164,241)     (676,958)     (1,360,478)
                                                              ------------   -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in prepaid financing costs.......................       (35,332)     (624,495)       (706,429)
  Repayment of subscription receivable......................            --            --       5,000,000
  Exercise of employee stock options........................            --       190,428         190,428
  Class C preferred stock...................................            --            --          30,000
  Issuance of Class D preferred stock.......................            --            --       4,486,237
  Issuance of Class F redeemable preferred stock............            --    28,351,792      28,351,792
  Repayment of capital leases...............................       (76,688)      (93,596)       (271,941)
  Proceeds from notes payable issued to investors...........     2,816,667       400,000       3,550,000
                                                              ------------   -----------    ------------
      Net cash provided by financing activities.............     2,704,647    28,224,129      40,630,087
                                                              ------------   -----------    ------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............    (1,223,326)   21,112,947      21,347,297

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     2,491,151       234,350              --
                                                              ------------   -----------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  1,267,825   $21,347,297    $ 21,347,297
                                                              ============   ===========    ============

SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of Class A preferred stock for subscription
    receivable..............................................  $         --   $        --    $  5,000,000
                                                              ============   ===========    ============
  Acquisition of assets with capital leases.................  $         --   $   165,425    $    419,836
                                                              ============   ===========    ============
  Issuance of warrants in conjunction with financing........  $    170,000   $ 1,671,000    $  2,121,000
                                                              ============   ===========    ============
  Conversion of bridge loans and accrued interest to Class E
    redeemable preferred stock..............................  $         --   $ 3,825,559    $  3,825,559
                                                              ============   ===========    ============


SEE NOTES TO FINANCIAL STATEMENTS.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000

1. NATURE OF BUSINESS AND OPERATIONS


    NATURE OF BUSINESS--Beacon Power Corporation (the "Company" or "Beacon") (a development stage company) was incorporated on May 8, 1997 as a wholly owned subsidiary of SatCon Technology Corporation ("SatCon"). Since its inception, Beacon has been engaged in the development of flywheel devices for storing and transmitting kinetic energy. As of September 30, 2000, the Company has not yet commenced its planned principal activities of marketing and manufacturing such devices and accordingly is accounted for as a development stage company under Statement of Financial Accounting Standards ("SFAS") No. 7.


    The Company has a single operating segment, manufacturing alternative power sources. The Company has no organizational structure dictated by product lines, geography or customer type.


    OPERATIONS--The Company has experienced net losses since its inception and, as of September 30, 2000, had an accumulated deficit of approximately
$27.0 million. The Company is currently facing the challenge of finalizing development of a viable commercial product and raising adequate capital to sustain operations. As discussed in Note 8, during the nine months ended September 30, 2000, the Company secured additional financing of approximately $32 million. Management believes that this funding is sufficient to continue its operations as a going concern through at least the next year.


2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


    INTERIM FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND PRO FORMA PRESENTATION--The accompanying financial statements for the nine months ended September 30, 2000 and 1999 have been prepared using accounting principles generally accepted in the United States of America for interim financial information and with Regulation S-X. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included in the accompanying financial statements. The unaudited pro forma information as of September 30, 2000 reflects the conversion of all outstanding shares of the Class A, C, D, E, and F preferred stock to common stock on a two-for-one basis, which will occur upon closing of an initial public offering. In addition, the pro forma information contemplates the issuance of the contingent warrants associated with the Class F agreement as described in Note 16. The issuance has been treated as a dividend to the Class F Shareholders and charged to additional paid in capital.


    ACCOUNTING PRINCIPLES--The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include demand deposits and highly liquid investments with a maturity of three months or less when acquired. Cash equivalents are stated at cost, which approximates market value.


    INVENTORY--Inventory is carried at the lower of cost or market utilizing the first-in, first-out ("FIFO") method.


    PROPERTY AND EQUIPMENT--Property and equipment, including leasehold improvements, are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets.

    PREPAID FINANCING COSTS--Prepaid financing costs consist of legal, financing and other related expenses incurred in connection with the proposed initial public offering of the Company's stock and will be netted against the proceeds of such offering.

    OTHER ASSETS--Other assets consist of unamortized legal expenses related to patents.


    LOSSES ON SALES COMMITMENTS--Substantially all of the Company's sales commitments are firm and have fixed-prices. Revenue and cost of revenue on such sales commitments are recorded as deliveries are made. The direct costs to manufacture products covered by the Company's firm sales commitments are in excess of the fixed selling prices. Direct costs consist of materials and direct labor costs. These excess costs have been estimated and accrued as losses on sales commitments in the period in which the sales commitment is made. Estimates of costs to manufacture products are reviewed and revised periodically and accruals for estimated losses from such revisions are recorded in the accounting period in which the revisions are made.


    LONG LIVED ASSETS--In accordance with SFAS No. 121 long lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The conditions considered include whether or not the asset is in service, has become obsolete, or whether external market circumstances indicate that the carrying amount may not be recoverable. The Company recognizes a loss for the difference between the estimated fair value of the asset and the carrying amount. The fair value of the asset is measured using either available market prices or estimated discounted cash flows. The Company's analyses indicate that there has been no impairment of long lived assets.

    REVENUE RECOGNITION--Revenue relates to work performed under research and development contracts. Revenue is recognized as services are performed or when products are shipped.


    STOCK-BASED COMPENSATION--Compensation expense associated with awards of stock or options to employees is measured using the intrinsic-value method. Deferred compensation expense associated with awards to nonemployees is measured using the fair-value method and is amortized over the vesting period of three years.


    INCOME TAXES--Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and tax loss and credit

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) carryforwards using the currently enacted tax rates and laws. A valuation allowance is provided to the extent realization of deferred tax assets is not considered more likely than not.

    RESEARCH AND DEVELOPMENT--Research and development costs are expensed as incurred.

    FINANCIAL INSTRUMENTS--The carrying amount of cash and cash equivalents, accounts payable, accrued expenses, notes payable to investors and capital lease obligations approximate their fair values.

    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. Substantially all of the Company's cash and cash equivalents are managed by one financial institution. At September 30, 2000, the Company had cash balances at a financial institution in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

    COMPREHENSIVE LOSS--Comprehensive loss is the same as net loss for all periods presented.


    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Statement, as amended, is effective for fiscal years beginning after June 15, 2000. Management is currently evaluating the effect of adopting SFAS No. 133 on the financial statements.



    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 established guidelines for revenue recognition and is effective for periods beginning no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Management does not expect that the adoption of SAB 101 will have a material impact on the Company's financial condition or results of operations.


    HISTORICAL LOSS PER SHARE--Historical loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period. Diluted loss per share was computed in the same manner. The impact of the Company's outstanding potential common shares, such as options and warrants (computed using the treasury stock method) and convertible preferred stock, were excluded from the calculation because such items were antidilutive.


    The weighted average number of shares of common stock issuable during the nine-month periods ended September 30, 1999 and 2000 aggregated 15,339,450 and 31,816,826, respectively, upon the exercise of options and warrants and upon the conversion of preferred stock outstanding.



    PRO FORMA NET LOSS PER SHARE (UNAUDITED)--Pro forma net loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period. In addition, for the purposes of pro forma net loss per share, all shares of Class A, B, C, D, E, and F preferred stock, which are convertible into common stock on a two-for-one basis and will be converted to

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

common stock upon closing of an initial public offering, have been treated as though they were common stock in all periods for which such shares were outstanding (see Note 17).



3. INVENTORY



    Inventory consisted of the following at September 30, 2000:



Raw materials.............................................  $612,982
Work-in-process...........................................    97,718
                                                            --------
                                                            $732,700
                                                            ========



4. PROPERTY AND EQUIPMENT



    Property and equipment consisted of the following at September 30, 2000:



                                                        ESTIMATED
                                                       USEFUL LIVES
                                                       ------------
Machinery and equipment..............................  5 years        $  383,790
Furniture and fixtures...............................  7 years           195,638
Office equipment.....................................  3 years           440,897
Leasehold improvements...............................  lease term        115,178
Equipment under capital lease obligations............  2-3 years         419,841
                                                                      ----------
Total................................................                  1,555,344
Less accumulated depreciation and amortization.......                   (547,494)
                                                                      ----------
Property and equipment, net..........................                 $1,007,850
                                                                      ==========



5. NOTES PAYABLE TO INVESTORS



    On January 7, 2000, the Company received $600,000 of bridge loans bearing annual interest at a rate of 12.5%; $200,000 of these loans were repaid in February 2000 and the remaining loans were converted into Class E redeemable convertible preferred stock (the "Class E Stock") in conjunction with the Class E conversion (see Note 9).



    In February, March and April 2000, the Company received additional bridge financing of $1,400,000 from previous investors and $4,100,000 from new and previous investors (the "Class F Bridge Loans"). The Class F Bridge Loans bore annual interest at a rate of 6% and were due on demand. Of these loans $5,200,000 was converted into Class F redeemable convertible preferred stock ("Class F Stock") in May 2000 (see Note 8). The remaining $300,000 plus interest was repaid in April 2000.



    In conjunction with the April bridge loans, investors were granted warrants to purchase 82,000 shares of the Company's common stock at $2.10 per share. These warrants expire April 21, 2005. The

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000


5. NOTES PAYABLE TO INVESTORS (CONTINUED)


estimated fair value of such warrants was determined to be $27,000. This value was charged to interest expense in the nine months ended September 30, 2000.



6. CAPITAL LEASE OBLIGATIONS


    The Company leases equipment under capital lease agreements expiring through 2002. Future obligations under such capital leases as of September 30, 2000 are as follows:


2000........................................................  $ 35,711
2001........................................................    96,207
2002........................................................    29,244
                                                              --------
                                                               161,163
Less amount representing interest...........................    13,163
                                                               148,000

Less current portion of capital lease obligations...........    97,482
                                                              --------
Capital lease obligations, excluding current portion........  $ 50,518
                                                              ========



7. COMMITMENTS



    The Company leases office and light manufacturing space under operating leases expiring through September 30, 2007 with a five year renewal option and an operating lease for office equipment expiring October 2001. At September 30, 2000 the Company has provided a lessor with an irrevocable letter of credit in the amount of $450,000. This letter of credit is secured by a cash deposit. Future minimum annual lease payments under noncancelable operating leases as of September 30, 2000 are as follows:



2000........................................................  $215,752
2001........................................................   486,194
2002........................................................   461,623
2003........................................................   490,675
2004........................................................   490,675



    Total rent expense was $155,579 and $230,370 for the nine-month periods ended September 30, 1999 and 2000, respectively.



8. PREFERRED STOCK



    CLASS A CONVERTIBLE PREFERRED STOCK--Each share of Class A convertible preferred stock ("Class A Stock") is convertible into two shares of common stock at the option of the holder (see Note 17). The Class A Stock is nonvoting. Upon liquidation, holders of Class A Stock are entitled to receive, out of funds then generally available prior to any payment with respect to the holders of common stock, $4.45 per share, plus any declared and unpaid dividends thereon. Holders of the Class A Stock have the right

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000


8. PREFERRED STOCK (CONTINUED)


to receive the same dividends as declared by the Board of Directors on common shares on an "as-if-converted" basis. The Class A Stock will automatically be converted into shares of common stock upon the closing of a public offering of common stock of the Company, upon a vote of the Board of Directors or upon the automatic conversion of the Class D preferred stock (see Note 9). Class A Stock is subordinate to Class D, E and F preferred stock and has parity with Class B and C preferred stock. The Class A Stock does not have redemption features.



    CLASS B AND C CONVERTIBLE PREFERRED STOCK The Company has authorized both Class B and C convertible preferred stock. Only Class C shares are outstanding. Class B shares were never issued. Class B and C shares have identical conversion and voting rights. Class C convertible preferred stock ("Class C Stock") is convertible into two shares of common stock at the option of the holder (see
Note 17). The holders of the Class C Stock have voting rights equivalent to the number of shares of common stock into which their shares of Class C Stock convert. The Class C Stock has the right to receive the same dividends as declared by the Board of Directors on common shares on an "as-if-converted" basis. The Class C Stock will automatically be converted into shares of common stock upon the closing of a public offering of common stock of the Company, upon a vote of the Board of Directors, upon the automatic conversion of the Class D preferred Stock (see Note 9), or upon conversion of the Class A Stock. Class B and C Stock have parity with Class A Stock in liquidation and are subordinate to Class D, E and F preferred stock. The Class B and C Stock do not have redemption features.



9. REDEEMABLE PREFERRED STOCK



    CLASS D REDEEMABLE CONVERTIBLE PREFERRED STOCK--The Company has authorized 6,000,000 shares of Class D convertible preferred stock ("Class D Stock") with a par value of $.01 per share. On October 23, 1998, the Company issued 1,900,000 shares of Class D Stock and received net proceeds of approximately $4,486,000. Issuance costs totaled approximately $264,000 and are being accreted to the carrying value of the Class D Stock over the period to the stock's earliest redemption date. Each share of Class D Stock is convertible into two shares of common stock at the option of the holder (see Note 17). The holders of the Class D Stock have voting rights equivalent to the number of shares of common stock into which their shares of Class D Stock convert. Holders of the Class D Stock are also entitled to appoint representatives to the Board of Directors. The Class D Stock earns cumulative dividends at an annual rate of 12.5% through May 23, 2000 and 6% on and after this date, payable quarterly. Dividends can be paid in shares of Class D Stock through May 23, 2000 and after this date, are payable only in cash. Cumulative dividends not paid on Class D Stock total $1,147,327 as of September 30, 2000. Upon liquidation, holders of Class D Stock are entitled to receive, out of funds then generally available, unpaid dividends previously declared or accrued and a per share amount of $2.50. The Class D Stock is redeemable by the holder at any time after December 31, 2004 for the stated value of $2.50 per share plus accrued, but unpaid, dividends. The
Class D Stock will automatically be converted into shares of common stock upon a change in ownership of 50% of the Company's outstanding voting stock, upon a merger or consolidation of the Company or upon the sale of significant assets of the Company, or upon the closing of a qualified public offering.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000


9. REDEEMABLE PREFERRED STOCK (CONTINUED)


    Pursuant to the Stock Purchase Agreement related to the Class D Stock (the "Class D Agreement"), the Company is bound by certain covenants. The Class D Stock is senior to the Class A, B and C Stock, subordinate to Class F Stock and has parity with Class E Stock.


    CLASS E REDEEMABLE CONVERTIBLE PREFERRED STOCK--During April 2000, the Company authorized 2,000,000 shares of $.01 par value per share Class E Stock. On April 7, 2000, the Company converted $3,550,000 of bridge loans plus interest of $275,559 into 1,226,141 shares of Class E Stock (the "Class E conversion").


    Each share of Class E Stock is convertible into two shares of common stock at the option of the holder (see Note 17). Holders of the Class E Stock have voting rights equivalent to the number of shares of common stock into which their shares of Class E Stock convert. Holders of the Class E Stock also share with the Class D Stock shareholders the right to appoint representatives to the Board of Directors. The Class E Stock earns cumulative dividends at an annual rate of 12.5% through May 23, 2000 and 6% on and after this date, payable quarterly. Dividends are payable in shares of Class E Stock through May 23, 2000 and after this date are payable in cash. Cumulative dividends not paid on Class E Stock total $143,347 at September 30, 2000. Upon liquidation, holders of Class E Stock are entitled to receive, out of funds then generally available unpaid dividends previously declared or accrued and a per share amount of $3.12. The Class E Stock is redeemable by the holder at any time after December 31, 2004 for the stated value of $3.12 per share plus accrued but unpaid dividends. The Class E Stock will automatically be converted into shares of common stock upon a change in ownership of 50% of the Company's outstanding voting stock, upon a merger or consolidation of the Company, upon the sale of significant assets of the Company, or upon consummation of a qualified public offering.


    Class E Stock is senior to Class A, B and C Stock, on parity with Class D Stock and subordinate to Class F Stock.


    In conjunction with the above-mentioned Class E conversion, warrants totaling 630,000, issued in conjunction with the issuance of the Senior Notes in August 1999, were cancelled. In exchange, warrants to purchase 306,535 shares of Class E Stock at $2.50 per share were issued. These warrants expire April 7, 2005. The estimated fair market value of these warrants is approximately $344,000. Since these warrants replace the August 2, 1999 warrants, the amount allocated to the August 2, 1999 warrants have been reallocated to Class E Redeemable Preferred Warrants and the remaining $174,000 has been charged to interest expense in the nine months ended September 30, 2000. Pursuant to the stock purchase agreement related to the Class E Stock, the Company is bound by certain covenants.



    CLASS F REDEEMABLE CONVERTIBLE PREFERRED STOCK--During May 2000 the Company authorized 7,500,000 shares of $.01 par value Class F Stock. On May 23, 2000, the Company sold 6,785,711 shares of Class F Stock for a total of $28,500,000, and simultaneously, outstanding Class F Bridge Loans of $5,200,000 were converted to Class F Stock at the rate of $4.20 per share.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000


9. REDEEMABLE PREFERRED STOCK (CONTINUED)



    Each share of Class F Stock is convertible into two shares of common stock at the option of the holder (see Note 17). Holders of the Class F Stock have voting rights equivalent to the number of shares of common stock into which their shares of Class F Stock convert. The Class F Stock earns cumulative dividends at an annual rate of 6%, payable quarterly. Dividends are payable in cash. Cumulative dividends not paid on Class F Stock total $610,707 at September 30, 2000. The Class F Stock will automatically be converted into shares of common stock immediately prior to a merger or consolidation of the Company, or upon the sale of significant assets of the Company or the consummation of a qualified public offering.


    The Class F Stock shareholders are entitled to appoint representatives to the Board of Directors. The Class F Stock is redeemable by the holder at any time after May 23, 2005 at a price per share equal to the sum of the Class F Stock stated value, initially $4.20 per share, multiplied by the number of shares to be redeemed, plus all accrued but unpaid dividends.

    The Class F Stock is senior to all other classes of preferred stock.

    Upon liquidation, holders of the Class F Stock are entitled to receive, out of funds then generally available, unpaid dividends previously paid or accrued and a per share amount equal to the Class F Stock stated value.

    Pursuant to the stock purchase agreement related to the Class F Stock (the "Class F Agreement"), the Company is bound by certain covenants.


10. COMMON STOCK


    DIVIDENDS--Dividends may be declared and paid on the common stock as and when determined by the Board of Directors subject to any preferential dividend rights of any then outstanding shares of preferred stock.


    RESERVED SHARES--At September 30, 2000, 40,350,222 shares of common stock were reserved for issuance under the Company's stock option plan, outstanding warrants and for the potential conversion of preferred stock.



11. STOCK WARRANTS



    In conjunction with the issuance of the Senior Notes in August 1999, the Company issued warrants to four investors to purchase 315,000 shares of Class E Stock (see Note 9) at an exercise price of $2.50 per share (the "August 1999 warrants"). The estimated fair value of the these warrants at the date of grant was $170,000. This amount has been recorded as a discount on the Senior Notes and was charged to interest expense during the nine months ended September 30, 1999 as the Senior Notes are demand notes. These warrants expire on August 2, 2004.



    In conjunction with the Class E conversion in April 2000 (see Note 9), the August 1999 warrants were canceled.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000


11. STOCK WARRANTS (CONTINUED)


    Under the conditions of the Class D Stock offering, the Company issued warrants in April 2000 to three investors to purchase 712,500 shares of common stock at $1.67 per share, 712,500 shares of common stock at $2.25 per share, and 712,500 shares of common stock at $3.00 per share. Upon issuance of these warrants, the Company recorded a dividend of approximately $1,300,000 for the fair market value of these warrants based on the Black-Scholes option pricing model. These warrants expire December 31, 2004.


    All warrants were valued on the date of grant using the Black-Scholes (common stock) or the Binary Option Pricing Model (preferred stock). The assumptions used to value these warrants were as follows:


                                                       AUGUST 1999   APRIL 2000
                                                        WARRANTS      WARRANTS
                                                       -----------   ----------
Risk-free interest rate..............................       5.62%        6.15%
Expected life of warrant.............................   30 months    12 months
Expected dividend payment rate, as a percentage of
  the stock price on the date of grant...............        0.0%         0.0%
Assumed volatility...................................         60%          73%



12. STOCK OPTIONS



    The Company's option plan provides for the granting of stock options to purchase up to 9,000,000 shares of the Company's common stock. Options may be granted to employees, officers, directors and consultants of the Company with terms of up to 10 years. Under the terms of the option plan, incentive stock options ("ISOs") are to be granted at fair market value of the Company's stock at the date of grant, and nonqualified stock options ("NSOs") are to be granted at a price determined by the Board of Directors. ISOs and NSOs generally vest ratably over 36 months from the grant date and have contractual lives of up to 10 years.


    Stock option activity since inception is as follows:


                                                             WEIGHTED-   WEIGHTED-
                                                              AVERAGE     AVERAGE
                                                 NUMBER OF   EXERCISE      FAIR
                                                  SHARES       PRICE       VALUE
                                                 ---------   ---------   ---------
Outstanding at inception.......................         --
Granted........................................  2,314,000     $ .89       $ .38
Canceled, forfeited or expired.................   (305,688)      .89
                                                 ---------
Outstanding, December 31, 1999.................  2,008,312       .89
Granted........................................  3,210,188      3.12        3.62
Canceled, forfeited or expired.................   (249,876)      .89
Exercised......................................   (157,334)      .89
                                                 ---------
Outstanding, September 30, 2000................  4,811,290     $2.39
                                                 =========

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000


12. STOCK OPTIONS (CONTINUED)

    The following table summarizes information about stock options outstanding at September 30, 2000:


                                                                        VESTED
                                       WEIGHTED-                ----------------------
                                        AVERAGE     WEIGHTED-                WEIGHTED-
                          NUMBER       REMAINING     AVERAGE                  AVERAGE
                        OF OPTIONS    CONTRACTUAL   EXERCISE      NUMBER     EXERCISE
EXERCISE PRICE          OUTSTANDING      LIFE         PRICE     OF OPTIONS     PRICE
--------------          -----------   -----------   ---------   ----------   ---------
     $.89-$6.10          4,811,290         9.32       $2.39       955,373     $ 1.16



    Included in the above schedules are grants of 162,000 and 160,000 options made to non-employee consultants in 1999 and 2000, respectively.


    As described in Note 2, the Company uses the intrinsic-value method to measure compensation expense associated with grants of stock options to employees. If the Company had used the fair value method to measure compensation, reported net loss would have been as follows:


                                                                                       CUMULATIVE FROM
                                                                                         MAY 8, 1997
                                                                                     (DATE OF INCEPTION)
                                             NINE MONTHS ENDED   NINE MONTHS ENDED           TO
                                               SEPTEMBER 30,       SEPTEMBER 30,        SEPTEMBER 30,
                                                   1999                2000                 2000
                                             -----------------   -----------------   -------------------
Net loss to common shareholders as
  reported.................................     $(4,240,888)       $(12,296,618)         $(26,950,474)
Net loss pro forma.........................      (4,373,512)        (12,737,491)          (28,215,826)
Loss per share--as reported................         (251.71)       $    (401.09)
Loss per share--pro forma..................         (259.59)            (415.47)


    The fair value of the options on their grant date was measured using the Black-Scholes option-pricing model. Key assumptions used to apply this option-pricing model are as follows:


                                                              1997       1998       1999       2000
                                                            --------   --------   --------   --------
Risk-free interest rate...................................      5.5%      5.75%       6.0%       6.0%
Expected life of option...................................  3 years    3 years    3 years    3 years
Expected dividend payment rate, as a percentage of the
  stock price on the date of grant........................        0%         0%         0%         0%
Assumed volatility........................................       50%        58%        60%       100%


    The option-pricing model used was designed to value readily tradable stock options with relatively short lives. However, management believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances.

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000


13. INCOME TAXES


    The components of the provision (benefit) for income taxes consisted of the following:


                                                                                          PERIOD FROM
                                                                                           CUMULATIVE
                                                                                              FROM
                                                                                          MAY 8, 1997
                                                                                            (DATE OF
                                                          NINE MONTH      NINE MONTH       INCEPTION)
                                                         PERIOD ENDED    PERIOD ENDED          TO
                                                         SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                             1999            2000             2000
                                                         -------------   -------------   --------------
Federal--deferred......................................   $(1,253,580)    $(3,424,470)    $(8,052,453)
State--deferred........................................      (221,250)       (872,849)     (1,688,952)
Increase in valuation allowance........................     1,474,830       4,296,719       9,741,405
                                                          -----------     -----------     -----------
Provision (benefit) for income taxes...................   $   --          $   --          $   --
                                                          ===========     ===========     ===========


    Taxes during interim periods are computed using the estimated rate effective for the entire year. Changes to the estimated rate are reflected in periods in which the estimated charge occurs. A reconciliation of the statutory federal rate to the effective rate for all periods is as follows:

Statutory federal rate benefit..............................    (34)%
State, net of federal effect................................     (6)
Valuation allowance provided................................     40
                                                                ---
Effective rate..............................................     --%
                                                                ===

    The components of the Company's deferred tax assets and liabilities consisted of the following at September 30, 2000:


Long-term assets:
  Net operating loss carryforwards..........................  $ 8,066,190
  Research and development credits..........................      998,059
  Loss on sales commitments.................................      438,280
  Other.....................................................      238,876
                                                              -----------
Net deferred tax assets before valuation allowance..........    9,741,405
Less valuation allowance....................................   (9,741,405)
                                                              -----------
Net deferred tax assets.....................................  $   --
                                                              ===========



    The valuation allowance increased by $4,296,719 in 2000, primarily due to the generation of net operating loss carryforwards and credits for which realization is not reasonably assured.



    The Company has available for future periods federal and state tax net operating loss carryforwards of approximately $11,850,000 and $11,616,000, respectively, as of December 31, 1999, the last date for which the Company has filed a tax return. In addition, the Company has business credits

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000


13. INCOME TAXES (CONTINUED)


of approximately $525,000 as of December 31, 1999. The net operating loss carryforwards expire beginning in 2012 and 2002 for federal and state tax purposes, respectively. The federal research and development credits begin to expire in 2012. The Company did not pay any income taxes from inception to September 30, 2000. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liabilities. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change.



14. BENEFIT PLAN



    The Company operates a 401(k) Profit Sharing Plan (the "Plan") for its full-time employees. Each participant in the Plan may elect to contribute a percentage of his or her annual compensation to the Plan on a pre-tax basis up to the annual limit established by the Internal Revenue Service. The Company matches employee contributions at a rate of 50% up to the first 6% of the employee's contributions. The Company may also elect to make a profit-sharing contribution based on the discretion of the Board of Directors. Employee contributions are fully vested. Company matching and profit sharing contributions vest 20% after two years of service consisting of at least
1,000 hours per calendar year and 20% annually thereafter. Company contributions were $29,601, $60,701, and $122,040 during the nine-month periods ended September 30, 1999 and 2000, and the period from May 8, 1997 (date of inception) to September 30, 2000, respectively.



15. RELATED-PARTY TRANSACTIONS



    CONSULTING AGREEMENTS--The Company entered into consulting agreements with three investors in 1998 and 1997. The contracts are seven-year agreements, renewable annually thereafter, for consulting services to be provided by the investors in exchange for annual issuances of shares of the Company's Class A Stock. During the nine-month periods ended September 30, 1999 and 2000 and the period from May 8, 1997 (date of inception) to September 30, 2000, $225,000, $380,000 and $942,500, respectively, was recorded as consulting expense relating to these agreements, and 265,000 shares of Class A Stock, were issued or issuable as compensation under these contracts. Prepaid and accrued consulting expenses have been recorded annually, based on the terms and dates of the consulting agreements. The services provided by the investors were recorded based upon the value of the securities issued. These contracts all expire immediately upon an initial public offering of the Company's common stock.


    PATENTS--The Company has entered into an agreement with SatCon whereby SatCon granted the Company a perpetual license to use the technology patented by SatCon relating to the field of flywheel energy storage products, systems and processes for stationary terrestrial applications.


    SERVICES AGREEMENTS--SatCon performs certain research and development, administrative and other services and sells certain goods to the Company. Amounts paid to SatCon for such services rendered amounted to approximately $45,000, $478,000 and $2,331,000 during nine-month periods ended September 30, 1999 and 2000 and the period from May 8, 1997 (date of inception) to September 30,

                            BEACON POWER CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  AS OF SEPTEMBER 30, 2000 AND FOR THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999 (UNAUDITED) AND THE PERIOD MAY 8, 1997 (DATE OF
                        INCEPTION) TO SEPTEMBER 30, 2000


15. RELATED-PARTY TRANSACTIONS (CONTINUED)


2000, respectively. As of September 30, 2000 there was $331,904 due to SatCon relating to such goods and services.


    DISTRIBUTION AGREEMENT--In 1997, the Company signed a 20-year agreement which granted an investor (DQE Enterprises, Inc.) exclusive rights to distribute certain of the Company's products in a territory comprised of seven Mid-Atlantic states and the District of Columbia. However, the Company retained the right to distribute products directly to cable television and telephone companies.


16. CONTINGENT WARRANTS



    Under the conditions of the Class F Agreement, the Company has a contingent obligation to issue warrants for shares of common stock equal to $14,250,000 divided by the warrant price. The warrant price is defined as 37.5% of the lower of: (i) the effective price per share of common stock paid by the acquirer in a sale transaction as determined by a nationally recognized banking firm chosen by the Company and approved by a majority of the purchasers that hold a majority of the aggregate preferred shares and conversion shares (shares of common stock issuable upon conversion of the Class F Stock) as of the date of consummation of such sale transaction and (ii) the initial price in the first qualified offering of the Company's common stock. These warrants expire on May 23, 2005 and no warrants have been issued at this time.



17. STOCK SPLIT


    STOCK SPLIT--The accompanying financial statements reflect a 2-for-1 split of the Company's common stock which is expected to occur immediately prior to the effectiveness of the Company's proposed public offering. All share and per share information herein has been retroactively restated to reflect this split.

     [The back cover consists of a collage of pictures showing field trial installation sites.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                8,000,000 SHARES
                            BEACON POWER CORPORATION
                                  COMMON STOCK

                                     [LOGO]

                                     ------

                                   PROSPECTUS

                                          , 2000

                                   ---------

                              SALOMON SMITH BARNEY
                         BANC OF AMERICA SECURITIES LLC
                               CIBC WORLD MARKETS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses to be paid by the Registrant, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
Registration fee............................................  $   30,360
NASD filing fee.............................................      10,500
Nasdaq National Market......................................     100,000
Printing and engraving expenses.............................     300,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     300,000
Transfer agent and registrar fees...........................      10,000
Miscellaneous expenses......................................      25,000
                                                              ----------
  Total.....................................................  $1,175,860
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides, in effect, that any person made a party to any action by reason of the fact that he is or was serving as a director, officer, employee or other agent of a corporation, or in such a capacity with another entity at the request of the corporation, may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against reasonable expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or other agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

    Our certificate of incorporation provides that none of our directors or officers or other parties whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities shall be liable to us or our stockholders for monetary damages deriving from an action to which such persons were party on account of them serving us or at our request to the fullest extent not prohibited by the Delaware General Corporation Law.

    Under the underwriting agreement entered into in connection with this offering, the underwriters have agreed to indemnify our directors, officers who sign this Registration Statement and our control persons to the same extent as we indemnify the underwriters.


    We intend to enter into indemnification agreements with our directors and officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent not prohibited by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers. We also maintain liability insurance for our directors and officers in order to limit our exposure to liability for indemnification of our directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since our incorporation in May, 1997, we have issued the following securities:

1. In May 1997, we granted a warrant to purchase 1,125,000 shares of our common stock at an exercise price of $2.67 per share to one investor and issued 6,750,000 shares of our common stock and 1,125,000 shares of our class A preferred stock to another investor all in exchange for $5,000,000 in cash. The shares of common stock are not convertible into any other security of ours. The shares of class A stock are convertible at any time into shares of our common stock. The warrant has expired.

2. In December 1997, we sold 13,476 shares of our common stock and 6 shares of our class C preferred stock to six investors in exchange for an aggregate purchase price of $30,000. The shares of common stock are not convertible into any other security of ours. The shares of class C preferred stock are convertible at any time into our common stock.

3. In December 1997, we exchanged 3,373,313 shares of our class A preferred stock for 6,746,626 shares of our common stock with one of our shareholders. The shares of class A preferred stock are convertible at any time into shares of our common stock.

4. In October 1998, we effected a 1.125 for 1 stock split on all classes of our capital stock.

5. In October 1998, we sold 1,900,000 shares of our class D preferred stock to one of our existing shareholders and three new investors at a purchase price of $2.50 per share. The aggregate purchase price of the securities was $4,750,000. In connection with this issuance, we granted the purchasers the right to receive warrants to purchase in the aggregate 4,455,000 shares of our common stock, 2,317,500 of which were issued in October 1999 and 2,137,500 of which were issued in April 2000. The shares of class D preferred stock are convertible at any time into shares of our common stock.

6. In connection with the October 1998 sale of our class D preferred stock, we issued 4,594 shares of our class A preferred stock in exchange for transaction related services valued at $11,485 provided by one of the purchasers of our class D preferred stock. The shares of class A preferred stock are convertible at any time into shares of our common stock.

7. In December 1998, we issued 120,000 shares of our common stock to one of our existing shareholders in exchange for consulting services rendered valued at $300,000. These shares were later replaced in November 1999 with shares of our class A preferred stock.

8. In June 1999, we sold senior secured convertible promissory notes to four of our existing shareholders in an aggregate principal amount of $600,000. The aggregate purchase price of the securities was $600,000. These notes were convertible on a dollar for dollar basis, and were subsequently converted in August, September and October 1999, into convertible promissory notes to be issued at a subsequent date.

9. In August, September and October 1999, we sold senior secured convertible promissory notes to four of our existing shareholders in an aggregate principal amount of $3,150,000. The aggregate purchase price of the securities was the return of the $600,000 in notes issued in June 1999 plus $2,550,000 in cash. We also issued warrants to these purchasers to purchase 315,000 shares of our class E preferred stock which were subsequently cancelled. These notes were convertible, and were subsequently converted in April 2000, into shares of our class E preferred stock at the same price at which the class E preferred stock was to be issued.

10. In November 1999, we issued an aggregate of 265,000 shares of our class A preferred stock to three of our existing shareholders in exchange for consulting services rendered valued at $662,500. The shares of class A preferred stock are convertible at any time into shares of our common stock.

11. In January 2000, we sold senior secured convertible promissory notes to four of our existing shareholders in an aggregate principal amount of $600,000. The aggregate purchase price of the securities was $600,000. These notes were convertible, and were subsequently repaid or converted in April 2000, into class E preferred stock at the same price at which the class E preferred stock was to be issued.

12. In April 2000, we sold to four of our existing shareholders an aggregate of 1,226,141 shares of our class E preferred stock at a purchase price of $3.12 per share and warrants to purchase 306,535 shares of our class E preferred stock at an exercise price of $2.50 per share. The aggregate consideration for the securities was the cancellation of $3,550,000 principal amount of bridge notes and $275,559 accrued interest on those bridge notes and cancellation of the warrants issued in connection with the bridge notes. The shares of class E preferred stock are convertible at any time into shares of our common stock.

13. In February 2000, we issued demand promissory notes to two of our existing shareholders for an aggregate principal amount of $600,000. The aggregate purchase price of these securities was $600,000. These notes were convertible, and were subsequently repaid or converted in May 2000, into shares of our class F preferred stock at the same price at which the class F preferred stock was to be issued.

14. In March 2000, we issued demand promissory notes to three of our existing shareholders for an aggregate principal amount of $800,000. These notes were convertible, and were subsequently converted in May 2000, into shares of our class F preferred stock at the same price at which the class F preferred stock was to be issued.

15. In April 2000, we issued demand promissory notes to two of our existing shareholders and three new investors for an aggregate principal amount of $4,100,000 and warrants to purchase 82,000 shares of our common stock. These notes were convertible, and were subsequently converted in May 2000, into shares of our class F preferred stock at the same price at which the class F preferred stock was to be issued.

16. In May 2000, we sold to three of our existing shareholders and four new investors 6,785,711 shares of our class F preferred stock at a purchase price of $4.20 per share and warrants to purchase a number of shares of our common stock equal to $14,250,000 divided by 37.5% of the initial offering price at an exercise price of 37.5% of the initial offering price. The aggregate purchase price of the securities was $23,300,000 in cash and the cancellation of $5,200,000 principal amount of convertible notes. The shares of class F preferred stock are convertible at any time into shares of our common stock.

17. In June-September 2000, we issued 157,334 shares of our common stock upon the exercise of stock options by four employees in exchange for a per share consideration of $0.89 or an aggregate consideration of $140,027.

18. In August 2000 we issued warrants to purchase 70,000 shares of our common stock to two consultants currently providing consulting services to our company in the areas of sales, marketing, strategic planning and research and development. These services were valued at $490,000.

19. In September 2000 we issued 24,000 shares of our common stock upon the exercise of a warrant by one of our investors in exchange for a per share consideration of $2.10 or an aggregate consideration of $50,400.

20. In September 2000 one of our investors transferred 952,380 shares of our class F preferred stock, warrants to purchase 8,000 shares of common stock and warrants issued in connection with the class F preferred stock financing to purchase a number of shares of our common stock equal to $1,000,000 divided by 37.5% of the initial offering price, or 222,222 shares assuming a $12.00 initial public offering price.


21. In September 2000 one of our investors transferred 1,124 shares of our common stock.



22. Effective immediately prior to this offering, we will effect a 2-for-1 stock split of our common stock. As a result, each oustanding share of our preferred stock will be converted into two shares of our common stock.

23. In October 2000, in accordance with a prior agreement, we issued a warrant to purchase 240,000 shares of our common stock to one of our existing investors in connection with an agreement by an affiliate of that investor to provide us with technical expertise in controls and materials. The aggregate exercise price of this warrant was $504,000.



24. Since our inception, we have granted options to purchase common stock to our executive officers, employees and consultants. The following table sets forth information regarding these grants.



                                                       NUMBER OF   EXERCISE PRICE
                                                        SHARES       PER SHARE
                                                       ---------   --------------
May 8, 1997 to April 1, 2000.........................  2,325,438        $0.89
April 5, 2000 to May 10, 2000........................    872,188         2.10
June 5, 2000.........................................    799,000         2.50
June 5, 2000.........................................    300,000         3.10
June 5, 2000.........................................    300,000            *
June 26, 2000........................................     90,000         3.10
July 24, 2000........................................    250,000         4.10
August 21, 2000......................................    198,000         5.10
September 7, 2000....................................     58,000         6.10


------------------------

* The exercise price of these options will be equal to the initial public offering price.

    There were no underwriters employed in connection with any of the transactions set forth in this Item 15.


    The issuances of securities described in Paragraphs 1, 2, 5-17, 19, 20, 21 and 23 were exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. We reasonably believe that each of the investors who received securities in these issuances was an accredited investor as such term is defined in Rule 501(a) promulgated under the Securities Act. The issuances of the securities described in Paragraphs 3, 4 and 22 were exempt from registration in reliance on Section 3(a)(9) of the Securities Act. The issuances of the securities described in Paragraphs 18 and 24 were exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. Each of the individuals who received securities in these issuances pursuant to Rule 4(2) were accredited investors, as such term is defined in Rule 501(a) promulgated under the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
            1.1**       Form of Underwriting Agreement

            3.1         Form of Sixth Amended and Restated Certificate of
                        Incorporation

            3.2*        Form of Amended and Restated Bylaws

            4.1*        Form of Specimen Stock Certificate

            5.1*        Opinion of Edwards & Angell, LLP, regarding legality of the securities being issued

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
         10.1.1*        Securities Purchase Agreement by and among SatCon Technology
                        Corporation, Duquesne Enterprises (n/k/a
                        DQE Enterprises, Inc.) and Beacon Power Corporation dated
                        May 28, 1997

         10.1.2*        Securities Purchase Agreement by and among Beacon Power
                        Corporation, Perseus Capital, L.L.C., Duquesne Enterprises
                        (n/k/a DQE Enterprises, Inc.), Micro-Generation Technology
                        Fund, L.L.C. and SatCon Technology Corporation dated October
                        23, 1998

         10.1.3*        Securities Purchase Agreement by and among Beacon Power
                        Corporation, Perseus Capital, L.L.C., Duquesne Enterprises
                        (n/k/a DQE Enterprises, Inc.), Micro-Generation Technology
                        Fund, L.L.C. and SatCon Technology dated April 7, 2000

         10.1.4*        Securities Purchase Agreement by and among Beacon Power
                        Corporation, Perseus Capital, L.L.C., Micro-Generation
                        Technology Fund, L.L.C., Mechanical Technology Incorporated,
                        The Beacon Group Energy Investment Fund II, L.P. and Penske
                        Corporation dated April 21, 2000

         10.1.5*        Securities Purchase Agreement by and among Beacon Power
                        Corporation, Perseus Capital, L.L.C.,
                        DQE Enterprises, Inc., Micro-Generation Technology
                        Fund, L.L.C., Mechanical Technology Incorporated,
                        GE Capital Equity Investments, Inc., The Beacon Group Energy
                        Investment Fund II, L.P. and Penske Corporation dated
                        May 23, 2000

         10.1.6*        Investor Rights Agreement by and among Beacon Power
                        Corporation, Perseus Capital, L.L.C., DQE Enterprises, Inc.,
                        Micro-Generation Technology Fund, L.L.C., Mechanical
                        Technology Incorporated, GE Capital Equity Investments,
                        Inc., The Beacon Group Energy Investment Fund II, L.P.,
                        Penske Corporation, SatCon Technology Corporation, James S.
                        Bezreh, Russel S. Jackson, Russell A. Kelley, Stephen J.
                        O'Connor, Jane E. O'Sullivan and Robert G. Wilkinson dated
                        May 23, 2000

         10.1.7*        Form of Warrant of Beacon Power Corporation issued pursuant to class D financing and list of holders thereof

         10.1.8*        Form of Warrant of Beacon Power Corporation issued pursuant to class E financing and list of holders thereof

         10.1.9*        Form of Warrant of Beacon Power Corporation issued pursuant to class F bridge financing and list of holders thereof

        10.1.10*        Form of Warrant of Beacon Power Corporation issued pursuant to class F financing and list of holders thereof

        10.1.11*        Warrant of Beacon Power Corporation issued to Cox
                        Communications, Inc. dated August 2, 2000

        10.1.12*        Warrant of Beacon Power Corporation issued to Kaufman-Peters dated August 2, 2000

        10.1.13         Warrant of Beacon Power Corporation issued to GE Capital
                        Equity Investments, Inc. dated October 24, 2000

        10.1.14*        Second Amended and Restated 1998 Stock Incentive Plan of
                        Beacon Power Corporation

        10.1.15*        Form of Incentive Stock Option Agreement of Beacon Power
                        Corporation

        10.1.16*        Form of Non-Qualified Stock Option Agreement of Beacon Power
                        Corporation

        10.1.17         Form of Non-Qualified Stock Option Agreement of Beacon Power
                        Corporation issued to certain consultants on July 24, 2000 and list of holders thereof

        10.1.18*        Amended and Restated License Agreement by and between Beacon
                        Power Corporation and SatCon Technology Corporation dated
                        October 23, 1998

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
        10.1.19*        Letter Agreement between Beacon Power Corporation and
                        Duquesne Enterprises (n/k/a/ DQE Enterprises, Inc.) dated
                        May 28, 1997

        10.1.20*        Lease between Beacon Power Corporation and BCIA New England
                        Holdings LLC dated July 14, 2000

        10.1.21*        Commercial Lease by and between Beacon Power Corporation and
                        Cummings Properties Management, Inc. dated November 19, 1997

        10.1.22*        Distribution Agreement between Beacon Power Corporation and
                        TLER dated January 6, 2000

        10.1.23*        Purchase Order and Agreement for the Sale of Goods between
                        TLER and Beacon Power Corporation dated January 10, 2000

        10.1.24         Letter Agreement among Beacon Power Corporation, GE Capital
                        Equity Investments, Inc. and GE Corporate Research and
                        Development dated October 24, 2000

        10.1.25         Form of Director and Officer Indemnification Agreement

        10.1.26         Form of Employment Agreement and list of parties thereto

           11.1         Statement of Computation of Earnings per Share (This exhibit has been omitted because the information is shown in the
                        financial statements or notes thereto.)

           23.1         Consent of Deloitte & Touche LLP

           23.2*        Consent of Edwards & Angell, LLP (contained in Exhibit 5.1)

           24.1*        Power of Attorney

           27.1         Financial Data Schedule


------------------------

*   Previously filed

**  To be filed by amendment


(B) FINANCIAL STATEMENT SCHEDULES.



    No schedules are provided because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.


ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woburn, Massachusetts, on the 25th day of October, 2000.


                                                       BEACON POWER CORPORATION

                                                       By:            /s/ WILLIAM E. STANTON
                                                            -----------------------------------------
                                                                        William E. Stanton
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of October, 2000:


                      SIGNATURE                                            TITLE
                      ---------                                            -----
               /s/ WILLIAM E. STANTON
     -------------------------------------------       President and Chief Executive Officer, and
                 William E. Stanton                      Director (PRINCIPAL EXECUTIVE OFFICER)

                /s/ JAMES M. SPIEZIO                   Vice President of Finance and Chief Financial
     -------------------------------------------         Officer (PRINCIPAL FINANCIAL AND ACCOUNTING
                  James M. Spiezio                       OFFICER)

                          *
     -------------------------------------------       Director
                  Kenneth M. Socha

                          *
     -------------------------------------------       Director
                  Philip J. Deutch

                          *
     -------------------------------------------       Director
                 David B. Eisenhaure

                          *
     -------------------------------------------       Director
                   Eric R. Stoltz

                          *
     -------------------------------------------       Director
                     Hans Kobler

                          *
     -------------------------------------------       Director
                  Alan P. Goldberg

              /s/ WILLIAM E. STANTON
      --------------------------------------
                William E. Stanton
*By:             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
            1.1**       Form of Underwriting Agreement

            3.1         Form of Sixth Amended and Restated Certificate of
                        Incorporation

            3.2*        Form of Amended and Restated Bylaws

            4.1*        Form of Specimen Stock Certificate

            5.1*        Opinion of Edwards & Angell, LLP, regarding legality of the securities being issued

         10.1.1*        Securities Purchase Agreement by and among SatCon Technology
                        Corporation, Duquesne Enterprises (n/k/a
                        DQE Enterprises, Inc.) and Beacon Power Corporation dated
                        May 28, 1997

         10.1.2*        Securities Purchase Agreement by and among Beacon Power
                        Corporation, Perseus Capital, L.L.C., Duquesne Enterprises
                        (n/k/a DQE Enterprises, Inc.), Micro-Generation Technology
                        Fund, L.L.C. and SatCon Technology Corporation dated October
                        23, 1998

         10.1.3*        Securities Purchase Agreement by and among Beacon Power
                        Corporation, Perseus Capital, L.L.C., Duquesne Enterprises
                        (n/k/a DQE Enterprises, Inc.), Micro-Generation Technology
                        Fund, L.L.C. and SatCon Technology dated April 7, 2000

         10.1.4*        Securities Purchase Agreement by and among Beacon Power
                        Corporation, Perseus Capital, L.L.C., Micro-Generation
                        Technology Fund, L.L.C., Mechanical Technology Incorporated,
                        The Beacon Group Energy Investment Fund II, L.P. and Penske
                        Corporation dated April 21, 2000

         10.1.5*        Securities Purchase Agreement by and among Beacon Power
                        Corporation, Perseus Capital, L.L.C.,
                        DQE Enterprises, Inc., Micro-Generation Technology
                        Fund, L.L.C., Mechanical Technology Incorporated,
                        GE Capital Equity Investments, Inc., The Beacon Group Energy
                        Investment Fund II, L.P. and Penske Corporation dated
                        May 23, 2000

         10.1.6*        Investor Rights Agreement by and among Beacon Power
                        Corporation, Perseus Capital, L.L.C., DQE Enterprises, Inc.,
                        Micro-Generation Technology Fund, L.L.C., Mechanical
                        Technology Incorporated, GE Capital Equity Investments,
                        Inc., The Beacon Group Energy Investment Fund II, L.P.,
                        Penske Corporation, SatCon Technology Corporation, James S.
                        Bezreh, Russel S. Jackson, Russell A. Kelley, Stephen J.
                        O'Connor, Jane E. O'Sullivan and Robert G. Wilkinson dated
                        May 23, 2000

         10.1.7*        Form of Warrant of Beacon Power Corporation issued pursuant to class D financing and list of holders thereof

         10.1.8*        Form of Warrant of Beacon Power Corporation issued pursuant to class E financing and list of holders thereof

         10.1.9*        Form of Warrant of Beacon Power Corporation issued pursuant to class F bridge financing and list of holders thereof

        10.1.10*        Form of Warrant of Beacon Power Corporation issued pursuant to class F financing and list of holders thereof

        10.1.11*        Warrant of Beacon Power Corporation issued to Cox
                        Communications, Inc. dated August 2, 2000

        10.1.12*        Warrant of Beacon Power Corporation issued to Kaufman-Peters dated August 2, 2000

        10.1.13         Warrant of Beacon Power Corporation issued to GE Capital
                        Equity Investments, Inc. dated October 24, 2000

        10.1.14*        Second Amended and Restated 1998 Stock Incentive Plan of
                        Beacon Power Corporation

        10.1.15*        Form of Incentive Stock Option Agreement of Beacon Power
                        Corporation

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
        10.1.16*        Form of Non-Qualified Stock Option Agreement of Beacon Power
                        Corporation

        10.1.17         Form of Non-Qualified Stock Option Agreement of Beacon Power
                        Corporation issued to certain consultants on July 24, 2000 and list of holders thereof

        10.1.18*        Amended and Restated License Agreement by and between Beacon
                        Power Corporation and SatCon Technology Corporation dated
                        October 23, 1998

        10.1.19*        Letter Agreement between Beacon Power Corporation and
                        Duquesne Enterprises (n/k/a/ DQE Enterprises, Inc.) dated
                        May 28, 1997

        10.1.20*        Lease between Beacon Power Corporation and BCIA New England
                        Holdings LLC dated July 14, 2000

        10.1.21*        Commercial Lease by and between Beacon Power Corporation and
                        Cummings Properties Management, Inc. dated November 19, 1997

        10.1.22*        Distribution Agreement between Beacon Power Corporation and
                        TLER dated January 6, 2000

        10.1.23*        Purchase Order and Agreement for the Sale of Goods between
                        TLER and Beacon Power Corporation dated January 10, 2000

        10.1.24         Letter Agreement among Beacon Power Corporation, GE Capital
                        Equity Investments, Inc. and GE Corporate Research and
                        Development dated October 24, 2000

        10.1.25         Form of Director and Officer Indemnification Agreement

        10.1.26         Form of Employment Agreement and list of parties thereto

           11.1         Statement of Computation of Earnings per Share (This exhibit has been omitted because the information is shown in the
                        financial statements or notes thereto.)

           23.1         Consent of Deloitte & Touche LLP

           23.2*        Consent of Edwards & Angell, LLP (contained in Exhibit 5.1)

           24.1*        Power of Attorney

           27.1         Financial Data Schedule


------------------------

*   Previously filed

**  To be filed by amendment